Exhibit 7.04

EXECUTION VERSION

TRANSACTION AGREEMENT,

dated as of October 31, 2019

by and among

Sumitomo Dainippon Pharma Co., Ltd.,

Vant Alliance Ltd.,

Roivant Sciences Ltd., and

Enzyvant Therapeutics Ltd., Altavant Sciences Ltd., and Spirovant Sciences Ltd.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibits
Exhibit A	–	Form of Option Agreement
Exhibit B-1	–	Form of Roivant Amended Organizational Documents
Exhibit B-2	–	Form of Roivant Amended Shareholders Agreement
Exhibit C	–	Form of Strategic Cooperation Agreement
Exhibit D	–	Reorganization Plan
Exhibit E	–	Form of Transition Services Agreement
Exhibit F	–	Form of Equity Issuance
Exhibit G	–	Form of Datavant Agreement
Exhibit H-1	–	Form of Large Lot Shareholder Consent
Exhibit H-2	–	Form of Member Consent
Exhibit I	–	Form of Right of First Refusal and Notice Agreement

-v-

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) dated as of October 31, 2019 (the “Agreement Date”) is made and entered into by and among Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan (“Sumitomo”), Roivant Sciences Ltd., a Bermuda exempted company limited by shares (“Roivant”), Vant Alliance Ltd., a Bermuda exempted company limited by shares and a wholly-owned direct Subsidiary of Roivant (the “Company”), Enzyvant Therapeutics Ltd., a Bermuda exempted company limited by shares (“Enzyvant”), Altavant Sciences Ltd., a Bermuda exempted company limited by shares (“Altavant”), and Spirovant Sciences Ltd., a Bermuda exempted company limited by shares (“Spirovant” and, together with Roivant, the Company, Enzyvant and Altavant, the “Roivant Parties” and each a “Roivant Party”). Capitalized terms not otherwise defined herein have the meanings set forth in Article I. Sumitomo and the Roivant Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date of this Agreement, Roivant owns (i) 40,765,599 common shares of Myovant Sciences Ltd., a Bermuda exempted company limited by shares that is publicly traded on the New York Stock Exchange (“Myovant”), (ii) 22,860,013 common shares of Urovant Sciences Ltd., a Bermuda exempted company limited by shares that is publicly traded on the NASDAQ Global Select Market (“Urovant” and, together with Myovant and each of their respective Subsidiaries, the “Public Entity Group”), (iii) all of the issued and outstanding common shares of Enzyvant, (iv) all of the issued and outstanding common shares of Altavant, and (v) all of the issued and outstanding common shares of Spirovant (together with Myovant, Urovant, Enzyvant and Altavant, the “Strategic Alliance Entities”);

WHEREAS, prior and as a condition to the Closing, Roivant intends to give effect to the actions and transactions set forth in the Reorganization Plan on the terms and subject to the conditions set forth therein, including, among others, (i) contributing to the Company 100% of the issued and outstanding Equity Participations in each of the Strategic Alliance Entities owned by Roivant as of the Agreement Date, (ii) contributing to Sumitomo certain tangible and intangible assets and certain identified Contracts held by the Roivant Remaining Group outside of the Contributed Entity Group and related to the Digital Innovation Technology Assets or the DrugOme Technology Assets, (iii) providing Sumitomo joint ownership of the Digital Innovation Technology Assets in accordance with the Reorganization Plan and the Strategic Cooperation Agreement and (iv) (A) contributing to the Company certain tangible and intangible assets and certain identified Contracts held by the Roivant Remaining Group outside of the Contributed Entity Group and related to the operation of the Strategic Alliance Entities’ respective businesses, (B) causing the transfer of the employment of certain Roivant Remaining Group personnel to the Company and (C) causing the transfer of the foregoing items in (A) and (B) to the Company U.S. Sub;

WHEREAS, Roivant owns all of the issued and outstanding Equity Participations of the Company (the “Company Equity”);

WHEREAS, following the completion of the Pre-Closing Reorganization (as defined below), at the Closing, Sumitomo will purchase from Roivant, and Roivant will sell to Sumitomo, the Company Equity, upon the terms, in the manner and subject to the conditions set forth in this Agreement;

WHEREAS, as of the date of this Agreement, Roivant owns (i) 31,875,000 common shares of Genevant Sciences Ltd., a Bermuda exempted company limited by shares (“Genevant”), (ii) all of the issued and outstanding common shares of Lysovant Sciences Ltd., a Bermuda exempted company limited by shares (“Lysovant”), (iii) all of the issued and outstanding common shares of Metavant Sciences Ltd., a Bermuda exempted company limited by shares (“Metavant”), (iv) all of the issued and outstanding common shares of Sinovant Sciences HK Limited, a company incorporated under the laws of Hong Kong (“Sinovant”), (v) all of the issued and outstanding common shares of Roivant Asia Cell Therapy Holdings Ltd., a Bermuda exempted company limited by shares (“Roivant Asia Cell Therapy”) and (vi) all of the issued and outstanding common shares of Dermavant Sciences Ltd., a Bermuda exempted company limited by shares (“Dermavant” and, together with Genevant, Lysovant, Metavant, Sinovant and Roivant Asia Cell Therapy, the “Option Entities”);

WHEREAS, at the Closing, Sumitomo and Roivant will enter into option agreements substantially in the form attached hereto as Exhibit A (the “Option Agreements”), pursuant to which Roivant will grant Sumitomo separate options (each, an “Option”) to purchase all of the Equity Participations in each of the Option Entities owned by Roivant other than Dermavant, for which Sumitomo will receive an option to purchase 75% of the Equity Participations of Dermavant owned by Roivant, upon the terms, in the manner and subject to the conditions to be set forth in the applicable definitive Option Agreement;

WHEREAS, at the Closing, (i) Roivant and Sumitomo will execute the equity issuance in the form attached hereto as Exhibit F (the “Equity Issuance”) with respect to Roivant’s issuance to Sumitomo of 26,952,143 common shares, par value $0.0000001 per share, of Roivant (the “Roivant Common Shares” and the Roivant Common Shares to be issued to Sumitomo as described herein, the “Roivant Equity”) and (ii) Roivant will amend (A) its Organizational Documents to the form attached hereto as Exhibit B-1 (the “Roivant Amended Organizational Documents”) and (B) the Third Amended and Restated Shareholders Agreement of Roivant, dated as of July 10, 2019, by and among Roivant and the shareholders of Roivant party thereto to the form attached hereto as Exhibit B-2 (the “Roivant Amended Shareholders Agreement”), in order to, among other things, provide Sumitomo the right to designate a member of the board of directors of Roivant;

WHEREAS, concurrently with the Closing, Sumitomo and Roivant will enter into a strategic cooperation agreement in the form attached hereto as Exhibit C (the “Strategic Cooperation Agreement”) in order to facilitate a long-term strategic relationship between Sumitomo and the Roivant Remaining Group;

WHEREAS, the board of directors of Roivant has unanimously determined that it is advisable and in the best interests of Roivant to consummate the Transactions and approved the execution and delivery by Roivant of this Agreement and approved the execution and delivery by Roivant of the Strategic Cooperation Agreement;

WHEREAS, the sole member of the Company has determined it is advisable and in the best interests of the Company to consummate the Transactions and approved the execution and delivery by the Company of this Agreement;

WHEREAS, the boards of directors or similar governing bodies of Altavant, Enzyvant and Spirovant have each unanimously determined that it is advisable and in the best interests of the respective member of the Private Entity Group to consummate the Transactions and approved the execution and delivery by the respective member of the Private Entity Group of this Agreement;

WHEREAS, the boards of directors or similar governing bodies of Myovant and Urovant have each approved this Agreement and the Transactions for purposes of Bye-law 74 of the Fourth Amended and Restated Bye-Laws of Myovant and Bye-law 80 of the Amended and Restated Bye-Laws of Urovant, respectively, and the board of directors of Myovant has approved the appointment of directors constituting three out of the seven members of the board of directors of Myovant to be nominated by Sumitomo with two of such directors to serve on the Nominating and Corporate Governance Committee of Myovant and one of such directors to serve on the Compensation Committee of Myovant and determined that such appointment does not constitute a change of control under Myovant’s 2016 Equity Incentive Plan (the “Public Entity Board Approvals”);

WHEREAS, the board of directors of Sumitomo has determined that it is advisable and in the best interests of Sumitomo to consummate the Transactions and approved the execution and delivery by Sumitomo of this Agreement; and

WHEREAS, Roivant will deliver to Sumitomo concurrently with the execution and delivery of this Agreement, written consents duly executed by (a) (i) each of the Large Lot Shareholders (as defined in the Roivant Organizational Documents as of the Agreement Date) and (ii) the Founder (as defined in the Roivant Organizational Documents as of the Agreement Date), in each case, in the form attached hereto as Exhibit H-1 (the “Large Lot Shareholder Consent”), and (b) shareholders of Roivant holding a majority of the issued and outstanding Roivant Common Shares, in the form attached hereto as Exhibit H-2 (the “Member Consent” and, together with the Large Lot Shareholder Consent, the “Shareholders’ Consent”), in each case, to consent to Roivant’s entry into the Transactions and the execution and delivery of this Agreement and/or each Ancillary Document to which Roivant is or will be a party (being referred to collectively as the “Requisite Shareholder Approval”), and pursuant to which such shareholders have consented to Roivant’s entry into the Transactions, including (i) the deposit of the Escrow Amount into the Escrow Fund, and (ii) the indemnification obligations set forth in Article X.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Sumitomo and the Roivant Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01                                           Definitions.

(a)                               For purposes of this Agreement:

“1Q Interim Financial Statements” means (i) with respect to each Private Entity, the Interim Balance Sheet of such Entity and the related unaudited consolidated statement of operations and comprehensive loss of such Entity for the quarter ended as of the date of the Interim Balance Sheet of such Entity, and (ii) with respect to each of Myovant and Urovant, the Interim Balance Sheet of such Entity and the related unaudited consolidated statement of operations and comprehensive loss, statement of cash flows and statement of shareholders’ equity of such Entity for the quarter ended as of the date of the Interim Balance Sheet of such Entity.

“2Q Interim Financial Statements” means (i) with respect to each Private Entity, an unaudited consolidated balance sheet of such Entity as of September 30, 2019, and the related unaudited consolidated statement of operations and comprehensive loss of such Entity for the quarter ended September 30, 2019, and (ii) with respect to each of Myovant and Urovant, the unaudited consolidated balance sheets and the related unaudited consolidated statement of operations and comprehensive loss, statement of cash flows and statement of shareholders’ equity, in each case, of such Entity as of and for the quarter ended September 30, 2019.

“Accounting Principles” means GAAP, as applied using classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Strategic Alliance Entity Financial Statements, consistently applied.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, qui tam action, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Notwithstanding the foregoing, following the Closing, for all purposes of this Agreement and any Ancillary Document, in no event shall Roivant (or any other members of the Roivant Remaining Group) be deemed an Affiliate of Sumitomo (and vice versa).

“Aggregate Stock Option Settlement Payment” means the aggregate amount of all Stock Option Settlement Payments paid in respect of Private Entity Stock Options in accordance with Section 2.04(a).

“Alyvant” means Alyvant Ltd., a Subsidiary of Roivant.

“Ancillary Documents” means the Escrow Agreement, Option Agreements, Strategic Cooperation Agreement, Transition Services Agreement, Roivant Amended Organizational Documents and Equity Issuance and any other certificate, instrument or document delivered pursuant hereto or thereto, including any documents executed in connection with the Pre-Closing Reorganization.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational statutes, Orders, decrees, administrative and judicial doctrines and other Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Product Candidate” means a Product Candidate of a member of the Contributed Entity Group as of immediately prior to the Closing.

“Approved Adjustments” means 89% (or, in the case of prepayments of Indebtedness owed to a member of the Roivant Remaining Group, 100%) of the aggregate amount of Indebtedness of the Contributed Entity Group that (a) was taken into account in the establishment of the Target Debt Amount and (b) is prepaid or otherwise extinguished by a member of the Contributed Entity Group prior to the Closing to the extent that Roivant or another member of the Roivant Remaining Group, substantially concurrently with such prepayment or extinguishment, made a cash contribution to such member of the Contributed Entity Group in an amount equivalent to the amount of Indebtedness so prepaid or extinguished; provided that in no event will the amount of Approved Adjustments exceed $25,000,000.

“Assets and Properties” with respect to any Person, means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, and Intellectual Property.

“Audited Financial Statements” means the audited consolidated financial statements of each of Myovant and Urovant as filed with the Securities and Exchange Commission, in each case as of the last day of and for each of the three years (or, in the case of Urovant, two years) ended on the last day of its most recently completed fiscal year prior to the Agreement Date, composed of balance sheets, statements of operations and comprehensive loss, statements of cash flows, and statements of shareholder equity, together with the notes thereto and the relevant audit reports.

“Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each other severance pay, salary continuation, pay in lieu of notice, employment, consulting, bonus, incentive, retention, change in control, compensation, stock option, stock purchase, stock unit, restricted stock, or other equity-based, fringe benefit, loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plan, contract, program, policy or arrangement of any kind and (iii) each other employee benefit plan, contract, program, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case, sponsored, maintained, contributed to, or required to be contributed to by the Contributed Entity Group or any ERISA Affiliate (A) for the benefit of (x) any present or former employees, directors, officers, individual consultants or individual independent contractors of the Contributed Entity Group or (y) any Transferred Workers or (B) with respect to which the Contributed Entity Group has, or would reasonably be expected to have, any Liability, other than any plan, contract, program, policy or arrangement maintained by a Governmental Authority, to which a member of the Contributed Entity Group is required to contribute pursuant to applicable Laws.

“BLA” means a biologics license application submitted to FDA pursuant to Section 351 of the PHSA, and all amendments or supplements thereto.

“Burdensome Condition” means any action, commitment or condition (including (i) any sale or other disposition or holding separate of any assets of Sumitomo, any of its Affiliates or Subsidiaries or the members of the Contributed Entity Group or the holding separate of any capital stock of any such Person, (ii) any limitation on the ability of Sumitomo or any of its Affiliates, to own such assets or to acquire, hold or exercise full rights of ownership of the Company Equity or the Roivant Equity, (iii) any limitation on the business activities of Sumitomo or any of its Affiliates or any limitation on the business activities of the Contributed Entity Group or the ability of Sumitomo to control the business activities of the Contributed Entity Group) that, individually or together with any other such actions, commitments or conditions, would reasonably be expected to have a Regulatory Material Adverse Effect or a Strategic Alliance Group Material Adverse Effect.

“Business” means (i) the business, activities and operations conducted by the members of the Contributed Entity Group as currently conducted (and except as specifically provided in this Agreement to the contrary, as historically conducted), directly and indirectly, by or on behalf of Roivant and its Affiliates and (ii) all activities, operations, and services of Roivant and its Affiliates primarily related to the DrugOme Technology Assets and the Digital Innovation Technology Assets, including developing, designing, manufacturing, having manufactured, procuring, using, assembling, testing, marketing, distributing, licensing, delivering, providing, configuring, installing, supporting, maintaining or commercializing the same, as currently conducted (and except as specifically provided in this Agreement to the contrary, as historically conducted), directly and indirectly, by or on behalf of Roivant and its Affiliates.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York, New York, Bermuda or Tokyo, Japan.

“Cap” means an amount equal to $2,000,000,000.

“cGCP” means, as applicable, those current good clinical practices, standards, and procedures set forth under Law, including (i) the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312, (ii) the International Conference on Harmonization (ICH) guidance titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and including related requirements imposed by Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively, and (iii) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“cGDP” means the European Commission Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use which are based on Article 84 and Article 85b(3) of EU Directive 2001/83/EC.

“cGLP” means, as applicable, the current good laboratory practices set forth under Law, including (i) the FDCA and its applicable implementing regulations at 21 C.F.R. Part 58, (ii) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (Codified Version) and (iii) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“cGMP” means, as applicable, those current good manufacturing practices related to the manufacture of pharmaceutical products and any precursors thereto set forth in Law, including (i) the FDCA and 21 C.F.R. Parts 210-211, (ii) guidelines and regulations of standard compilations in EU Directive 2003/94/EC laying down principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, the EU Guidelines to Good Manufacturing Practice for medicinal products for human use, and (iii) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“Change of Control Payments” means the aggregate gross amount of any bonus, success fee, change in control payment, severance payment, retention payment and any other compensation, payment or benefit that, in each case, is accelerated, accrues or becomes due or payable by a member of the Contributed Entity Group to any current or former Worker or Transferred Worker (including pursuant to any Benefit Plan or Contract or other arrangement required to be identified on Section 4.13(a) of the Roivant Disclosure Schedule) or to any other Person pursuant to any Contract set forth on Section 1.01(a)(i) of the Roivant Disclosure Schedule or any Contract entered into during the Pre-Closing Period, in each case as a result of the execution and delivery of this Agreement or the consummation of the Transactions (including 50% of the Aggregate Stock Option Settlement Payment and including any such payment or benefit that is conditioned on the occurrence of the Closing, but in no event based on the occurrence of the Closing and any subsequent event, such as termination of service or employment following the Closing), together with, without duplication, the employer-paid portion of any Payroll Taxes related thereto that are payable by the Contributed Entity Group; provided, however, that any payments which become due and payable as a result of any action or inaction by Sumitomo or its Affiliates (whether or not in combination with any other events) at or after the Closing (including (x) termination of employment of any current Worker or Transferred Worker or (y) failure to provide employment to any Worker or Transferred Worker) shall not constitute Change of Control Payments; provided, further, that, except as provided above in this definition with respect to the Aggregate Stock Option Settlement Payment, Change of Control Payments shall not include any payments in respect of the exercise or settlement of any Equity Awards issued by Roivant or any member of the Contributed Entity Group; and provided, further, in the event that the Aggregate Stock Option Settlement Payment in respect of any Private Entity has not been established by the Closing in the manner contemplated by this Agreement, such Aggregate Stock Option Settlement Payment shall not be taken into account in the calculation of Change of Control Payments at the Closing and upon the determination thereof, 50% of such Aggregate Stock Option Settlement Payment (and the employer-paid portion of any Payroll Taxes related thereto) shall be paid by Roivant to Sumitomo in immediately available cash and such amount shall constitute an Excluded Liability.

“Clinical Trial” means any clinical investigation, study or trial conducted on one or more human subjects, including (i) a Phase I Clinical Trial, (ii) a Phase II Clinical Trial, (iii) a Phase III Clinical Trial, (iv) a Phase IV Clinical Trial and (v) an IIR Trial.

“Clinical Trial Agreement” means an agreement between a Sponsor, CRO or other Sponsor designee, on the one hand, and a Clinical Trial site and/or Investigator, on the other hand, providing for the conduct of a Clinical Trial.

“Clinical Trial Authorization” means any issued or pending Permit required to be obtained from, as applicable, a Governmental Authority or IRB, in order to conduct a Clinical Trial under applicable Law, including, an IND.

“Closing Date” means the date on which the Closing occurs.

“Closing Financial Estimates” means a certificate prepared in good faith, in accordance with the Accounting Principles, executed on behalf of Roivant by the principal financial officer of Roivant and setting forth in reasonable detail (i) Roivant’s estimate of Company Debt, (ii) Roivant’s estimate of unpaid Transaction Expenses, (iii) Roivant’s estimate of Change of Control Payments, (iv) Roivant’s estimate of Approved Adjustments, (v) Roivant’s estimate of Leakage as of immediately prior to Closing and (vi) Roivant’s calculation of the Closing Payment.

“CMO” means contract manufacturing organization.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Software” means any Software that is commercially available off-the-shelf Software and (i) is licensed to a member of the Roivant Group solely in executable or object code form pursuant to a nonexclusive Software license agreement for a one-time or annual fee of $50,000 or less, (ii) is not material to any member of the Roivant Group or its business as currently conducted or contemplated to be conducted and (iii) has not been modified or customized for a member of the Roivant Group.

“Company Controlled IP” means (i) any Company Owned IP and (ii) any other rights in, to or under Intellectual Property that are not owned (before or after giving effect to the Pre-Closing Reorganization) by a member of the Contributed Entity Group (in each case, solely or jointly with another Person) but to which a member of the Contributed Entity Group (before or after giving effect to the Pre-Closing Reorganization) receives or is entitled to receive an exclusive license.

“Company Debt” means any Indebtedness of the Contributed Entity Group outstanding as of immediately prior to the Closing.

“Company Employee” means each current and former officer or employee of a member of the Contributed Entity Group.

“Company IP” means any Company Owned IP and any Company Licensed IP, including any Company Controlled IP.

“Company IP Contracts” means any and all Contracts substantially concerning Intellectual Property or IT Assets that are material to the Business to which a member of the Contributed Entity Group is a party (or will be a party after giving effect to the Pre-Closing Reorganization and immediately prior to the Closing) or beneficiary or by which a member of the Contributed Entity Group, any of its Intellectual Property or IT Assets may be bound (including after giving effect to the Pre-Closing Reorganization and immediately prior to the Closing), including all (i) licenses or covenants of Intellectual Property granted by one or more members of the Contributed Entity Group to any third party, (ii) licenses or covenants of Intellectual Property granted to one or more members of the Contributed Entity Group by any third party, (iii) other Contracts between a member of the Contributed Entity Group and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets and (iv) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company IT Assets” means any and all IT Assets primarily (i) related to the Business or (ii) related to DrugOme Technology Assets or Digital Innovation Technology Assets.

“Company Licensed IP” means any Intellectual Property that is licensed to a member of the Contributed Entity Group (or will be after giving effect to the Pre-Closing Reorganization and immediately prior to the Closing) from another Person that is not a member of the Contributed Entity Group pursuant to a Company IP Contract.

“Company Owned IP” means any Intellectual Property in which a member of the Contributed Entity Group has (as of the Agreement Date or as of the Closing (including after giving effect to the Pre-Closing Reorganization)) or purports to have an ownership interest (whether solely or jointly with one or more other persons).

“Competing Transaction” means any transaction that would reasonably be expected to prevent or materially delay the completion of the Transactions.

“Company U.S. Sub” has the meaning set forth in the Reorganization Plan.

“Contract” means, with respect to any Person, any legally binding agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, option,

instrument, commitment, purchase order, covenant-not-to-sue, promise, disclaimer, consent, undertaking or other legally binding arrangement, whether written or oral: (i) to which such Person is a party, (ii) by which such Person or any of its assets is or may become bound or under which such Person has, or may become subject to, any obligation or (iii) under which such Person has or may acquire any right or interest.

“Contribution Agreements” means (i) a Contract and Permit Assignment and Assumption Agreement, (ii) an Asset Contribution Agreement, (iii) an IP Assignment and Assumption Agreement and (iv) a Strategic Alliance Equity Contribution Agreement, in each case in form and substance reasonably acceptable to Roivant and Sumitomo.

“Contributed Assets” has the meaning set forth in the Reorganization Plan.

“Contributed Entity Group” means (i) each Strategic Alliance Entity and its Subsidiaries, (ii) the Company, and (iii) the Company U.S. Sub.

“Contributed Entity Group Benefit Plans” means each Benefit Plan that (i) is sponsored or maintained by a member of the Contributed Entity Group (other than any Benefit Plan that is sponsored by a member of the Roivant Remaining Group pursuant to which any member of the Contributed Entity Group would cease to have any Liability following the Closing), (ii) Sumitomo or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) Sumitomo or any of its Affiliates is required to assume under applicable Laws (including as a result of the transfer of any member of the Contributed Entity Group) or any applicable collective bargaining agreement.

“Contributed Entity Group Business Combination” means, other than the Transactions, any transaction or series of related transactions (whether by merger, consolidation, asset sale, stock sale, share exchange, tender offer, reorganization, joint venture or otherwise) involving the sale, exclusive license, disposition or other disposal of all or a material portion of the assets of any member of the Contributed Entity Group, or (i) with respect to the Private Entity Group, a sale or issuance of Equity Participations (other than as may be permitted by Section 7.03) or (ii) with respect to Myovant or Urovant, a sale or issuance of more than five percent of the Equity Participations of either Myovant or Urovant, respectively.

“CRO” means a contract research organization, including those defined in (i) 21 C.F.R. 312.3(b), (ii) ICH GCP E6 and (iii) foreign equivalents of the foregoing, each as may be amended from time to time.

“Damages” means the amount of any loss, claim, deficiency, demand, damage, injury, Liability, suit, settlement, judgment, award, fine, penalty, fee (including reasonable out-of-pocket attorneys’, consultants’ and experts’ fees), charge, cost (including out-of-pocket costs of investigation, arbitration and court costs), Tax, or expense of any nature, whether or not involving an Action, including any costs of defending any Actions or enforcing the rights of a Sumitomo Indemnified Party or Roivant Indemnified Party, as applicable, under this Agreement.

“Data Protection Law” means all applicable Laws related to data privacy, data protection, data security, data transfer, or marketing, as applicable from time to time, including HIPAA, the GDPR (applicable as of 25 May 2018) and Directive 95/46/EC of the European Parliament and of

the Council of 24 October 1998 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (applicable until repealed by the GDPR), as amended, including any national implementing legislation and the equivalent laws of Switzerland, and all equivalent, comparable, or applicable state privacy, security and data breach notification Laws with respect to the business, and the requirements set forth in regulations published by regulatory authorities, such as, but not limited to, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, U.S. Department of Health and Human Services, and applicable European Union data protection authorities.

“Development” means all activities related to the development of a biologic, compound or potential product including the pursuit of a Marketing Approval for such biologic, compound or potential product and any activities related to research, development, pre-clinical testing, toxicology and stability testing, formulation, Clinical Trials, regulatory affairs, medical writing, qualification and validation, quality control and assurance and regulatory submissions related thereto. When used as a verb, “Develop” means to engage in Development.

“Digital Innovation Technology Assets” has the meaning set forth in the Reorganization Plan.

“DrugOme Technology Assets” has the meaning set forth in the Reorganization Plan.

“Duke License Agreement” means the License Agreement, dated December 21, 2016, between Enzyvant Therapeutics GmbH (f/k/a Orphavant Sciences GmbH) and Duke University.

“EMA” means the European Medicines Agency.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

“Environmental Laws” means any and all applicable Laws which regulate or relate to (i) pollution or the protection or clean-up of the environment, including in connection with the presence of, or exposure to, manufacture, use, generation, distribution, treatment, storage, transportation, handling, disposal or release of toxic or hazardous substances or wastes, such as waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, (ii) protection of the health and safety of persons, including protection of the health and safety of employees, as such relates to injury or illness as a result of exposure to toxic or hazardous substances or wastes or (iii) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award” means any stock option, share of restricted stock, restricted stock unit, stock appreciation right or any other stock incentive, stock award or other equity-based compensation.

“Equity Participations” means (i) any share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently through the exercise of any subscription, conversion, exchange, option or similar right by the holder, to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, restricted stock units, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (ii) Contracts to issue any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity (whether or not incorporated) other than the Company that (i) is under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) together with the Company, is required to be treated as a single employer under Section 414 of the Code, in each case determined after giving effect to the Pre-Closing Reorganization.

“Escrow Agent” means U.S. Bank, National Association or any other nationally recognized bank or trust company mutually agreed to by Sumitomo and Roivant.

“Escrow Agent Fee” means the fee payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement, if any.

“Escrow Agreement” means a customary escrow agreement to be entered into by Sumitomo, Roivant and the Escrow Agent at the Closing, which shall govern the administration, distribution and oversight of the Escrow Fund and contain terms consistent with the applicable terms of this Agreement.

“Escrow Amount” means an amount equal to $75,000,000.

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement, which funds are to be administered by the Escrow Agent pursuant to the provisions of this Agreement and the Escrow Agreement.

“Escrow Release Date” means the date that is 18 months following the Closing Date (except that funds may be held in the Escrow Fund beyond such date as provided in the Escrow Agreement).

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in the Reorganization Plan.

“Excluded Liabilities” has the meaning set forth in the Reorganization Plan.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its applicable implementing regulations, each as may be amended from time to time.

“Fundamental Representations” means the Roivant Fundamental Representations or the Sumitomo Fundamental Representations, as applicable.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“Governmental Authority” means any United States or any other national, supranational, foreign (including the EU), provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch, bureau, boards, instrumentality or commission or any court, tribunal, judicial or arbitral body, self-regulatory organizations (including stock exchanges), industry or trade or private body exercising any regulatory or quasi-regulatory power or authority, including competition authorities and any institution or any agency thereof, including the FDA, HHS, NIH, European Commission, EMA, EU national competent authorities, the Bermuda Monetary Authority and any IRB. The term also includes officials, agents, employees and representatives of any of the entities outlined in this definition.

“GxP” means, collectively, cGCP, cGLP, cGDP, cGMP and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry.

“Hazardous Substances” means any of the following: (i) substances, materials or wastes defined, listed or otherwise regulated by any Governmental Authority as “toxic,” “hazardous,” or otherwise as “pollutants” or “contaminants” (including, if applicable, electromagnetic fields, radioactive substances, liquids, solids, gases, noise, heat and vibration) by virtue of their toxic, explosive, radioactive, corrosive, noisy, infectious, carcinogenic, caustic or noxious properties, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, asbestos in any form, formaldehyde, lead-containing materials, and radon.

“HCP” means any Person (i) qualified to prescribe, administer, use or supply any medicinal or medical products or (ii) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health, or other clinical services; the foregoing to include any Investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, therapist, mental health coach or other health care provider or practitioner, including any key opinion leaders.

“Health Care Laws” means all Laws that regulate pharmaceuticals, biologics and other medical products, including those related to Development, Manufacturing and promotional activities, the conduct of pre-clinical and non-clinical studies and Clinical Trials and interactions with and licensure and accreditation of HCPs, including the following: the FDCA, the PHSA, the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a), Medicare (Title XVIII of the

Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. 1320a-7), the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), the International Conference on Harmonisation (ICH) Consolidated Guidance on Good Clinical Practice E6(R2), 45 C.F.R. 46 and 21 C.F.R Parts 312, 812, 50, 54 and 56 and state research regulations, the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578 as contained in 42 CFR Part 493, the FDA software validation principles and the regulations set forth at 21 C.F.R Part 11, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., EU Directive 2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, each as amended, EU Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively, GxP and similar or equivalent Laws of all applicable jurisdictions.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each may be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations (referred to as “HITECH”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“IIR Trial” means a “sponsor-investigator” trial, as defined in 21 CFR 312.3(b) and any other clinical trial or investigation regarding which a clinical investigator, hospital, academic medical center, CRO or entity other than a pharmaceutical, biotech or medical device company serves as the Sponsor.

“IND” means (i) any investigational new drug application filed with the FDA pursuant to 21 C.F.R. 312, (ii) any foreign equivalent of the foregoing and (iii) all supplements, amendments, protocols and other submissions made with respect thereto.

“Indebtedness” means, with respect to a Person, the following without duplication: (i) all indebtedness of such Person, whether or not contingent, for borrowed money (including the current portion thereof and all accrued and unpaid interest thereon), (ii) all obligations of such Person for the deferred purchase price of property or services, including trade accounts payable, to the extent the same are outstanding on or after the 60th day following the date on which payment of the same was due, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of a lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (in which case the capitalized portion thereof shall be considered Indebtedness), (vi) all obligations of such Person under bankers acceptance, letter of credit or similar facilities (to the extent drawn upon or to the extent that the conditions precedent to any such draw have been satisfied), (vii) all Indebtedness of others referred to in clauses “(i)” through “(vi)” above guaranteed directly or indirectly in any manner by such Person, (viii) all Indebtedness referred to in clauses “(i)” through “(vii)” above secured by any encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (ix) any and all interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) in connection with the prepayment of any amounts of the nature described in clauses (i) or (iii) through and including (vi) above. Notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) any amounts included in the calculation of Change of Control Payments or Transaction Expenses or (B) any contingent payments (such as milestone payments) or royalty payments due under any licensing agreements.

“indemnified party” means a Person entitled to any indemnification under Section 10.02 or Section 10.03.

“Independent Appraisal” has the meaning set forth in Section 2.04 of the Roivant Disclosure Schedule.

“Intellectual Property” means all worldwide intellectual property or industrial property rights created, arising under or recognized by any Laws or Governmental Authority, including (i) Patents, (ii) Trademarks, (iii) copyrightable works (including Software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof, (iv) trade secrets and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including clinical data, pre-clinical data, and post-clinical data), databases, analyses, development tools, information (including scientific, technical, or regulatory information), compilations, processes, methods, algorithms, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques, and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries) and (v) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.

“Interim Balance Sheet” means with respect to each Strategic Alliance Entity, an unaudited consolidated balance sheet, in each case as of June 30, 2019.

“Interim Financial Statements” means the 1Q Interim Financial Statements and, following delivery thereof in accordance with Section 7.07(a), the 2Q Interim Financial Statements.

“Investigator” means a Person (i) as defined in 21 C.F.R. 312.3(b), or (ii) as defined under the Laws of other applicable jurisdictions, and, in each case, includes all Persons identified as “Investigator”, “Principal Investigator”, “Sub-Investigator” or, a “Sponsor-Investigator” as defined in 21 C.F.R, 312.3(b).

“IRB” means any national, central, local or regional institutional review board or ethics committee of any applicable jurisdiction designated to review, approve or monitor the conduct of clinical research, with the aim to protect the rights, welfare and safety of human subjects, including any such entity as described in 21 C.F.R. Part 56, or foreign equivalent of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Key Employees” means those employees set forth on Section 1.01(a)(ii) of the Roivant Disclosure Schedule.

“Knowledge” means the actual knowledge of the individuals set forth on Section 1.01(a)(iii) of the Roivant Disclosure Schedule, after having made reasonable inquiry of those employees of the Roivant Group primarily responsible for the relevant matters and the books and records of the relevant Entity relating to such matters, but without a duty to make further investigation by such individuals.

“Law” means national, supranational, EU, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, interpretation, agency guidance, Order, stipulation, determination, certification standard, accreditation standard, Permit, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including Health Care Laws and Data Protection Laws.

“Leakage” means, since the date of the Interim Balance Sheet, (i) any dividend or distribution (whether in cash or in kind) or any return of capital by the Contributed Entity Group, (ii) any fees or other amounts paid by a member of the Contributed Entity Group to any of their Affiliates (other than (x) payments to any member of the Contributed Entity Group, (y) the payment of compensation for services rendered as an employee of the Roivant Group or the Contributed Entity Group in the Ordinary Course of Business and (z) amounts payable by the Contributed Entity Group to a member of the Roivant Group pursuant to a written Material Contract for services that was in effect as of the date of the Interim Balance Sheet or otherwise set forth on Section 1.01(a)(iv) of the Roivant Disclosure Schedule that has not been modified or amended), (iii) any payment of interest or principal in respect of any Indebtedness owed by the Contributed Entity Group to any of their Affiliates as of the date of the Interim Balance Sheet and reflected thereon (other than to any member of the Private Entity Group and other than any payments that constitute an Approved Adjustment), (iv) any waiver of any right to any payment due or owed to the Contributed Entity Group by Roivant or any of its Affiliates (other than any member of the Contributed Entity Group), (v) any assumption of Liabilities or obligations, provision of any security, indemnity, guarantee or surety by any member of the Contributed Entity Group from or on behalf of any Affiliate of Roivant (other than any member of the Contributed Entity Group), (vi) any payments made or agreed to be made by any member of the Contributed Entity Group in respect of any share capital or other securities thereof being issued, redeemed, purchased or repaid, or any other return of capital, (vii) any Contract by Roivant or its Subsidiaries (including the Contributed Entity Group), to do or approve any of the matters referred to in subparagraphs (i) through (vi) above, and (viii) any Tax to the extent paid or payable by a member of the Contributed Entity Group on any items under subparagraphs (i) through (vii) above. Notwithstanding the foregoing, Leakage shall not include (x) any payments or amounts approved by Sumitomo in writing or (y) any payments expressly provided for under the terms of this Agreement.

“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law or those arising under any Contract or otherwise.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, conditional or installment sale agreement, encumbrance, charges or other similar claims of third parties or similar restrictions (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Made Available” means that the referenced documents or other information and materials were made available to Sumitomo and its Representatives on or prior to 11:59 p.m. Tokyo Time on October 30, 2019, in the electronic data room established by Roivant for Sumitomo’s due diligence in connection with the Transactions.

“Manufacturing” means all activities of producing, manufacturing, testing, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping activity relating to any compound or product or any related supplies, raw materials or packaging materials with respect thereto, or any intermediate step or process with respect to any of the foregoing, including process optimization, qualification and validation, stability and release testing, quality assurance and quality control, in each case, as needed for pre-clinical, clinical and commercial supply.

“Marketing Approval” means a NDA Approval, approved BLA, or other marketing authorization or approval from the relevant Governmental Authority as necessary to market and sell a product in the country concerned.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event, development or circumstance that either alone, or in combination with any other effect, change, event, development or circumstance, that is or would reasonably be expected to be materially adverse to (i) the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or any Ancillary Document, as applicable; provided that none of the following effects, changes, events, developments or circumstances will be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect referred to in the foregoing clause “(i)”: (A) those arising from general economic, political or market conditions, (B) those relating to or affecting the domestic or any foreign securities, equity, credit, commodities or financial markets or interest or exchange rates, (C) any acts of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), calamities, acts of war or terrorism, or national or international political or social conditions, or any escalation thereof, (D) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by such Person to meet any projections or forecasts for any period, (E) any changes or conditions generally affecting the industries in which the Business operates as of the Agreement Date, (F) any changes in applicable Laws or accounting principles or the interpretation thereof, (G) any action or omitting to take any action at the express written request of Sumitomo, (H) any impact of the execution or delivery of this Agreement on relationships of such Person, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities, (I) to the extent any action or inaction requires Sumitomo’s consent under the terms of this Agreement, the failure to take such action or inaction solely as a result of Sumitomo’s refusal to grant such consent following such Person’s written request therefor, (J) the result of any clinical trial or investigation to test the effectiveness of a Product Candidate or (K) any breach by Sumitomo of this Agreement or the Confidentiality Agreement, except, solely with respect to the exclusions under clauses (A), (B), (C), (D), (E) or (F), in each case to the extent that such effects, changes, events, developments or circumstances disproportionately affect such Person relative to other Persons of the same size and development stage in the industry in which such Person conducts its business (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

“NDA” means a new drug approval application as described in 21 C.F.R. § 314.50, including all amendments and supplements to the application, submitted to the FDA under Section 505(b) of the FDCA (21 U.S.C. § 355b) for approval to commercialize a compound or product in the United States.

“NDA Approval” means written approval by the FDA of an NDA pursuant to 21 C.F.R. § 314.105 and satisfaction of related applicable FDA requirements, if any, and any conditions of approval set forth in such writing.

“NIH” means the U.S. National Institutes of Health.

“NovaQuest Option Agreement” means the Option Agreement, between Roivant and NovaQuest Capital Management, L.L.C., dated June 20, 2019.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Option Entity Group” means each Option Entity and its Subsidiaries.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreement, corporate integrity agreement, arbitration ruling, deferred prosecution agreement, subpoena, civil investigative demand, verdict, assessment or agreement issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Orphan-Drug Approval” means, as applicable, with respect to any compound, (i) FDA’s granting of a request for orphan drug designation for a compound under section 526 of the FDCA, or its granting of orphan drug-exclusive approval under section 527 of the FDCA, (ii) the European Commission’s orphan medicinal product designation for a particular indication under Regulation (EC) No 141/2000 or (iii) any similar designation or approval under applicable Law of a foreign jurisdiction.

“Patents” means patents and utility models and equivalents thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction.

“Payroll Taxes” means social security, Medicare, unemployment and other payroll, employment or similar or related Taxes or similar obligations payable.

“Per Share Cash-Out Price” has the meaning set forth in Section 2.04 of the Roivant Disclosure Schedule.

“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, waivers, qualifications, consents, certificates, clearances, approvals and Orders of any Governmental Authority, including all Regulatory Approvals, each as amended or supplemented from time to time.

“Permitted Liens” means (a) Liens for Taxes or assessments or other governmental charges not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) workers’, mechanics’ and materialmens’ Liens arising in the Ordinary Course of Business, (c) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws, (d) Liens of lessors over assets owned by them and leased to a third party arising in the Ordinary Course of Business, (e) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (f) easements, covenants, conditions, rights-of-way, restrictions and other similar encumbrances or other minor title defects that, in each case, do not and would not reasonably be expected to materially interfere with or impair the present use or occupancy of the applicable Leased Real Property, (g) zoning, building, land use and other similar restrictions affecting any Leased Real Property, (h) Liens that have been placed by any developer, landlord or other third party on the fee interest in any Leased Real Property or on property over which members of the Contributed Entity Group have easement rights, or any subordination or similar agreements relating thereto, (i) non-

exclusive licenses to Intellectual Property granted in the Ordinary Course of Business and (j) the Roivant Remaining Group’s joint ownership of the Digital Innovation Technology Assets in accordance with the Reorganization Plan and the Strategic Cooperation Agreement.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means (i) information used or that could reasonably be used, alone or in combination with other information, to identify, contact or locate an individual, including a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person (including, where applicable, “personal data” as defined under the GDPR); and (ii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R 160.103.  Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such by applicable Data Protection Law.

“Phase I Clinical Trial” means a clinical trial or investigation of a product or compound or other intervention in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or safety in healthy individuals or patients, including those meeting the definition of 21 C.F.R. § 312.21(a), or other applicable foreign Laws. Such definition shall include any trial or investigation labeled as a “Phase 1a” or “Phase 1b” trial.

“Phase II Clinical Trial” means a clinical trial or investigation conducted mainly to test the effectiveness of a product or compound or other type of interventions for purposes of identifying the appropriate dose for a Phase III Clinical Trial for a particular indication or indications, including those meeting the definition of 21 C.F.R. 312.21(b), or other applicable foreign Laws. or, if no further trials are required by the applicable Governmental Authority, a clinical trial or investigation otherwise in support of the issuance of a Marketing Approval. Such definition shall include any trial or investigation labeled as a “Phase 2a” or “Phase 2b” trial.

“Phase III Clinical Trial” means a clinical trial or investigation designed to (i) prove that a product or compound or other type of intervention is safe and efficacious for its intended use, (ii) define warnings, precautions and adverse reactions associated with the compound or product and (iii) otherwise support the issuance of a Marketing Approval, including those meeting the definition of 21 C.F.R. 312.21(c) or other applicable foreign Laws.

“Phase IV Clinical Trial” means any post-marketing trial, investigation or study conducted or required to be conducted to obtain additional safety and/or efficacy information about a product or compound in the indication for which Marketing Approval was issued.

“PHSA” means the United States Public Health Services Act (42 U.S.C. § 262 et seq.) and the regulations promulgated thereunder, including 21 CFR 600-680.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at 11:59 p.m. New York time on the Closing Date.

“Priority Review Voucher” means a voucher issued by FDA to the sponsor of a rare pediatric disease product application at the time of the marketing application approval pursuant to section 529 of the FDCA, which entitles the holder to designate a single human drug application submitted under section 505(b)(1) of the FDCA or section 351 of the Public Health Service Act as qualifying for a priority review.

“Private Entity” means Enzyvant, Altavant and Spirovant.

“Private Entity Group” means Enzyvant, Altavant and Spirovant, and their respective Subsidiaries.

“Private Entity Stock Option” has the meaning set forth in Section 2.04 of the Roivant Disclosure Schedule.

“Product Candidate” means each biological and drug candidate, compound or other device or product being Developed, labeled, Manufactured, marketed, sold and/or distributed by a member of the Contributed Entity Group at any time prior to the Closing, or regarding which a member of the Contributed Entity Group has rights as of immediately prior to Closing, and including any such biological and drug candidate, compound or product that has received Marketing Approval.

“Public Entity Group Benefit Plan” means each Benefit Plan that is sponsored by Myovant, Urovant or any of their respective Subsidiaries.

“Public Software” means any Software that is distributed as freeware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit the receipt of consideration in connection with sublicensing or distributing such Software or (iii) require the licensing of such Software to any other Person at no charge for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any Public Software License Agreement.

“Public Software License Agreement” means any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) Red Hat Linux, (ix) the Apache License, (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org and (xi) any substantially similar license or model.

“R&W Insurance” means the Buyer-Side Representations and Warranties Insurance Policy Number F19L9460A001 bound by HCC Global Financial Products, LLC (dba Tokio Marine HCC) on behalf of Houston Casualty Company on or around the date of this Agreement, together with each of the Excess Buyer-Side Representations and Warranties Insurance Policies issued in connection therewith (the “R&W Policy”).

“Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Registered Company IP” means all Registered IP included in the Company Controlled IP.

“Registered IP” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Authority or Internet domain name registrar, including all Patents, registered copyrights, registered Trademarks, Internet domain names and any other Intellectual Property that is the subject of a certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, and all applications for any of the foregoing.

“Regulatory Approval” means, as applicable, any (i) Marketing Approval, (ii) Clinical Trial Authorization, (iii) Orphan Drug Approval, (iv) Priority Review Voucher, and (v) any other Permit required for Development or Manufacturing activities or otherwise for the operation of the Contributed Entity Group’s business under applicable Health Care Laws, including, where required, pricing and reimbursement approvals.

“Regulatory Documentation” means (i) all applications, submissions and notifications for or regarding a Regulatory Approval, (ii) all supporting files, data, dossiers, technical documents, studies, reports and other writings or materials, (iii) correspondence to or from any Governmental Authority (including minutes, official opinions and guidance and contact reports), (iv) pharmacovigilance or safety reports, annual reports, (v) any non-clinical, pre-clinical, clinical and other data contained or referenced in or supporting any of the foregoing, (vi) internal and external inspection or audit reports, (vii) documents related to any alleged non-compliance or product complaint matters and (viii) adverse event documentation.

“Regulatory Material Adverse Effect” means, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Sumitomo and its Subsidiaries, taken as a whole, with, for determining whether any action, commitment or condition would reasonably be expected to have a Regulatory Material Adverse Effect on Sumitomo, Sumitomo and its Subsidiaries collectively deemed to be an Entity the size of the Contributed Entity Group.

“Regulatory Transfer Approvals” means all approvals of a Governmental Authority, including letters required under 21 CFR 314.72, as required for the transfer of a Regulatory Approval from one party to another.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, and any director, executive officer, general partner or managing or controlling member of such Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, (iii) any Immediate Family member of a Person described in clause (ii) and (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 2% of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified person, means such person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such person that shares such person’s home.

“Right of First Refusal and Notice Agreement” means a Right of First Refusal and Notice Agreement, contemplated to be executed by Sumitomo and Roivant at the Closing, substantially in the form attached as Exhibit I hereto.

“Roivant Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each other severance pay, salary continuation, pay in lieu of notice, employment, consulting, bonus, incentive, retention, change in control, compensation, stock option, stock purchase, stock unit, restricted stock, or other equity-based, fringe benefit, loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plan, contract, program, policy or arrangement of any kind and (iii) each other employee benefit plan, contract, programs, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), in the case of each of (i), (ii) and (iii), sponsored, maintained, contributed to, or required to be contributed to by the Roivant Group for the benefit of any present or former Roivant Worker or with respect to which the Roivant Group has, or would reasonably be expected to have, any Liability, other than (A) any plan, contract, program, policy or arrangement maintained by a Governmental Authority, to which a member of the Roivant Group is required to contribute pursuant to applicable Laws or (B) any Contributed Entity Group Benefit Plan.

“Roivant Business Combination” means, other than the Transactions, any transaction or series of related transactions (whether by merger, consolidation, asset sale, stock sale, share exchange, tender offer, reorganization, joint venture or otherwise) involving the sale, exclusive license, disposition or other disposal of all or a material portion of the assets of the Roivant Group, taken as a whole, or a sale of capital stock constituting more than 3.5% of the Equity Participations of Roivant or at an implied valuation of Roivant that is less than the implied valuation of Roivant as a result of Sumitomo’s investment therein (other than pursuant to the exercise of Equity Participations outstanding as of the Agreement Date in accordance with their terms).

“Roivant Central Group” means Roivant, Roivant Sciences Holdings Limited, Roivant Sciences GmbH and Roivant Sciences, Inc.

“Roivant Controlled IP” means (i) any Roivant Owned IP and (ii) any other rights in, to or under Intellectual Property that are not owned by a member of the Roivant Remaining Group (either solely or jointly with another Person) but to which a member of the Roivant Remaining Group receives an exclusive license, in each case of clause (i) and (ii), solely to the extent that a member of the Roivant Remaining Group has the right to grant licenses in, to or under such Intellectual Property to third parties without payment of fees or other consideration to another party.

“Roivant Disclosure Schedule” means the disclosure schedule, dated as of the Agreement Date, delivered by Roivant to Sumitomo, pursuant to Article IV and Article V, in connection with this Agreement.

“Roivant Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 4.01(b) (Identity; Organization and Qualification), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement and the Ancillary Documents), Section 4.15(d) (Real Property; Title to Assets), Section 4.21 (Brokers),

Section 5.01(a) (Organization), Section 5.03 (Capitalization) and Section 5.04 (Ownership; No Liens; Issuance; Solvency).

“Roivant Group” means each of Roivant, each member of the Contributed Entity Group, each member of the Option Entity Group, and each other Subsidiary of Roivant.

“Roivant Indemnified Party” means, after the Closing, Roivant and its Affiliates and their respective Representatives, and their respective successors and assigns.

“Roivant IP Contracts” means any and all Contracts primarily concerning Intellectual Property or IT Assets to which a member of the Roivant Remaining Group is a party or beneficiary or by which a member of the Roivant Remaining Group or any of its properties or assets may be bound (including immediately prior to the Closing), including all (i) licenses or covenants of Intellectual Property granted by Roivant to any third party, (ii) licenses or covenants of Intellectual Property granted to Roivant by any third party, (iii) other Contracts between a member of the Roivant Remaining Group and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets and (iv) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Roivant IP” means any Roivant Owned IP and any Roivant Licensed IP, including any Roivant Controlled IP.

“Roivant IT Assets” means any and all IT Assets used or held for use in connection with the business of the Roivant Remaining Group.

“Roivant Key Employees” means the individuals listed on Section 1.01(a)(v) of the Roivant Disclosure Schedule.

“Roivant Licensed IP” means any Intellectual Property that is licensed to a member of the Roivant Remaining Group (or will be immediately prior to the Closing) from another Person pursuant to a Roivant IP Contract.

“Roivant Material Adverse Effect” means a Material Adverse Effect on the members of the Roivant Remaining Group, taken as a whole.

“Roivant Owned IP” means any Intellectual Property in which a member of the Roivant Remaining Group has (as of the Agreement Date or as of the Closing) or purports to have an ownership interest (whether solely or jointly with one or more other persons).

“Roivant Remaining Group” means the Roivant Group, other than each member of the Contributed Entity Group.

“Roivant Worker” means any individual providing services as an officer, director, employee or individual independent contractor to a member of the Roivant Group.

“SEC” means the United States Securities and Exchange Commission.

“Second Duke License Agreement” means the License Agreement, dated May 1, 2015, between Enzyvant Therapeutics General Ltd. (f/k/a Roivant Rare Diseases Ltd.) and Duke University, as amended.

“Section 280G Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive the 280G Payments and to accept in substitution therefor the right to receive such payments only if approved by shareholders of such Person’s employing Entity in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Securities Act” means the Securities Act of 1933, as amended, together with any rules or regulations promulgated thereunder.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) databases and compilations, including data and collections of data, whether machine-readable or otherwise, and (iii) development and design tools, library functions and compilers.

“Specified Benefit Plan” means each Benefit Plan that is not a Public Entity Group Benefit Plan.

“Specified CEG Benefit Plan” means each Contributed Entity Group Benefit Plan that is not a Public Entity Group Benefit Plan.

“Specified Taxes” has the meaning ascribed to it in Section 1.01(a)(vi) of the Roivant Disclosure Schedule.

“Specified Worker” means each Worker who, prior to the consummation of the Pre-Closing Reorganization, is an employee of a member of the Contributed Entity Group, other than Myovant, Urovant or any of their respective Subsidiaries.

“Sponsor” means a Person as defined under (i) 21 C.F.R. § 312.3(b), or (ii) the Laws of other applicable jurisdictions, in each case, including any Person serving as a local sponsor required under the Laws of a particular jurisdiction.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Strategic Alliance Financial Statements” means the Audited Financial Statements, the Unaudited Historical Financial Statements and the Interim Financial Statements.

“Strategic Alliance Group Material Adverse Effect” means a Material Adverse Effect on the members of the Contributed Entity Group, taken as a whole.

“Subsidiary” means with respect to any Entity, that such Entity shall be deemed to be a “Subsidiary” of another Person if (i) such other Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities or other interests in such Entity, or a Contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (B) at least a majority of the outstanding equity interests of such Entity, (ii) such other Person is a managing or controlling member or general partner of such Entity or (iii) such other Person holds the power or is otherwise contractually entitled to direct and control such Entity.

“Sumitomo Disclosure Schedule” means the disclosure schedule, dated as of the Agreement Date, delivered by Sumitomo to Roivant, pursuant to Article VI,  in connection with this Agreement.

“Sumitomo Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Authority Relative to this Agreement), Section 6.04 (Brokers) and Section 6.05 (Availability of Funds).

“Sumitomo Indemnified Party” means, after the Closing, Sumitomo and its Affiliates (including, following the Closing, the Contributed Entity Group) and their respective Representatives, and their respective successors and assigns.

“Target Debt Amount” means $189,957,079.

“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, escheat, personal property, sales, use, transfer, registration, ad valorem, value added, branded pharmaceutical fee, alternative or add-on minimum or estimated tax, charge, duty, fee, levy, impost or other tax or assessment of any kind whatsoever, in each case in the nature of a tax, imposed by a Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.

“Technology” means any or all instantiations or embodiments of, but not any Intellectual Property in, to or under, any of the following in any form and embodied in any media: (i) works of authorship including Software and repositories, (ii) inventions (whether or not patentable), discoveries, improvements, invention disclosures, inventor notebooks, records, research and documentation related to inventions, including product formulae and manufacturing know-how, (iii) proprietary information (whether or not such information is protectable as trade secrets), (iv) technical data, customer lists, supplier lists, component lists, manufacturing process or procedures descriptions, manuals, schedules, prototypes, methods and processes, and (v) hardware, tools, manufacturing equipment, molds, casts, masters, templates, or machinery.

“Trademarks” means trademarks, service marks, trade names, brand names, trade dress, logos, Internet domain names, and other like source identifiers, together with the goodwill associated with any of the foregoing and all registrations and applications for registration thereof.

“Transaction Expense” means any fee, cost, expense, payment or expenditure incurred by any member of the Private Entity Group (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the Agreement Date or from the Agreement Date through the Closing, without duplication, that relates to: (i) the participation in or response to the investigation, review and inquiry conducted by Sumitomo, any other Person and their agents, representatives and advisors with respect to the Transactions (and the furnishing of information to Sumitomo, any other Person and their agents, representatives and advisors in connection with such investigation and review), (ii) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement (including the Roivant Disclosure Schedule), the Ancillary Documents or the Pre-Closing Reorganization or (iii) any placement agent, finder or broker fees or expenses payable by any member of the Private Entity Group in connection with the Transactions. “Transaction Expenses” will (x) include any such fees that are unpaid as of the Closing and that are payable or may become payable by the Private Entity Group in connection with the Transactions for services that were performed at or prior to the Closing, even if the invoice for such fees is not issued until after the Closing, and (y) shall be deemed to include, solely for purposes of Roivant’s obligations with respect to the reimbursement of the Transaction Expenses of the Public Entity Group in accordance Section 7.17, any such Transaction Expenses of the Public Entity Group, but exclude, for all other purposes (including Article X hereof), any Transaction Expenses of the Public Entity Group that have been reimbursed by Roivant pursuant to Section 7.17.

“Transactions” means the Pre-Closing Reorganization, the acquisition of the Company Equity and Roivant Equity by Sumitomo, the grant of the Options to Sumitomo and each of the other transactions contemplated by this Agreement and the Ancillary Documents (including the Strategic Cooperation Agreement).

“Transferred Workers” means the individuals listed on Section 1.01(a)(vii) of the Roivant Disclosure Schedule, and any other individual who becomes employed or engaged by a member of the Contributed Entity Group in connection with the Pre-Closing Reorganization.

“Transition Services Agreement” means a Transition Services Agreement between Roivant and the Company in the form attached hereto as Exhibit E.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unaudited Historical Financial Statements” means, with respect to Altavant and Enzyvant, the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive loss, in each case, as of the last day of and for each of the three years (or, in the case of Altavant, two years) ended on the last day of its most recently completed fiscal year prior to the Agreement Date.

“Unexpected Adverse Drug Experience” means, as that term is defined in 21 C.F.R. § 312.32(a), any adverse drug experience, the specificity or severity of which is not consistent with the current investigator brochure or applicable investigational plan, or any other unanticipated problem associated with a Product Candidate that relates to the rights, safety, or welfare of subjects participating in a clinical trial.

“Unexpected Adverse Reaction” means, an adverse reaction, the nature or severity of which is not consistent with the applicable product information (e.g., the investigator’s brochure for an unauthorized investigational product or summary of product characteristics for an authorized product).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Worker” means any individual providing services as an officer, director, employee or individual independent contractor to a member of the Contributed Entity Group prior to the Closing (other than any Transferred Worker).

(b)        The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

280G Payments	Section 7.10(a)
Adjusting Purchase Price Components	Section 2.02(a)
Agreement	Preamble
Agreement Date	Preamble
Allocation	Section 2.03
Altavant	Preamble
Announcements	Section 7.08
Anti-Corruption Laws	Section 4.06(c)
Arbitrator	Section 12.11(a)(i)
Axovant	Article V
Axovant SEC Documents	Section 5.16(b)
Basket	Section 10.04(a)(i)
Business Contract	Section 4.18(g)
Chair	Section 12.11(a)(i)
Chosen Court	Section 12.09
Claim Certificate	Section 10.05(a)
Claim Dispute Notice	Section 10.05(d)
Closing	Section 3.01
Closing Payment	Section 2.02(a)
COBRA	Section 4.13(d)
Company	Preamble
Company 401(k) Plan	Section 7.11(d)
Company Equity	Recitals
Company Plans	Section 7.11(d)
Company SEC Documents	Section 4.08(a)
Confidential IP Information	Section 4.16(g)
Confidentiality Agreement	Section 7.02(f)
Contributed Entity Group Confidential Information	Section 7.02(a)
Controlled Group Liability	Section 4.13(h)
Counsel	Section 7.13(c)

D&O Indemnitee	Section 7.15(a)
D&O Indemnitees	Section 7.15(a)
Datavant	Section 7.16
Datavant Agreement	Section 7.16
Dermavant	Recitals
Employment Practices	Section 4.14(c)
Enzyvant	Preamble
Equity Awards Schedule	Section 4.13(l)
Equity Issuance	Recitals
Expiration Date	Section 11.01(b)
Filed SEC Documents	Article IV
Foreign Plan	Section 4.13(j)
Foreign Roivant Plan	Section 5.06(d)
Genevant	Recitals
HITECH	Definition of HIPAA
ICC	Section 12.11(a)
indemnifying party	Section 10.06(a)
Initial Filing Date	Section 4.08(a)
IRCA	Section 4.14(h)
Large Lot Shareholder Consent	Recitals
Lease Documents	Section 4.15(b)
Leased Real Property	Section 4.15(b)
Lysovant	Recitals
Material Contracts	Section 4.18(a)
Member Consent	Recitals
Metavant	Recitals
Myovant	Recitals
New Litigation Claim	Section 7.05(b)(ii)
Option	Recitals
Option Agreement Party	Section 3.03(g)
Option Agreements	Recitals
Option Entities	Recitals
Organizational Documents	Section 4.02
Parties	Preamble
Party	Preamble
Per Claim Threshold	Section 10.04(a)(ii)
Post-Closing Straddle Period	Section 8.02
Potential Claims	Section 7.15(b)
Pre-Closing Period	Section 7.01(a)
Pre-Closing Reorganization	Section 7.13(a)
Pre-Closing Statement	Section 2.02(b)
Pre-Closing Straddle Period	Section 8.02
Public Entity Board Approvals	Recitals
Public Entity Group	Recitals
Purchase Price	Section 2.01(g)(ii)
R&D Sponsor	Section 4.16(i)

Released Matters	Section 7.15(b)
Released Parties	Section 7.15(b)
Releasing Parties	Section 7.15(b)
Reorganization Plan	Section 7.13(a)
Representatives	Section 7.02(a)
Requisite Shareholder Approval	Recitals
Restricted Party	Section 7.02(a)
Roivant	Preamble
Roivant Amended Organizational Documents	Recitals
Roivant Amended Shareholders Agreement	Recitals
Roivant Asia Cell Therapy	Recitals
Roivant Audited Financial Statements	Section 5.16(a)
Roivant Claim	Section 10.03
Roivant Common Shares	Recitals
Roivant Cure Period	Section 11.01(d)
Roivant Equity	Recitals
Roivant Financial Statements	Section 5.16(a)
Roivant Interim Balance Sheet	Section 5.16(a)
Roivant Interim Balance Sheet Date	Section 5.05
Roivant Material Contracts	Section 5.12(a)
Roivant Parties	Preamble
Roivant Party	Preamble
Roivant Signing Party	Section 4.04(a)
Safety Notices	Section 4.06(l)
Sarbanes-Oxley Act	Section 4.08(a)
Section 280G	Section 7.10(a)
Section 280G Approval	Section 7.10(b)
Shareholders’ Consent	Recitals
Sinovant	Recitals
Special Claims	Section 10.06(c)
Spirovant	Preamble
Strategic Alliance Entities	Recitals
Strategic Cooperation Agreement	Recitals
Sumitomo	Preamble
Sumitomo Claim	Section 10.02
Sumitomo Cure Period	Section 11.01(e)
Sumitomo Material Adverse Effect	Section 6.03(a)
Sumitomo Prepared Tax Return	Section 8.01
Tax Contest	Section 8.04
Tax Sharing Agreements	Section 4.17(c)
Third-Party Claim	Section 10.06(a)
Third-Party Claim Assumption Notice	Section 10.06(b)
Transfer Taxes	Section 8.06
Transferred Employee	Section 7.11(a)
Tribunal	Section 12.11(a)(i)
Urovant	Recitals

ARTICLE II
PURCHASE AND SALE OF SHARES

SECTION 2.01              Sale and Transfer of the Company Equity, Roivant Equity and Certain Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Documents, after giving effect to the Pre-Closing Reorganization, at the Closing:

(a)          Roivant shall sell, assign, transfer, convey and deliver to Sumitomo, free and clear of all Liens (other than restrictions on further transfer under applicable Bermuda Law and securities Laws), and Sumitomo shall acquire, all right, title and interest in and to the Company Equity;

(b)          Roivant shall issue and sell to Sumitomo, free and clear of all Liens (other than restrictions on further transfer under applicable Bermuda Law and securities Laws and any Liens arising under the Roivant Amended Organizational Documents or Roivant Amended Shareholders Agreement), and Sumitomo shall acquire, the Roivant Equity;

(c)          Roivant shall effect the DrugOme Technology Transfer and the Digital Innovation Technology Transfer (each as defined in the Reorganization Plan) in accordance the Reorganization Plan;

(d)          Roivant shall grant to Sumitomo the Options;

(e)          Roivant and Sumitomo shall enter into the Strategic Cooperation Agreement, and Roivant shall cause Datavant to enter into the Datavant Agreement in accordance with Section 7.16;

(f)           Roivant and Sumitomo shall enter into the Right of First Refusal and Notice Agreement; and

(g)          in consideration, Sumitomo shall pay to Roivant:

(i)           at the Closing, the Closing Payment; and

(ii)          after the Closing, such portion, if any, of the Escrow Amount (as the same may be reduced or held back in accordance with Article X) as is released to Roivant in accordance with Section 3.02 ((i) and (ii) together, the “Purchase Price”).

Except as expressly provided under Section 8.07, Article X or Section 12.01, or as may be provided under the Escrow Agreement, under no circumstances will Sumitomo become obligated under this Agreement to pay any amounts in excess of the Purchase Price or to pay interest on any portion of the Purchase Price.

SECTION 2.02              Calculation of Closing Payment.

(a)          Subject to adjustment pursuant to this Article II, the purchase price payable to Roivant at the Closing shall be equal to the sum of (i) $3,000,000,000, minus (ii) the amount, if any, by which the amount of Company Debt exceeds the Target Debt Amount, plus (iii) the amount of Approved Adjustments, minus (iv) the amount required at the Closing to discharge in full all Transaction Expenses that remain outstanding as of the Closing, minus (v) Change of Control Payments that remain outstanding as of the Closing, minus (vi) the Escrow Amount, minus (vii) the amount of Leakage as of immediately prior to the Closing, minus (viii) 50% of the Escrow Agent Fee (the items referred to in clauses (ii) through (viii), the “Adjusting Purchase Price Components” and the amount resulting from the sum of clauses (i) through (viii), the “Closing Payment”).

(b)          Roivant will deliver to Sumitomo, not less than five Business Days nor more than 10 Business Days prior to the anticipated Closing Date, a statement (the “Pre-Closing Statement”) setting forth (i) the Closing Financial Estimates and (ii) Roivant’s good faith calculation of the Closing Payment, including Roivant’s good faith estimate of each of the Adjusting Purchase Price Components. The Pre-Closing Statement shall be prepared in accordance with (A) the books and records of the Contributed Entity Group and (B) the Accounting Principles.  During each day of the period following Sumitomo’s receipt of the Pre-Closing Statement, Roivant will on a timely basis provide to Sumitomo and its authorized Representatives reasonable access to all records (and employees and Representatives of Roivant who were involved in the preparation of the Pre-Closing Statement, including such access to facilities as is reasonably necessary to have such access to such employees), including Roivant’s or its Subsidiaries’ outside accountants and their work papers and other documents used in preparing such Closing Financial Estimates.  Roivant and Sumitomo shall use good faith efforts to resolve, at least three Business Days prior to the Closing Date, any disagreements between them concerning the computation of any of the items in the Pre-Closing Statement; provided, however, if the parties are unable to resolve any such disagreement, (x) no such dispute shall result in a delay of the Closing and (y) any item in dispute shall be deemed (solely for purposes of determining the Closing Payment, but subject in all respects to indemnification pursuant to Article X) to be equal to the applicable amount set forth in the Pre-Closing Statement delivered by Roivant pursuant to this Section 2.02(b).

SECTION 2.03              Purchase Price Allocation. Roivant and Sumitomo agree that, except as otherwise required by Law, the Closing Payment shall be allocated between the Roivant Equity, on the one hand, and the Company Equity and the other assets purchase by Sumitomo, on the other hand, as set forth on Section 2.03 of the Sumitomo Disclosure Schedule (“Allocation”).  The Parties agree that each will report the federal, state, local and foreign income and other Tax consequences of the Transactions in a manner consistent with the Allocation and take no position in connection with any Tax matter inconsistent with the Allocation, unless otherwise required to do so by applicable Law or a final determination by an applicable Governmental Authority.

SECTION 2.04              Treatment of Private Entity Equity Awards. Roivant and Sumitomo agree to the provisions set forth in Section 2.04 of the Roivant Disclosure Schedule.

SECTION 2.05              Withholding. Sumitomo and its Affiliates shall be entitled to deduct and withhold from the Closing Payment, disbursements from the Escrow Fund, if any, to Roivant, and any other amounts to be paid pursuant to this Agreement, such amounts as are required to be deducted and withheld, if any, with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. Any amount so withheld shall be remitted by Sumitomo or its Affiliates, as applicable, to the appropriate Governmental Authority as required by applicable statutes and ordinances. If either Sumitomo or Roivant becomes aware that any such deduction or withholding is required, the Party that becomes so aware shall promptly notify the other Party and Sumitomo and Roivant shall each use commercially reasonable efforts so that any payment required to be made pursuant to this Agreement shall be made with no such deduction or withholding, including, to the extent commercially reasonable, by making any such payments through an Affiliate and, to the extent it is legally able to do so, by executing any form or certificate necessary to eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as being paid to the Persons from whom such amounts were so withheld, and Sumitomo or its Affiliates, as applicable, shall provide (or shall cause to be provided) notice of the amounts so withheld to the Persons from whom such amounts were so withheld and to the extent the amount of such deduction or withholding arises or is increased as a result of an assignment by Sumitomo pursuant to Section 12.05 for which Roivant does not consent, Sumitomo shall cause to be paid such additional amounts as are necessary to cause the payee to receive the amount the payee would have received (without regard to this sentence) had the original payment been made by Sumitomo.

ARTICLE III
CLOSING

SECTION 3.01              Closing. Unless this Agreement is terminated and the Transactions are abandoned pursuant to Article XI, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article IX, the closing of the Transactions (the “Closing”) will take place at the offices of Jones Day, 3161 Michelson Drive, 8th Floor, Irvine, CA 92612-4412, at 10:00 a.m., local time, on the second Business Day after the day on which the conditions set forth in Article IX have been satisfied or, to the extent permitted by applicable Law, waived (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date as Sumitomo and Roivant agree upon in writing.

SECTION 3.02              Escrow Fund. On the Closing Date, Sumitomo will (a) fund the Escrow Fund by delivering or causing to be delivered the Escrow Amount to the Escrow Agent pursuant to the provisions of the Escrow Agreement and (b) deposit with the Escrow Agent the Escrow Agent Fee in accordance with the Escrow Agreement. The Escrow Amount (or any portion thereof) will be distributed from the Escrow Fund to Roivant and/or Sumitomo at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. On the Escrow Release Date, Sumitomo will cause the Escrow Agent to deliver any portion of the Escrow Amount then remaining to Roivant in accordance with wire instructions provided by Roivant (subject to retention by the Escrow Agent of any portion of the Escrow Amount subject to pending claims, which such portions will be released to Roivant or Sumitomo at the times and subject to the conditions described in the Escrow Agreement).

SECTION 3.03              Closing Deliveries by Roivant and the Company. At the Closing, Roivant or the Company will deliver or cause to be delivered to Sumitomo:

(a)          duly completed and signed instruments of transfer in forms reasonably acceptable to Sumitomo transferring the Company Equity in favor of Sumitomo;

(b)          a copy of the register of members of the Company, certified by the Secretary of the Company, reflecting the transfer of the Company Equity to Sumitomo;

(c)          a duly executed Equity Issuance issuing the Roivant Equity;

(d)          a copy of the register of members of Roivant, certified by the Secretary of Roivant, reflecting the issuance of the Roivant Equity to Sumitomo;

(e)          a copy of the Roivant Amended Organizational Documents and a copy of the Roivant Amended Shareholders Agreement;

(f)           a counterpart of each of (i) the Escrow Agreement and (ii) the Transition Services Agreement, duly executed by Roivant;

(g)          counterparts of (i) each Option Agreement, duly executed by Roivant, and (ii) the Option Agreement for each of Lysovant Sciences Ltd., Metavant Sciences Ltd. and Dermavant Sciences Ltd. (each, an “Option Agreement Party”), each duly executed by the applicable Option Agreement Party;

(h)          a counterpart of (x) the Strategic Cooperation Agreement and (y) the Right of First Refusal and Notice Agreement, each duly executed by Roivant;

(i)           a counterpart of the Datavant Agreement, duly executed by Datavant;

(j)           a certificate executed by an executive officer of Roivant certifying the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c);

(k)          a copy of (i) the Organizational Documents of the Company, certified by the Secretary of the Company, (ii) written resolutions of the boards of directors of each Strategic Alliance Entity (other than members of the Public Entity Group) approving the Transactions and (iii) the Public Entity Board Approvals;

(l)           unless otherwise determined by Sumitomo at least five Business Days prior to the Closing, the resignation of the directors of each of the Strategic Alliance Entities (other than Myovant and Urovant);

(m)         a written opinion by Bermuda counsel to the effect that (i) Roivant is duly incorporated and existing under the laws of Bermuda and (ii) when issued and paid for pursuant to this Agreement and the Equity Issuance, the Roivant Equity will be validly issued, fully paid and non-assessable;

(n)          a certificate from an authorized officer of Enzyvant Therapeutics GmbH or the Company, as applicable, certifying that Enzyvant Therapeutics GmbH or the Company holds all right, title and interest in and to the Priority Review Voucher (including as referenced and defined in the Duke License Agreement), if and when issued, free and clear of all Liens (other than Liens under the Duke License Agreement and any Permitted Liens), in accordance with the terms of the Duke License Agreement; and

(o)          evidence in form and substance reasonably acceptable to Sumitomo of the termination, effective immediately prior to the Closing, of all shareholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements and management rights agreements to which Roivant (with respect to a member of the Contributed Entity Group) or any member of the Contributed Entity Group may be party, in each case, without any Liability to any of them on or following the Closing (other than, in each case, the agreements set forth on Section 3.03(o) of the Roivant Disclosure Schedule).

SECTION 3.04              Closing Deliveries by Sumitomo. At the Closing, Sumitomo will deliver to Roivant:

(a)           counterparts of the Escrow Agreement, duly executed by Sumitomo and the Escrow Agent;

(b)         a counterpart of each Option Agreement, duly executed by Sumitomo;

(c)         counterparts of each of (i) the Strategic Cooperation Agreement and (ii) the Right of First Refusal and Notice Agreement, each duly executed by Sumitomo;

(d)         a counterpart of the Equity Issuance, duly executed by Sumitomo;

(e)         a counterpart of the Transition Services Agreement, duly executed by the Company; and

(f)        a certificate executed on behalf of Sumitomo by an authorized officer of Sumitomo certifying the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTED ENTITY GROUP

Roivant hereby represents and warrants to Sumitomo that, except (i) as set forth in the Roivant Disclosure Schedule and (ii) with respect to Myovant and Urovant, as specifically described in any annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K (in each case including exhibits) filed with, or furnished to, the SEC and publicly available (x) on or after May 24, 2019 and prior to the Agreement Date, in the case of Myovant, or (y) on or after June 14, 2019 and prior to the Agreement Date in the case of Urovant (the “Filed SEC Documents”) (other than any disclosures set forth in the “Risk Factors” or forward-looking statement sections of such Filed SEC Documents that are not of historical fact and any other disclosures included therein to the extent they are generally cautionary or predictive in nature), the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date); provided, however, the exception in clause (ii) above shall not qualify or apply to any Roivant Fundamental Representation or any representation or warranty set forth in Section 4.08. It is expressly understood and acknowledged that any information disclosed in any section or subsection of the Roivant Disclosure Schedule shall be deemed to be disclosed for purposes of the corresponding section or subsection of this Agreement and no disclosure made in any particular section or subsection of the Roivant Disclosure Schedule shall be deemed to be disclosed for purposes of any other representation or warranty in this Agreement unless (a) expressly made therein (by cross-reference or otherwise) or (b) it is reasonably apparent on the face of such disclosure that such disclosure applies to such other representations and warranties.

SECTION 4.01              Identity; Organization and Qualification.

(a)          Section 4.01(a) of the Roivant Disclosure Schedule sets forth, as of the Agreement Date, the names of the directors and the names and titles of the officers of each member of the Contributed Entity Group.

(b)          Each member of each of the Contributed Entity Group and the Option Entity Group is duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Section 4.01(b) of the Roivant Disclosure Schedule sets forth a true and complete list of each member of each of the Contributed Entity Group and the Option Entity Group, including with respect to each such Entity: (i) its jurisdiction of incorporation or formation, (ii) the type of Entity and (iii) each jurisdiction where such Entity is qualified, licensed or admitted to do business. Each member of each of the Contributed Entity Group and the Option Entity Group has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted, and to perform its obligations under all of its Contracts, except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole, or the Option Entity Group, taken as a whole. No member of either the Contributed Entity Group or the Option Entity Group has been dissolved or is in the process of being dissolved by any corporate resolutions or other action by its directors, members, officers, shareholders, any Governmental Authority, or by the occurrence of any event or otherwise. Each member of each of the Contributed Entity Group and the Option Entity Group is duly qualified, licensed or admitted to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or admission necessary, except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole, or the Option Entity Group, taken as a whole.

SECTION 4.02              Organizational Documents. Roivant has Made Available accurate and complete copies of: (a) the certificate of incorporation, memorandum of association, and bye-laws, including all amendments thereto, or such other similar constitutive documents, as are applicable (collectively, the “Organizational Documents”), of each member of each of the Contributed Entity Group and the Option Entity Group; and (b) the complete minutes of the meetings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors, and all committees of the board of directors of each member of each of the Contributed Entity Group (in each case, other than Myovant and Urovant) and the Option Entity Group, in each case, since the later of (i) the formation of such Entity and (ii) March 31, 2017, as may be redacted with respect to any discussions related to the Transactions and any information that is competitively sensitive to the extent relating to the Roivant Remaining Group. The Organizational Documents of each member of the Contributed Entity Group and each member of the Option Entity Group are in full force and effect and there has not been any violation or amendment of any provisions of such Organizational Documents.

SECTION 4.03              Capitalization.

(a)          Section 4.03(a) of the Roivant Disclosure Schedule sets forth opposite the name of each member of each of the Contributed Entity Group and the Option Entity Group, each authorized class of capital stock of such Entity and the number of shares of each such class that are authorized.

(b)          Section 4.03(b) of the Roivant Disclosure Schedule sets forth, as of the Agreement Date (or, for purposes of the following clauses (i), (ii) and (v) and (vi), with respect to Myovant, October 27, 2019 and with respect to Urovant, October 31, 2019), for each member of each of the Contributed Entity Group and the Option Entity Group, (i) the number of shares of each class of capital stock of such Entity that are issued and outstanding (not including shares held in treasury), (ii) the number of shares of each class of capital stock of such Entity that are held in treasury, (iii) except with respect to each member of the Public Entity Group, the name of the record holder of issued and outstanding shares of capital stock of such Entity and the number of shares of each class of issued and outstanding shares of capital stock held by such holder, (iv) with respect to each Member of the Public Entity Group, the number of shares held by Roivant or its Subsidiaries and the record holder thereof, (v) the number of shares of each class of capital stock that are subject to outstanding Equity Participations (including Equity Awards, whether vested or unvested) that are convertible into such shares of capital stock (and, for each such type of Equity Participations, the weighted average exercise price or conversion price thereof) and (vi) the number of shares of each class of capital stock that are reserved for issuance under any Benefit Plan of such Entity (categorized by each such Entity).

(c)          All issued and outstanding shares of capital stock of each member of each of the Contributed Entity Group and the Option Entity Group have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Organizational Documents of any such Entity or any agreement to which any such Entity is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws.

(d)          Except (i) as set forth in this Section 4.03 and the corresponding sections of the Roivant Disclosure Schedule, (ii) for shares of capital stock issued upon the exercise of Equity Awards outstanding on the Agreement Date and (iii) for Equity Participations permitted to be issued pursuant to Section 7.03(a)(ii) and in accordance with any applicable Benefit Plan, there are no Equity Participations of any member of either the Contributed Entity Group or the Option Entity Group.

(e)          Except for this Agreement and the Ancillary Documents, as contemplated by the Reorganization Plan, as set forth in this Section 4.03 (including with respect to Equity Awards) and the corresponding sections of the Roivant Disclosure Schedule or as set forth in the Organizational Documents of any such Entity, there is no:

(i)           Contract of a member of either the Contributed Entity Group or the Option Entity Group with respect to the issuance, sale or transfer of Equity Participations of such Entity;

(ii)          voting trust, shareholder agreement, proxy or other agreement or understanding in effect to which a member of either the Contributed Entity Group or the Option Entity Group is a party with respect to the governance of such Entity or the voting, registration or transfer of any Equity Participations thereof;

(iii)         preemptive right, right of participation, right of first refusal, right of maintenance or any similar right with respect to the Equity Participations of a member of either the Contributed Entity Group or the Option Entity Group;

(iv)         Contract to which a member of either the Contributed Entity Group or the Option Entity Group is a party restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Equity Participation of any such Entity; or

(v)          rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to Equity Participations obligating a member of either the Contributed Entity Group or the Option Entity Group to repurchase, redeem or otherwise acquire any issued and outstanding Equity Participations of such Entity and none of such Entities has previously repurchased, redeemed or otherwise reacquired any of its Equity Participations.

(f)           Except as set forth in Section 4.03(f) of the Roivant Disclosure Schedule, each of the Company, each Strategic Alliance Entity and each Option Entity owns all of the issued and outstanding Equity Participations of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than restrictions on transfer imposed by applicable Bermuda Law and securities Laws), and all of such Equity Participations are duly authorized, validly issued, fully paid and nonassessable. Except for Equity Participations in Subsidiaries of (i) the Company, (ii) a Strategic Alliance Entity or (iii) an Option Entity, no such Entity owns, directly or indirectly, any Equity Participations in any Entity or has any obligation to acquire any Equity Participations or make any other investment in any Person or business.

(g)          Each of the Company and the Company U.S. Sub is a newly formed entity duly incorporated or formed solely to consummate the Transactions. Since the date of its incorporation or formation, neither the Company nor the Company U.S. Sub has carried on any business, engaged in any affairs, conducted any operations or incurred any Liabilities other than the execution of this Agreement (in the case of the Company only) and the Ancillary Documents to which such Entity is to be a party, the performance of its obligations hereunder (including in connection with the Pre-Closing Reorganization) and matters ancillary hereto and thereto.

SECTION 4.04              Authority Relative to this Agreement and the Ancillary Documents.

(a)          Each Roivant Party has all necessary power and authority to execute and deliver this Agreement and each Roivant Party and each other member of the Roivant Group that will be a party to an Ancillary Document (each such member of the Roivant Group, together with the Roivant Parties, a “Roivant Signing Party”) has or will, prior to the execution thereof, have all necessary power and authority to execute and deliver each Ancillary Document to which it will be a party, and in each case to perform its obligations hereunder and thereunder and to consummate the Transactions. At a meeting duly called, or by unanimous written consent, the board of directors of each Roivant Party duly and unanimously adopted resolutions (i) declaring that the Transactions are advisable and fair to and in the best interests of such Entity, as applicable, and its shareholders, (ii) authorizing and approving the execution, delivery and performance of this Agreement, and the execution delivery and performance of the Ancillary Documents to which such Entity is a party, (iii) with respect to Roivant, directing that this Agreement be immediately submitted for consideration by the shareholders thereof by written consent and (iv) with respect to Roivant, recommending the adoption of this Agreement by such shareholders, and such approval has not been amended, rescinded or modified. No further corporate action on the part of any Roivant Signing Party is necessary to authorize the execution and delivery of this Agreement thereby, the performance thereby of its obligations hereunder or thereunder, or the consummation thereby of the Transactions. This Agreement and each Ancillary Document to which any Roivant Signing Party is a party or will prior to or at the Closing become a party have been duly and validly executed and delivered thereby, or to the extent deliverable at the Closing will prior to the Closing be duly and validly executed and delivered and, assuming the due authorization, execution and delivery by Sumitomo, constitute legal, valid and binding obligations thereof, enforceable against such Entity, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

(b)          No “fair value,” “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation is applicable to the Transactions or any member of either the Contributed Entity Group or the Option Entity Group.

(c)          As of the Agreement Date, the Shareholders’ Consent has been executed by a number of shareholders of Roivant that is sufficient to authorize and approve this Agreement pursuant to the Organizational Documents of Roivant, and no further action by the holders of the Equity Participations of Roivant, or any member of the Contributed Entity Group or the Option Entity Group will be required in connection with the Transactions.

SECTION 4.05              No Conflict; Required Filings and Consents.  (a)        The execution and delivery by the Roivant Signing Parties of this Agreement and the Ancillary Documents to which any such Entity is a party do not and will not, and the performance by such Entity of its obligations under this Agreement and the Ancillary Documents to which such Entity is a party and the consummation of the Transactions do not and will not: (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of such Entity, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, amendment, cancellation, modification or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract of a member of either the Contributed Entity Group or the Option Entity Group or that is otherwise part of the Business or Contributed Assets, (iii) result in a Lien other than a Permitted Lien on any assets of a member of either the Contributed Entity Group or the Option Entity Group, or that are otherwise part of the Business or Contributed Assets, or give any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance or (iv) conflict with or violate, or result in the cancellation or termination of, any Permit, concession, franchise, license or Law applicable to any member of either the Contributed Entity Group or the Option Entity Group or any of the properties or assets of such Entity, the Business or the Contributed Assets, except, in the case of each of clause (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole.

(b)          Except for any filings required to be made under (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NASDAQ Global Select Market, (iv) the rules and regulations of the New York Stock Exchange, (v) the HSR Act, (vi) the Requisite Shareholder Approval, (vii) filings and approvals required to be made or obtained from the Bermuda Monetary Authority and (viii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to be material to the Contributed Entity Group, taken as a whole, the execution, delivery and performance by each of the Roivant Signing Parties of this Agreement and the other Ancillary Documents to which it is or will be a party do not and will not, and the performance of this Agreement and the other Ancillary Documents to which it is or will be a party do not and will not, require any consent, approval, authorization or Permit of, or Order of, action by, filing with or notification to, any Governmental Authority, or give any Governmental Authority the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law applicable to such Entity, or to which the Business, the Contributed Assets, or any of its Assets and Properties is subject.

SECTION 4.06              Compliance with Law; Permits; Regulatory Matters.

(a)          The Business, each member of each of the Contributed Entity Group and the Option Entity Group and, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf are, and have been since January 1, 2016, acting or operated in compliance in all material respects with any Law applicable thereto. Neither the Business, nor any member of the Contributed Entity Group, nor, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf, have since January 1, 2016 (i) received any written notice from any Governmental Authority or other Person regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with any provision of, any Law applicable to such Entity or to its Assets and Properties or (ii) filed or otherwise provided any notice or communication to any Governmental Authority or other Person regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with any provision of any Law applicable to such Entity or to its Assets and Properties and, to Roivant’s Knowledge, no such self-disclosure to any Governmental Authority is required.

(b)          No member of the Roivant Remaining Group (solely with respect to their conduct of the Business) and no member of the Contributed Entity Group, nor, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf, since January 1, 2016 has made or been ordered to make, any payment to any Person, including a Governmental Authority, as a consequence of any actual or alleged violation of Law, arising in connection with the business of such Entity.

(c)                               Without limiting the generality of Section 4.06(a), no member of the Contributed Entity Group, nor any employee of the Business nor, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf have, directly or indirectly, since January 1, 2016, (i) offered, made or promised to make, authorized, or used any funds for (actual or perceived) contributions, gifts, donations, grants, entertainment or other expenses or transfers of value, including expenses related to political activity, in each case, in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or similar anti-bribery and corruption laws in each jurisdiction applicable to such Entity, or any other similar applicable Law (collectively, the “Anti-Corruption Laws”), (ii) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in each case, in material violation of any Anti-Corruption Law, (iii) made any payment to any customer or supplier of such Entity, or given any other consideration to any such customer or supplier in respect of its business, in each case, in material violation of any Anti-Corruption Law, or (iv) made any other payment in material violation of any Anti-Corruption Law. Since January 1, 2016, there have not been any materially false or fictitious entries made in the books, records or accounts of the Business or any member of the Contributed Entity Group relating to any illegal payment or secret or unrecorded fund of the type described in clauses (i) – (iv) above. Each member of the Contributed Entity Group has policies and procedures in place designed to prevent any of the above actions occurring and has trained its directors, officers, employees, agents and other Representatives acting for, on behalf of, or at their direction, on the content and use of such policies and procedures.

(d)                             The Business and each member of the Contributed Entity Group is, and has been since January 1, 2016, in possession of and has maintained all material Permits in compliance in all material respects with applicable Law and applicable industry standards as necessary for it to own, lease and operate its Assets and Properties or to carry on its business as it is now being conducted and as it has been conducted since January 1, 2016. Section 4.06(d) of the Roivant Disclosure Schedule lists, as of the Agreement Date, (i) a true and complete list of all material Permits of the Contributed Entity Group and the Business and (ii) with respect to each such Permit that constitutes a Regulatory Approval that is held by a member of the Contributed Entity Group or the Business, the holder thereof (and, if applicable, whom it is held on behalf of), and each such Permit is valid and in full force and effect, and accurate and complete copies of such Permits have been Made Available. Neither the Business, nor any member of the Contributed Entity Group, nor, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf, is or has been, since January 1, 2016, in conflict with, or in default, breach or violation in any material respect of any material Permit of such Entity to operate its business or by which any of its Assets and Properties is bound. No suspension, revocation, withdrawal, termination, modification or cancellation of any material Permit of the Business or any member of the Contributed Entity Group is pending or, to Roivant’s Knowledge, threatened. Neither the Business, nor any member of the Contributed Entity Group nor, to Roivant’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting  on its or their behalf, has received, since January 1, 2016, any notice from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any such Permit, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit or (iii) such Entity’s right to own, lease or operate its Assets or Properties or to carry on its business as the same has been conducted.

All reports, returns and information required by any applicable Law under any material Permit or as a condition of any material Permit to be timely made or given to any Person or Governmental Authority in connection with the Business or any business conducted by a member of the Contributed Entity Group have been made or given to the appropriate Person or Governmental Authority. All fees due with respect to any such material Permits have been timely paid.

(e)                               All material Regulatory Documentation required to be maintained by or on behalf of the Business or a member of the Contributed Entity Group, or filed or furnished to any Governmental Authority thereby or on its behalf since January 1, 2016, has been so maintained, filed or furnished and no material deficiencies have been asserted with regard thereto by an Governmental Authority. All material Regulatory Documentation and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to any Product Candidate, when submitted to the relevant Governmental Authority were complete and correct in all material respects and did not omit any material information as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the relevant Governmental Authority. Since January 1, 2016, each member of the Contributed Entity Group has prepared and filed or submitted all regulatory communication filings, and submissions in accordance with Law and applicable industry standards, in each case, in all material respects. Since January 1, 2016, no member of the Contributed Entity Group (i) has made any materially untrue or fraudulent statement to any Governmental Authority; or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Authority.

(f)                                All Clinical Trials and pre-clinical and non-clinical studies conducted by or on behalf of any member of the Contributed Entity Group with regard to a Product Candidate, are being or have been conducted, since January 1, 2016, in compliance in all material respects with applicable Health Care Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole, (A) none of the Clinical Trials conducted by or on behalf of any member of the Contributed Entity Group with respect to a Product Candidate prior to the Agreement Date and no Clinical Trial commenced after the Agreement Date that is conducted by or on behalf of any member of the Contributed Entity Group with respect to a Product Candidate is or has been the subject of a clinical hold or is or has been terminated or suspended prior to completion for safety or non-compliance reasons and (B) since January 1, 2016, no Governmental Authority that has jurisdiction over any ongoing Clinical Trial conducted with regard to a Product Candidate has initiated or, to Roivant’s Knowledge, threatened in writing to initiate any investigation or Action or to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such Clinical Trial, or to disqualify, restrict or debar any Investigator or other Person involved in any such Clinical Trial.

(g)                              Since January 1, 2016, all Regulatory Transfer Approvals have been duly received by or issued to a member of the Contributed Entity Group in connection with its acquisition or receipt of licensing rights to a Product Candidate in the relevant territory. All members of the Contributed Entity Group and all Persons holding a Regulatory Approval, have been since January 1, 2016 and are in compliance in all material respects with applicable Health Care Laws. Since January 1, 2016, no member of the Contributed Entity Group nor, to Roivant’s Knowledge, any CRO, CMO, other service provider or other Person acting on its behalf has received notice from any Governmental Authority that a Marketing Approval with respect to a Product Candidate will not or is likely not to be issued.

(h)                              Except as set forth on Section 4.06(h) of the Roivant Disclosure Schedule, since January 1, 2016, no member of the Contributed Entity Group, nor, to Roivant’s Knowledge, any of their respective CROs, CMOs or other service vendors has received written notice of any alleged material violation of, or material non-compliance with any Health Care Laws, or has received any FDA Form 483s, warning letters, untitled letters, written notice of potential enforcement proceedings or similar correspondence or written notice from any Governmental Authority, in each case, regarding any Clinical Trials, any Development or Manufacturing of any Product Candidate. In the case of each such item disclosed or required to be disclosed in Section 4.06(h) of the Roivant Disclosure Schedule, any required corrective action has been conducted in accordance with applicable Health Care Laws in all material respects.

(i)                                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole, (i) since January 1, 2016, no member of the Contributed Entity Group nor, to Roivant’s Knowledge, any of their respective CROs, CMOs or other service vendors or other Persons acting on their behalf have been debarred pursuant to Section 306 of the FDCA or that are disqualified pursuant to 21 C.F.R. 312.70 or foreign equivalent to the foregoing or that have been debarred, excluded, or suspended from participation in any health care program and (ii) no Actions (solely to Roivant’s Knowledge as it relates to any CROs, CMOs or other service vendors or other Persons acting on their behalf) that would reasonably be expected to result in such a debarment, disqualification, or exclusion are pending or, to Roivant’s Knowledge, threatened against any of the foregoing Persons.

(j)                                  Except as set forth on Section 4.06(j) of the Roivant Disclosure Schedule, no member of the Contributed Entity Group, nor, to Roivant’s Knowledge, any of their respective CROs, CMOs or service vendors acting on their behalf, has received since January 1, 2016 written notice (i) of any alleged material noncompliance, major or critical findings, as a result of any audit or inspection performed by or on behalf of a Governmental Authority in connection with its business or any Product Candidate, (ii) of any alleged falsification or fraudulent activity regarding any Regulatory Documentation generated or submitted by any of them to any Person in connection with its business or any Product Candidate, or (iii) that any Regulatory Documentation generated by any of them or otherwise in connection with its business or any Product Candidate will not be accepted by FDA or other Governmental Authority based on data integrity or other compliance concerns. Copies of any such audit, inspection and corrective action material have been Made Available.

(k)                              No member of the Contributed Entity Group nor, to Roivant’s Knowledge, any of their respective CROs, CMOs or service vendors or other Persons acting on their behalf, is the subject of any pending material investigation or material action under, or, since January 1, 2016, has made an untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any of them or committed an act, made a statement or failed to make a statement, in each case, that could reasonably be expected to provide a basis for any of them to be subject to the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations, with respect to the Business or the Contributed

Entity Group’s business or any services conducted on behalf of the Business or the Contributed Entity Group.

(l)                                  Since January 1, 2016, there have been no Unexpected Adverse Drug Experiences, Unexpected Adverse Reactions, investigator notices in writing, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance or any other corrective action in relation to any Product Candidate (collectively, “Safety Notices”). Section 4.06(l) of the Roivant Disclosure Schedule lists all of the following: (i) all such Safety Notices, (ii) the dates that such Safety Notices, if any, were resolved or closed and (iii) any material complaints with respect to any Product Candidate that are currently unresolved. There have been no material product complaints with respect to any Product Candidate, and there are no facts that would be reasonably likely to result in any of the following: (A) a material Safety Notice with respect to any Product Candidate; or (B) a termination or suspension of testing (including clinical trials) of any Product Candidate.

(m)                          Neither the Business, nor any member of the Contributed Entity Group, nor, to Roivant’s Knowledge, any Persons acting on their behalf, is party to or bound by any Order, monitoring agreements, consent decrees, or other formal or informal agreements with or imposed by any Governmental Authority concerning compliance with applicable Health Care Laws, and, to Roivant’s Knowledge, no such agreement or Order has been threatened against such Persons in writing since January 1, 2016. Neither the Business, nor any member of the Contributed Entity Group, nor, to Roivant’s Knowledge, any Persons acting on their behalf, have engaged, since January 1, 2016, in any voluntary disclosure or mandatory self-disclosure to any Governmental Authority concerning any alleged, potential or actual non-compliance with any Laws, and, to Roivant’s Knowledge, no such self-disclosure to any Governmental Authority is required.

(n)                              Each Contract with an HCP to which a member of the Contributed Entity Group is, or since January 1, 2016 has been, a party (including for employment, consulting, speaking, authorship, advisory board services or otherwise) complies in all material respects with applicable Health Care Laws and provides compensation that is consistent with fair market value in an arms-length transaction. The Entity that is or was a party to such Contract with an HCP has documentation demonstrating the need for such services and the basis for the value of the compensation provided. Since January 1, 2016, each member of the Contributed Entity Group also has disclosed or reported to customers, Governmental Authorities or other entities, as applicable, option awards to HCPs or actual ownership of such Entity by HCPs (if any). Since January 1, 2016, each HCP has obtained any necessary patient consents in connection with such HCP’s provision of services to a member of the Contributed Entity Group.

(o)                              Since January 1, 2016, each HCP or other Person performing services for the Business or to any member of the Contributed Entity Group (i) to Roivant’s Knowledge, has at all relevant times obtained and maintained in good standing any Permits required for such Person to provide the particular services in the applicable jurisdiction(s), (ii) to Roivant’s Knowledge, none of them has had such a Permit suspended or revoked or otherwise restricted, and (iii) to Roivant’s Knowledge, none of them is currently or has been the subject of any disciplinary actions or investigations by any Governmental Authority.

(p)                              None of the proprietary devices that are used in the Business, part of the Contributed Assets or that any member of the Contributed Entity Group uses in connection with any Clinical Trial or otherwise in connection with its business is classified as a “medical device” under any applicable Law. Since January 1, 2016, neither the Business, nor any member of the Contributed Entity Group has received any determination from any Governmental Authority to the contrary.

SECTION 4.07                                           Financial Information; Books and Records.

(a)                               Section 4.07(a) of the Roivant Disclosure Schedule contains a true, correct and complete copy of the Strategic Alliance Financial Statements.

(i)                                  The Strategic Alliance Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as Made Available prior to the Agreement Date and subject, in the case of the Interim Financial Statements and the Unaudited Historical Financial Statements, to the absence of footnote disclosure);

(ii)                              The Strategic Alliance Financial Statements present fairly and accurately in all material respects the consolidated financial position and consolidated operating results of the Entity and its consolidated Subsidiaries to which they relate (including, assets, liabilities, income, expenses and cash flows) as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments; and

(iii)                          The Strategic Alliance Financial Statements were prepared in accordance with the books of account and the other financial records of the Entity to which they relate (as applicable) and its current and prior Subsidiaries.

(b)                              The relevant auditors have issued unqualified audit reports in respect of each of the Audited Financial Statements. No auditor to any Strategic Alliance Entity has ever declined or indicated its inability to issue an opinion with respect to any financial statements thereof and no such auditor has, as of the Agreement Date, resigned or been dismissed as a result of or in connection with any disagreements with Roivant or a member of the Contributed Entity Group on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither such Entity nor any of their current or prior Subsidiaries has withheld any information from the auditors, which, if disclosed would have caused the auditors to qualify their audit report or to refuse to issue their report with respect to any of the Audited Financial Statements.

(c)                               Each Strategic Alliance Entity maintains, and each of its Subsidiaries maintains, internal accounting controls that are designed to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorization, as applicable, (ii) transactions are recorded as necessary to permit preparation of the Strategic Alliance Financial Statements in accordance with GAAP and to maintain accountability for the assets thereof and its current and prior Subsidiaries, (iii) access to the assets thereof and its current and prior Subsidiaries is permitted only in accordance with management’s general or specific authorization, as applicable, (iv) accounts, notes, inventories and receivables are recorded accurately in all material respects and appropriate action is taken with respect to any differences and (v) the reporting of the assets thereof and its current and prior Subsidiaries is compared with existing assets at regular intervals. There have been no instances of fraud with respect to the Strategic Alliance Financial Statements, whether or not material, that occurred during any period covered by the Strategic Alliance Financial Statements. No member of the Contributed Entity Group, nor any director or officer thereof, nor, to Roivant’s Knowledge, any accountant or auditor thereof has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding improper accounting or auditing practices and procedures thereof.

(d)                             No Strategic Alliance Entity (on a consolidated basis with its Subsidiaries) has any Liabilities (whether or not required to be reflected in the Strategic Alliance Financial Statements in accordance with GAAP, whether due or to become due, and whether known or unknown), except for (i) Liabilities that are adequately reflected on or reserved against in the Interim Balance Sheet of such Entity (including any notes thereto), (ii) Liabilities incurred under this Agreement and any Ancillary Document, (iii) Taxes that are not yet due and payable, (iv) Indebtedness, (v) obligations under Contracts that do not arise out of such Entity’s breach thereof, (vi) Liabilities incurred by such Entity in the Ordinary Course of Business since the date of its Interim Balance Sheet, (vii) unpaid Change of Control Payments and Transaction Expenses included in the definition of Closing Payment and (viii) such other Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Contributed Entity Group, taken as a whole.

SECTION 4.08                                           Reports and Financial Statements; Internal Controls; and Listing Compliance.

(a)                               Each of Myovant and Urovant has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by Myovant or Urovant, the “Company SEC Documents”) since the date of its first filing of a Registration Statement on Form S-1 with the SEC (the “Initial Filing Date”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents filed or furnished by Myovant and Urovant since its Initial Filing Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents filed or furnished by Myovant or Urovant since its Initial Filing Date contained (as of their respective dates or, if amended, as of the date of the last amendment) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the Initial Filing Date of such Entity, no executive officer of Myovant or Urovant has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the Agreement Date, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Myovant or Urovant relating to the Company SEC Documents and (ii) to Roivant’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. Other than Myovant and

Urovant, no member of the Contributed Entity Group is, or at any time since January 1, 2016 has been, required to file any forms, reports or other documents with the SEC.

(b)                              Each of Myovant and Urovant has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Each of Myovant’s and Urovant’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by such Entity in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to such Entity’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Myovant’s management has completed an assessment of the effectiveness of such Entity’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2019, and such assessment concluded that such controls were effective and such Entity’s independent registered accountant has issued an attestation report concluding that such Entity maintained effective internal control over financial reporting as of March 31, 2019. Based on such evaluation, the management of Myovant has disclosed to such Entity’s auditors and the audit committee of the board of directors of such Entity (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Entity’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Sumitomo prior to the Agreement Date.

(c)                               Each of Myovant and Urovant is in compliance in all material respects with all current applicable listing requirements of the New York Stock Exchange and the NASDAQ Global Select Market, respectively.

SECTION 4.09                                           Suppliers and Inventory.

(a)                               Section 4.09(a) of the Roivant Disclosure Schedule sets forth a true and complete listing of amounts paid to each supplier or service provider (other than a Worker, outside legal counsel and independent auditors) that received more than $500,000 from a member of the Private Entity Group during the fiscal year ended March 31, 2019 or $250,000 during the quarter ended on the date of the Interim Balance Sheet and lists the aggregate amount paid by such member of the Private Entity Group to each such supplier during such period. As of the Agreement Date, no supplier or service provider identified or required to be identified in Section 4.09(a) of the Roivant Disclosure Schedule (or any supplier or service provider that would have been required to be identified in Section 4.09(a) of the Roivant Disclosure Schedule if suppliers and service providers of members of the Public Entity Group were required to be scheduled thereon) has provided written notice indicating that any such supplier or service provider plans to cease dealing with the applicable member of the Contributed Entity Group or intends to otherwise materially reduce the volume of business transacted by such supplier therewith below historical levels.

(b)                              All items of inventory of each member of the Contributed Entity Group or that are otherwise part of the Business or the Contributed Assets (including materials for or constituting Product Candidates on hand) have been supplied, produced or manufactured and stored in accordance in all material respects with its specifications established for the supply, production, manufacture and storage thereof as well as in accordance in all material respects with GxP. All material items included in the inventory of each member of the Contributed Entity Group or that are otherwise part of the Business or the Contributed Assets (including Product Candidates on hand) are the property of such member of the Contributed Entity Group (or part of the Contributed Assets), free and clear of any Lien, other than a Permitted Lien, have not been pledged as collateral, are not held on consignment from any Person and conform in all material respects to all standards applicable to inventory or its use in clinical trials imposed by any Governmental Authority or applicable Law.

SECTION 4.10                                           Sufficiency.  At the Closing and after giving effect to the Pre-Closing Reorganization, the Contributed Entity Group and Sumitomo will own, free and clear of all Liens (other than Permitted Liens), all of the Assets and Properties, and the rights used in, held for use in or necessary for the conduct of the Business as of immediately prior to the Agreement Date and as of immediately prior to the Closing (other than those made available to the Company pursuant to the Transition Services Agreement or the Strategic Cooperation Agreement), which, together with the Transition Services Agreement and the Strategic Cooperation Agreement, are sufficient to enable the Contributed Entity Group and Sumitomo to conduct the Business and use and operate such Assets and Properties in a manner substantially consistent with the conduct of the Business as of immediately prior to the Agreement Date and as of immediately prior to the Closing, and the use and operation of such Assets and Properties by the Roivant Group as of immediately prior to the Agreement Date and as of immediately prior to the Closing.  None of the Excluded Assets are used in, held for use in or necessary for the conduct of the Business as of immediately prior to the Agreement Date, except those that are made available to the Contributed Entity Group or Sumitomo pursuant to the Transition Services Agreement or the Strategic Cooperation Agreement.

SECTION 4.11                                           Absence of Certain Changes or Events. Except as contemplated by the Transactions, since the date of the Interim Balance Sheet of each such Entity through the Agreement Date, each Strategic Alliance Entity and the Business have (x) operated its business in the Ordinary Course of Business and (y) there has not occurred any Material Adverse Effect with respect to the Strategic Alliance Entities, taken as a whole, or the Business, or any material loss, damage or destruction to any of its material Assets and Properties or any material Contributed Assets. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the Transactions, from the date of the Interim Balance Sheet of each such Entity through the Agreement Date, no Strategic Alliance Entity has:

(a)                               declared, accrued, set aside or paid any dividend or made any other distribution in respect of any Equity Participations, or effected any redemption, repurchase or other acquisition of any Equity Participations;

(b)                              made any material change in such Entity’s cash management practices and its policies, practices and procedures with respect thereto;

(c)                               (i) granted any Equity Award other than in the Ordinary Course of Business or (ii) materially amended or waived any of its rights under, or permitted the acceleration of vesting under (A) any Equity Award or (B) any provision of any agreement evidencing any outstanding Equity Award;

(d)                             incurred a capital expenditure or made a commitment to incur a capital expenditure, exceeding $250,000 individually or $1,000,000 in the aggregate;

(e)                               revalued any of its material Assets and Properties and the Roivant Remaining Group has not revalued any of the Contributed Assets (whether tangible or intangible), including writing down the value of inventory, written off accounts receivable as uncollectible, or established any extraordinary reserve with respect to any account receivable or other Indebtedness, in each case, in an amount that is material to such Entity;

(f)                                failed to pay its material obligations or satisfy its material Liabilities as the same have become due and payable or requested an extension for the payment of material obligations or satisfaction of material Liabilities that would have otherwise become due and payable;

(g)                              changed any of its methods of accounting or accounting practices in any respect, other than as required by GAAP;

(h)                              commenced any Action;

(i)                                  settled any Action (A) involving any payment by a member of the Contributed Entity Group in excess of $2,000,000 or (B) involving the grant of equitable relief imposing any material restriction on the Business;

(j)                                  materially changed or modified its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or Liabilities, except as would not be, individually or in the aggregate, material to such Entity;

(k)                              entered into a new line of business;

(l)                                  made any loan to (or forgiveness of any loan to), or advanced funds or reimbursed funds to any of its stockholders or current or former directors, officers and employees, other than reimbursement of business expenses in the Ordinary Course of Business;

(m)                          abandoned, disclaimed, dedicated to the public, sold, assigned or granted any Lien (other than a Permitted Lien) in, to or under (i) any material Company IP or material Company IP Contract, including any failure to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to prosecute, maintain and protect its interest in such material Company IP and Company IP Contracts or (ii) any material Assets and Properties to any Person other than to a member of the Contributed Entity Group, other than (x) sales of inventory or of obsolete equipment in the Ordinary Course of Business or (y) pursuant to written Contracts or existing as of the Agreement Date;

(n)                              canceled, released or assigned any Indebtedness of any Person owed to it or any other claims held by it against any Person other than the release of claims held by it in the Ordinary Course of Business;

(o)                              abandoned, or had terminated any material Permit or any Clinical Trial or Development or Manufacturing activities regarding a Product Candidate;

(p)                              except as required by any Contributed Entity Group Benefit Plan, or as required by applicable Law, (i) other than in the Ordinary Course of Business, granted any material increase in the rate of compensation or benefits of any Specified Worker or Transferred Worker (or, to the Knowledge of Roivant, any Worker other than a Specified Worker) with an annual base salary or annual base compensation in excess of $300,000 (including any material increase pursuant to any bonus, pension, profit-sharing, retirement, equity incentive, severance or other plan or commitment), (ii) adopted a new plan or arrangement that would be a material (A) “Specified CEG Benefit Plan” as defined herein or (B) to the Knowledge of Roivant, “Contributed Entity Group Benefit Plan” as defined herein, (iii) amended or modified any Specified CEG Benefit Plan (or, to the Knowledge of Roivant, any Contributed Entity Group Benefit Plan)  in any manner that materially increases the amount of any Liability thereunder, or (iv) taken any action to accelerate the payment, funding, right to payment or vesting of any compensation or benefits under any Specified CEG Benefit Plan (or, to the Knowledge of Roivant, any Contributed Entity Group Benefit Plan);

(q)                              made, changed or rescinded any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed or settled any claim or assessment in respect of Taxes, filed any material amended Tax Return, or surrendered any right to claim a material Tax refund, offset or reduction in Tax liability; or

(r)                                 agreed or committed to take any of the actions referred to in subclauses (a) through (q) above.

SECTION 4.12                                           Absence of Litigation. Except as set forth in Section 4.12 of the Roivant Disclosure Schedule, there are no, and since January 1, 2016 there have not been any, Actions (a) pending or, to Roivant’s Knowledge, threatened against or affecting a member of the Contributed Entity Group, any of its Assets and Properties or the Business, (b) pending or, to Roivant’s Knowledge, threatened against or affecting any of their respective officers, directors or employees in their capacity as such with respect to the business thereof, or (c) pending or threatened by a member of the Contributed Entity Group or the Roivant Remaining Group (solely with respect to the Business) against any third party, in each case, at law or in equity, or before or by any Governmental Authority (including Actions with respect to the transactions contemplated by the Ancillary Documents), except in the case of each of clauses (a), (b) and (c) above, Actions involving less than $500,000 individually and less than $5,000,000 in the aggregate and not seeking or involving the grant of equitable relief, other than requirements of confidentiality.

SECTION 4.13                                           Employee Benefit Plans.

(a)                               Section 4.13(a) of the Roivant Disclosure Schedule sets forth (i) a true and complete list of all material Specified Benefit Plans as of the Agreement Date and (ii) a true and complete list of all material Public Entity Group Benefit Plans.

(b)                              Each material Specified Benefit Plan and each material Public Entity Group Benefit Plan is in writing and Roivant has Made Available a true and complete copy of each such material Specified Benefit Plan and each such material Public Entity Group Benefit Plan (in each case, including all amendments and attachments thereto) and has Made Available a true and complete copy of the following items (in each case, only if applicable): (i) each trust agreement, insurance contract, and other documents relating to the funding or payment of benefits under each material Specified CEG Benefit Plan, (ii) each summary plan description and summary of material modifications of such description for each material Specified CEG Benefit Plan, (iii) the three most recently filed annual reports on IRS Form 5500 for each material Specified CEG Benefit Plan, (iv) the most recently received IRS determination or opinion letter for each Contributed Entity Group Benefit Plan and (v) all material filings made with any Governmental Authority, including any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program for each material Specified CEG Plan. Except as provided for in this Agreement, to Roivant’s Knowledge, no member of the Contributed Entity Group has expressed any legally enforceable commitment to do any of the following: (A) to enter into any Contract to provide compensation or benefits to any individual or (B) to modify, change or terminate any Specified CEG Benefit Plan or any Public Entity Group Benefit Plan, in each case, other than with respect to a modification, change or termination required by applicable Laws, including ERISA and the Code. No Specified CEG Benefit Plan and, to Roivant’s Knowledge, no Public Entity Group Benefit Plan provides benefits to any individual who is not a current or former Worker (or the dependent or beneficiary thereof).

(c)                               No member of the Contributed Entity Group, and no ERISA Affiliate thereof, maintains, sponsors, participates in, contributes to, or is obligated to contribute to, nor has any such member of the Contributed Entity Group or any ERISA Affiliate contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any Liability (contingent or otherwise) with respect to, and no Benefit Plan is any of the following: (i) an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), which is or has been subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a member of the Contributed Entity Group could incur Liability under Section 4063, Section 4064, Section 4069 or Section 4212(c) of ERISA or (iv) a “multiple employer plan” within the meaning of Section 201(a) of ERISA or Section 413(c) of the Code. None of the Assets and Properties of any member of the Contributed Entity Group (including any of the Contributed Assets) is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(d)                             Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state Law, no member of the Contributed Entity Group has any obligation for retiree or post-employment medical, disability or life insurance benefits to any current or former Worker or Transferred Worker. With respect to any “group health plan” within the meaning of Section 5000(b)(1) of the Code, each member of the Contributed Entity Group and each ERISA Affiliate thereof has complied, in all material respects with: (i) the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder. No Contributed Entity Group Benefit Plan (i) that provides health insurance or medical coverage is self-funded or self-insured or (ii) is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Contributed Entity Group Benefit Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(e)                               Each Benefit Plan is and has been established, maintained, operated and administered in compliance with its terms and the requirements of all applicable Laws in all material respects. Each member of the Contributed Entity Group has performed all material obligations required to be performed by it under, is not in default under or in violation of, and to Roivant’s Knowledge there is no default or violation by any party to, any Benefit Plan.  No Action is pending or, to Roivant’s Knowledge, threatened with respect to any Contributed Entity Group Benefit Plan (other than routine claims for benefits in the Ordinary Course of Business) and no fact or event exists that could reasonably be expected to give rise to any material Action, including, any audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.  No non-exempt “prohibited transaction” (as defined in Sections 406 and 408 of ERISA or Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA have occurred with respect to any Benefit Plan which could subject a member of the Contributed Entity Group to any material tax or penalty under Section 4975 of the Code or Section 502 of ERISA.

(f)                                Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS, upon which it can rely, as to its qualified status and the tax exempt status of each trust established in connection with any such Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code and, to Roivant’s Knowledge, no fact or event has occurred since the date of such determination letter which has adversely affected or which could reasonably be expected to adversely affect such qualified or exempt status.

(g)                              All employer or employee contributions, premiums or payments required by applicable Law or pursuant to the terms of any Contributed Entity Group Benefit Plan to be made with respect to any Contributed Entity Group Benefit Plan, have been timely paid in full, or, to the extent not yet due, have been accrued in the Interim Balance Sheet of each Strategic Alliance Entity to the extent required by GAAP, in each case, in all material respects. No member of the Contributed Entity Group is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security, retirement fund, provident fund, pension fund or other benefits or obligations for current or former Workers (other than routine payments to be made to the Governmental Authority in the Ordinary Course of Business that are not yet due and payable).

(h)                              There does not now exist, and there are no circumstances that could reasonably be expected to result in, any Controlled Group Liability, as hereinafter defined, that would be a Liability of any member of the Contributed Entity Group following the Closing. For purposes of this paragraph, “Controlled Group Liability” means any and all Liabilities, contingent or otherwise (i) under Title IV of ERISA or by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA or (v) in each case, under corresponding or similar provisions of foreign Laws or regulations.

(i)                                  Neither the execution and delivery of this Agreement nor the consummation of the Transactions, including the Pre-Closing Reorganization, will (either alone or in conjunction with any other event, whether contingent or otherwise) (i) result in any payment becoming due under any Contributed Entity Group Benefit Plan, (ii) increase any benefits otherwise payable under any Contributed Entity Group Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Contributed Entity Group Benefit Plan or to any Governmental Authority in respect of any current or former Workers or Transferred Workers, (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Contributed Entity Group Benefit Plan or (v) result in any material breach or violation of, or a default under, any Contributed Entity Group Benefit Plan.

(j)                                  Section 4.13(j) of the Roivant Disclosure Schedule sets forth a complete and correct list of each material Specified CEG Benefit Plan that is subject to the Law of a jurisdiction other than the United States (whether or not United States Law also applies) and covering Workers or Transferred Workers providing services primarily outside the United States (such Benefit Plan and any other such Benefit Plan of the Contributed Entity Group, regardless of whether set forth in Section 4.13(j) of the Roivant Disclosure Schedule, each, a “Foreign Plan”). Without limiting the generality of subsections (a) through (i) above: (i) each Foreign Plan required to be registered has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities, in all material respects, (ii) each Foreign Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and Law and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities.

(k)                              With respect to each Equity Award issued by a member of the Contributed Entity Group, a member of the Option Entity Group or a member of the Roivant Remaining Group (to the extent such member of the Roivant Remaining Group has issued Equity Awards to a Worker or Transferred Worker): (i) such Equity Award is evidenced by an award agreement, in the form Made Available, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no agreement related to any Equity Award includes material terms that are inconsistent with, or in addition to, such forms, (ii) such Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective by all necessary corporate action in accordance with the terms of the applicable listed equity plan and all other applicable Laws; (iii) such grant was made in accordance with the terms of the applicable listed equity incentive plan and all other applicable Laws, (iv) each Equity Award intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies, (v) all such Equity Awards have been validly issued and properly approved in compliance with all applicable Law and recorded on the appropriate financial statements of the issuing Entity in accordance with GAAP and (vi) each such Equity Award that represents a stock option was granted with an exercise price for purposes of Section 409A of the Code that is no less than the fair market value of the underlying common stock on the date of grant and is otherwise exempt from Section 409A of the Code.

(l)                                  Section 4.13(l) of the Roivant Disclosure Schedule sets forth, as of September 30, 2019 (the “Equity Awards Schedule”), for each member of the Contributed Entity Group and the Option Entity Group, and for each member of the Roivant Remaining Group (to the extent such member of the Roivant Remaining Group has issued Equity Awards to a Worker or Transferred Worker), each outstanding Equity Award and, in each case, on an individual participant basis (i) the Entity to which such Equity Award relates, (ii) the grant date, the number and class of equity interests subject to such Equity Award, (iii) the equity plan and form pursuant to which such Equity Award was granted, (iv) the vesting conditions and, if applicable, settlement schedule of such Equity Award, including whether or not such Equity Award is subject to accelerated vesting in connection with a change in control and (v) if applicable, the exercise price and expiration date of such Equity Award. For the avoidance of doubt, in the event that employees are added to, or removed from, the “Specified Employee Schedule” or the “Key Employee” schedule, as contemplated by the Reorganization Plan, such person’s Equity Awards will correspondingly be added to or removed from the Equity Awards Schedule.

SECTION 4.14                                           Labor and Employment Matters.

(a)                               Since January 1, 2016 and until the Agreement Date, no member of the Roivant Group has been or is a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council that governs the terms of employment of any Worker or Transferred Worker, and no such agreement is presently being negotiated. With respect to the Specified Workers and Transferred Workers, since January 1, 2016, (i) no labor union, labor organization or works council has made a pending demand for recognition or certification, (ii) there have been and are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Roivant’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iii) to Roivant’s Knowledge, there have been and are no labor union organizing activities, and (iv) there have not been and, to Roivant’s Knowledge, there are no threatened, labor strikes, slowdowns, work stoppages, lockouts, or any similar activity, affecting any member of the Contributed Entity Group, except in the case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Contributed Entity Group, taken as a whole.

(b)                              Except as set forth in Section 4.14(b) of the Roivant Disclosure Schedule, all employees of each member of the Contributed Entity Group (including employees that are Transferred Workers) are employed on an at-will basis.

(c)                               Each member of the Private Entity Group is and, since January 1, 2016, has been, in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, overtime payment, disability rights or benefits, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, hiring, promotions, terminations, severance, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, contributions to the public housing fund, and the withholding and payment of social security and other Taxes (“Employment Practices”). To Roivant’s Knowledge, each Worker and Transferred Worker is in compliance with all applicable visa and work permit requirements.

(d)                             Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (excluding Myovant and Urovant), taken as a whole, or as otherwise set forth in Section 4.14(d) of the Roivant Disclosure Schedule, there are no and since January 1, 2016 there have not been any (i) claims, disputes, grievances, or controversies pending or, to Roivant’s Knowledge, threatened involving any Specified Worker or Transferred Worker or (ii) charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority pertaining to any Specified Worker or Transferred Worker or otherwise against a member of the Private Entity Group, nor, to Roivant’s Knowledge, are there any facts or circumstances which may give rise to such a claim being made.

(e)                               Section 4.14(e) of the Roivant Disclosure Schedule sets forth an accurate and complete list of all Specified Workers and Transferred Workers who are employees or independent contractors and whose annual base cash compensation exceeds $300,000, and with respect to each such individual who is an (i) employee, such individual’s name, title or position, present annual or hourly compensation, target bonus, designation as exempt or nonexempt, accrued and unused paid vacation and other paid leave, years of service and (ii) independent contractor, such individual’s compensation (such schedule to be updated from time to time based on updates to the Specified Employee Schedule and the Key Employee Schedule in the manner contemplated by the Reorganization Plan). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (excluding Myovant and Urovant), taken as a whole, no member of the Roivant Group is delinquent in payments to any Worker or Transferred Worker for any wages, salaries, commissions, bonuses, or other compensation for any services performed by such Worker or Transferred Worker to a member of the Roivant Group or for any other amounts required to be reimbursed by a member of the Roivant Group to any Worker or Transferred Worker (including vacation, sick leave, other paid time off or severance pay).

(f)                                Each member of the Contributed Entity Group (i) is and has, since January 1, 2016, been in material compliance with the WARN Act and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority and (ii) since January 1, 2016, has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other comparable Law in the United States. As of the Agreement Date, no member of the Roivant Group has plans to undertake any action that would trigger the WARN Act or any other comparable Law in the United States.

(g)                              No Roivant Worker is in violation in any material respect of any material term of any employment agreement, non-disclosure, confidentiality agreement, or consulting agreement with a member of the Roivant Group or, to Roivant’s Knowledge any non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to a member of the Roivant Group because of the nature of the business conducted by it.

(h)                              To Roivant’s Knowledge, all current Workers and Transferred Workers who work in the United States are, and all former Workers who worked in the United States whose employment terminated, voluntarily or involuntarily, within the past five years were, legally authorized to work in the United States.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business (excluding Myovant and Urovant), taken as a whole, (i) a member of the Private Entity Group has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the Specified Workers hired prior to the Agreement Date, (ii) a member of the Roivant Group has completed and retained the necessary employment verification paperwork under the IRCA for the employees constituting Transferred Workers and (iii) each member of the Private Entity Group is and has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(i)                                  None of the directors or officers of any member of the Contributed Entity Group, and to Roivant’s Knowledge, no Workers or Transferred Workers have been (or have been notified that they may be) (i) convicted of (or entered a plea of nolo contendere to) a charge constituting a felony or a misdemeanor involving a crime of moral turpitude; (ii) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law or (iii) identified on any of the following documents: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons;” (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties” or (D) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

(j)                                  Except as otherwise set forth in Section 4.14(j) of the Roivant Disclosure Schedule, the Workers and Transferred Workers consist of all service providers whose engagement by a member of the Roivant Group as of the Agreement Date is primarily related to the operation of the Business (other than those service providers, the services of which will be provided pursuant to the Transition Services Agreement or the Strategic Cooperation Agreement), including senior managers of each of the Strategic Alliance Entities, and senior managers of the Roivant Group’s computational research team, accelerated clinical evaluation and strategy team, operations team, investment team, and digital innovation technology team.

SECTION 4.15                                           Real Property; Title to Assets.

(a)                               No member of the Contributed Entity Group owns or has ever owned any real property.

(b)                              Section 4.15(b) of the Roivant Disclosure Schedule sets forth a true and complete list of each parcel of real property currently leased, licensed or subleased by a member of the Contributed Entity Group as of the Agreement Date (the “Leased Real Property”), together with the name of the lessor and the date of the lease, license, sublease, assignment of the lease, any guaranty given by each member of the Contributed Entity Group in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). Each member of the Contributed Entity Group has a valid leasehold estate in its Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(c)                               The Lease Documents grant to the tenant thereunder the exclusive right to use and occupy the Leased Real Property, and no member of the Contributed Entity Group has entered into any lease or sublease granting any Person the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such Leased Real Property. The Leased Real Property of each member of the Contributed Entity Group is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient in all material respects for the operation of the Business as it is currently conducted.

(d)                             Except with respect to Intellectual Property, the material tangible and intangible assets used by any member of the Contributed Entity Group in the operation of their businesses belong to or may be lawfully used by, and after giving effect to the transactions contemplated by the Reorganization Plan, the material Contributed Assets will belong to and may be lawfully used by, the Contributed Entity Group, free and clear of any Lien, other than Permitted Liens.

(e)                               Notwithstanding anything herein to the contrary, nothing in this Section 4.15 shall apply to Intellectual Property.

SECTION 4.16                                           Intellectual Property; Data Protection.

(a)                               Section 4.16(a) of the Roivant Disclosure Schedule accurately and completely sets forth as of the Agreement Date: all (i) Registered Company IP, indicating for each such item, as applicable, the application or registration number, and date and jurisdiction of filing or issuance, (ii) material unregistered Trademarks included in the Company Controlled IP, (iii) Product Candidates, (iv) material Software included in the Company Controlled IP, (v) other Company Controlled IP material to the Business, other than trade secrets, and (vi) the identity of the current applicant for each item of Registered Company IP (if applicable) and owner.

(b)                              A member of the Contributed Entity Group is (or will be after the Pre-Closing Reorganization) the sole and exclusive owner of all right, title and interest in and to each material item of Company Owned IP and each material IT Asset in which a member of the Contributed Entity Group has (as of the Agreement Date or as of the Closing) or purports to have an ownership interest (whether solely or jointly with one or more other persons), free and clear of any Lien, other than Permitted Liens. A member of the Contributed Entity Group has a written

Contract granting such Entity a valid license to use the Company Licensed IP (or, in the case of the Company Controlled IP, a valid exclusive license) in connection with the operation of the Business as currently conducted, subject only to the terms of the Company IP Contracts.

(c)                               The Company Owned IP is (i) subsisting, and, to Roivant’s Knowledge, valid and enforceable; and (ii) not subject to any outstanding Order adversely affecting any member of the Contributed Entity Group’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. To Roivant’s Knowledge, the Registered Company IP is currently in material compliance with any material formal legal requirements necessary to record, perfect and maintain the Contributed Entity Group’s interest therein and the chain of title thereof. As of the Agreement Date, Section 4.16(c) of the Roivant Disclosure Schedule sets forth a true and complete list of all filings and payments that are required to be made prior to June 30, 2020, to maintain the validity and enforceability of the Registered Company IP and the Contributed Entity Group’s interest therein. There is no Action pending, or, to Roivant’s Knowledge, asserted or threatened, and, to Roivant’s Knowledge, no valid basis exists for any Action against any member of the Contributed Entity Group concerning any Product Candidate or the ownership, validity, registrability, enforceability or use of, any material Company IP.

(d)                             The Company IT Assets perform materially in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business as currently conducted. Each member of the Contributed Entity Group has exercised commercially reasonable efforts to maintain the Company IT Assets in good working condition. Since January 1, 2016, the Company IT Assets have not materially malfunctioned or failed and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Assets. Each member of the Contributed Entity Group has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to Roivant’s Knowledge, no Person has gained unauthorized access to any Company IT Assets. Except for Public Software as set forth in Section 4.16(d) of the Roivant Disclosure Schedule, no Public Software forms part of or is incorporated into (including by linking in a fashion that triggers any of clauses (A), (B), (C) or (D) of the following sentence of this provision), in whole or in part, any Software included in the Company IT Assets. With respect to any such Software, no use, incorporation, or distribution of such Public Software by the Contributed Entity Group (A) requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software), Company IT Assets or Company IP to licensees or any other Person, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software owned by the Company included in the Company IT Assets, (C) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software owned by the Company included in the Company IT Assets or (D) requires the licensing of any Software owned by the Company included in the Company IT Assets to any other Person for the purpose of making derivative works. Each member of the Contributed Entity Group is in material compliance with all of the terms and conditions of any Public Software License Agreement applicable to any Public Software used by the Roivant Group in the operation of the Business as currently conducted or as conducted since January 1, 2016.

(e)                               Each member of the Contributed Entity Group, the Product Candidates, the operation of the Business as currently conducted or as conducted since January 1, 2016, and the use of the Company Owned IP and Company IT Assets in connection with any of the foregoing does not materially infringe, misappropriate or otherwise violate, and has not, since January 1, 2016, materially infringed, misappropriated or otherwise violated, the Intellectual Property rights of any other Person. There is no Action pending or, to Roivant’s Knowledge, asserted or threatened against any member of the Contributed Entity Group or the Business concerning any of the foregoing and, to Roivant’s Knowledge, no valid basis exists for any such Action nor, to Roivant’s Knowledge, has any member of the Contributed Entity Group received any notification that a license under any other Person’s Intellectual Property is or may be required in connection with the foregoing. To Roivant’s Knowledge, no Person is engaging, or has engaged, since January 1, 2016, in any activity that infringes, misappropriates or otherwise violates any Company Owned IP, and there is no Action pending, asserted or threatened by the Company or any member of the Contributed Entity Group against any other Person concerning any of the foregoing.

(f)                                No Worker or Transferred Worker is in material default or breach of any term of any non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company IP, or, to Roivant’s Knowledge, any other Intellectual Property. To Roivant’s Knowledge, to the extent that any material Intellectual Property has been conceived, developed or created for the Contributed Entity Group or the Business by any other Person (including any Worker or Transferred Worker), a member of the Contributed Entity Group, as applicable, has or prior to the Closing will have the benefit of an executed valid and enforceable written agreement with such Person with respect thereto transferring to such member of the Contributed Entity Group, as applicable, all of such Person’s right, title and interest therein and thereto by operation of law or by valid written assignment. No Person who provides or, since January 1, 2016, has provided, services to any member of the Contributed Entity Group as an officer, director, advisor, employee or contractor has any claim, license, right (whether or not currently exercisable) or interest in, to or under any material Company Owned IP.

(g)                              The Roivant Group has taken all reasonable steps to maintain the confidentiality and value of, and otherwise protect and enforce its rights, in all material confidential information used or held for use in connection with the operation of the Business (“Confidential IP Information”). All material disclosure of Confidential IP Information by or on behalf of a member of the Roivant Group to any third party has been pursuant to the terms of a valid written Contract or other legally binding duty of confidentiality between such member of the Roivant Group and such third party that requires such third party to maintain the confidentiality of such Confidential IP Information. All material use, disclosure or appropriation by or on behalf of a member of the Roivant Group of Confidential IP Information not owned thereby has been in material compliance with any applicable legal obligations thereof to the discloser of such Confidential IP Information. All officers, directors, employees, independent contractors and agents of each member of the Roivant Group having access on behalf of the Roivant Group to Confidential IP Information or confidential information of any business partners of the Contributed Entity Group or the Business have executed and delivered to such member of the Roivant Group a valid written Contract or are otherwise legally bound by a duty of confidentiality requiring the protection of such Confidential IP Information or confidential information (but in the case of confidential information of the customers and business partners thereof, only to the extent the member of the Contributed Entity Group has confidentiality obligations to such business partners). Without limiting the foregoing, to Roivant’s Knowledge, (i) no officer, director, employee, independent contractor or agent of any member of the Contributed Entity Group has misappropriated any trade secrets of any other Person in the course of performance as an officer, director, employee, independent contractor or agent thereof and (ii) no officer, director, employee, independent contractor or agent of any member of the Contributed Entity Group is in material default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of the Company IP, or any other Intellectual Property.

(h)                              As of the Closing Date, each member of the Contributed Entity Group will have all of the rights to the Company IP, to the same extent they would have had if the Transactions (except for the Pre-Closing Reorganization) had not occurred; provided that losses or other changes in rights to the Company IP to the extent attributable to actions or inactions of Sumitomo shall not constitute a breach of this Section 4.16(h). There are no material royalties, honoraria, fees or other payments payable by a member of the Contributed Entity Group to any Person (other than salaries payable to Workers or Transferred Workers not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP thereby (excluding any royalties or other amounts called for by any Company IP Contract), and no action of the Roivant Remaining Group in the consummation of the Transactions will result in any such royalties, honoraria, fees or other payments being payable by Sumitomo pursuant to a Contract (other than this Agreement and/or the Ancillary Documents) to which Sumitomo was a party prior to the Closing. No action of the Roivant Remaining Group in the course of consummation of the Transactions will result in (i) the creation of any Lien on any Company IP or any Intellectual Property that is owned by or licensed to Sumitomo or any of its Affiliates at or prior to the Closing or (ii) Sumitomo or any of its Affiliates (other than members of the Contributed Entity Group after the Closing) being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which Sumitomo or its Affiliates (prior to the Closing) were not bound by or subject to prior to the Closing. Following the Closing, except as expressly identified in Section 4.16(h) of the Roivant Disclosure Schedule, all Company Owned IP will be transferable, alienable or licensable by a member of the Contributed Entity Group to the same extent as before the Closing.

(i)                                  Except as set forth in Section 4.16(i) of the Roivant Disclosure Schedule, no university, military, educational institution, research center, Governmental Authority, or other organization (each, a “R&D Sponsor”) has sponsored research and development conducted in connection with the Business, or has any claim of right to, ownership of or other Lien on any Company IP.

(j)                                  The use, collection, storage and dissemination of any Personal Data by or on behalf of a member of the Contributed Entity Group has not violated, and does not violate, any applicable Laws, such Entity’s privacy, security and breach notification contractual obligations, its own data privacy, data protection, and data security policies, and procedures, consents and authorizations pursuant to which such Personal Data has been disclosed to such Entity, or any Person’s right of privacy or publicity, in each case, in any material respect. Without limiting the foregoing each member of the Contributed Entity Group has ensured that all appropriate material consents (as may be required by applicable Laws) have been obtained from data subjects or other persons whose Personal Data is processed thereby. Each member of the Contributed Entity Group has further obtained all material rights and licenses necessary to process Personal Data in the manner it is now processed thereby or by any Person on its behalf. There is no Action pending, asserted in writing or, to Roivant’s Knowledge, threatened in writing against a member of the Contributed Entity Group alleging a violation of any such Laws or any Person’s right of privacy or publicity, and, to Roivant’s Knowledge, no valid basis exists for any such Action. No member of the Contributed Entity Group has (i) received any written communications from or (ii) to Roivant’s Knowledge, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the use, disclosure, or other processing of Personal Data. The execution and performance of this Agreement and the Ancillary Documents (which, for purposes of this Section 4.16(j) shall not include the Strategic Cooperation Agreement) will not materially breach or otherwise cause any material violation on the part of the Contributed Entity Group of any applicable Laws or any data privacy, protection, or security policies of the Contributed Entity Group in effect or any consents and authorizations given to a member of the Contributed Entity Group for processing such information. To the extent applicable, each member of the Contributed Entity Group has obtained consent for the material transfer of Personal Data to countries outside of the European Union or other applicable jurisdictions or implemented other legal data transfer mechanisms. With respect to all Personal Data gathered or accessed by or on behalf of each member of the Contributed Entity Group, such Entity has at all times taken all reasonable measures to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse. To Roivant’s Knowledge, no Person has gained or attempted to gain unauthorized access to, engaged or attempted to engage in unauthorized processing, disclosure, use, or loss of, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of a member of the Contributed Entity Group, or held thereby or by any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that process Personal Data related to the business of and owned or maintained by a member of the Contributed Entity Group, its respective personal data processors, customers, subcontractors or vendors, or any other Persons on its behalf. No member of the Contributed Entity Group has notified or, as of the Agreement Date plans to notify, either voluntarily or as required by any applicable Laws, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Data of the Contributed Entity Group. No member of the Contributed Entity Group does, or permits any third party to, sell, rent, or otherwise make available to any Person any Personal Data, except as stated in the applicable written privacy policies and in compliance with applicable Laws.

SECTION 4.17                                           Taxes.

(a)                               Unpaid Taxes. The Interim Balance Sheet of each member of the Contributed Entity Group reflects all material unpaid Taxes of such Entity for periods (or portions of periods) through the date of such Interim Balance Sheet. As of the date of this Agreement and as of the Closing Date, no member of the Contributed Entity Group has any Liability for material unpaid Taxes accruing after the date of the Interim Balance Sheet, other than Taxes accruing in the Ordinary Course of Business conducted after the date of the Interim Balance Sheet.  Proper provision has been made in the Interim Balance Sheet for deferred taxation in accordance with GAAP.  Each member of the Contributed Entity Group has duly and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by its members and all such Tax Returns are true, correct and complete in all material respects. All material Taxes of each member of the Contributed Entity Group (whether or not shown as due and owing on any such Tax Return) have been timely paid or properly reflected on the Interim Balance Sheet.

(b)                              FIRPTA.  No member of the Contributed Entity Group is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or any similar provisions of foreign Law. No member of the Contributed Entity Group is deemed to be a U.S. corporation pursuant to Section 7874 of the Code or any similar provisions of foreign Law.

(c)                               Tax Sharing Agreements. There are no material Tax sharing or Tax allocation agreements or similar arrangements, including indemnity arrangements (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) (“Tax Sharing Agreements”), with respect to or involving a member of the Contributed Entity Group (other than any such agreement by and among Roivant and any of its Subsidiaries (including any member of the Contributed Entity Group) or between two or more members of the Contributed Entity Group), and, after the Closing Date, no member of the Contributed Entity Group will be bound by any such Tax Sharing Agreements or have any Liability thereunder for amounts due in respect of Pre-Closing Tax Periods (other than any such agreement solely between members of the Contributed Entity Group).

(d)                             Post-Closing Items. No member of the Contributed Entity Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) cancellation of Indebtedness of a member of the Contributed Entity Group occurring on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) entered into on or prior to the Closing Date, (v) change in method of accounting made or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date or (vi) intercompany transaction occurring on or prior to the Closing Date or excess loss account in effect on or prior to the Closing Date described in the Treasury Regulations under Section 1502 of the Code or any similar provision of state, local, or foreign Law.

(e)                               Binding Agreements. Roivant has Made Available to Sumitomo all consents or clearances, agreements or settlements with any taxing Governmental Authority entered into as of the Agreement Date or as of the Closing Date that would reasonably be expected to affect material Taxes of any member of the Contributed Entity Group in any Post-Closing Tax Period.

(f)                                Tax Shelters.  No member of the Contributed Entity Group has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local, or foreign Law.

(g)                              Tax Returns and Material Documents.  Roivant has Made Available all income, franchise, and similar Tax Returns (federal, state, local and foreign) and all other material Tax Returns filed with respect to any member of the Contributed Entity Group for taxable periods that ended on or after March 31, 2015 and prior to the Agreement Date and indicates any such Tax Return for which an audit has been completed. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. No member of the Contributed Entity Group is subject to Tax in any country other than the jurisdiction of its incorporation (or, in the case of the Strategic Alliance Entities (except Spirovant) and the Company, the United Kingdom) by virtue of having a “permanent establishment” (within the meaning of an applicable Tax treaty) or other place of business in such country. Roivant has Made Available to Sumitomo complete and accurate copies of all Tax audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Governmental Authority relating to Taxes of any Contributed Entity Group member, in each case, to the extent relevant to Taxes in any taxable period for which the statute of limitations has not expired.

(h)                              Liens. There are no Liens for material Taxes (other than Permitted Liens) on any of Assets and Properties of any member of the Contributed Entity Group.

(i)                                  Tax Holidays. Roivant has Made Available all material documentation relevant to any material Tax incentive, holiday or abatement for a member of the Contributed Entity Group.

(j)                                  Related-Party Transactions.  All of the Contributed Entity Group’s related party transactions and arrangements have been at arm’s length and, as applicable, the applicable member of the Contributed Entity Group has properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of state, local or foreign Law.  Roivant has Made Available all material documentation related to (i) all intercompany and related party agreements and transactions and (ii) transfer pricing methodology produced by any Contributed Entity Group member under Sections 482 and 6662 of the Code and any comparable or similar provision of state, local or foreign Law.

(k)                              Audits, Investigations or Claims. No unresolved deficiency for material Taxes with respect to any member of the Contributed Entity Group has been assessed in writing by a Governmental Authority. There are no pending Actions for or relating to any Liability in respect of material Taxes of a member of the Contributed Entity Group, and there are no matters under discussion with any Governmental Authority with respect to Taxes that would reasonably be likely to result in an additional Liability for material Taxes with respect to such member of the Contributed Entity Group. No member of the Contributed Entity Group has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Contributed Entity Group members have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Contributed Entity Group, in each case with respect to material Taxes. No member of the Contributed Entity Group has waived any statute of limitations that is currently in effect with respect to material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of a member of the Roivant Group to act on behalf of such Entity) with respect to any material Taxes of any member of the Contributed Entity Group is currently in effect.

(l)                                  Spin-Offs. No member of the Contributed Entity Group has been the “distributing corporation” or “controlled corporation” (in each case, within the meaning of Section 355 of the Code) with respect to a transaction intended to be described in Section 355 of the Code or any similar provision of state, local or foreign Law.

(m)                          International Boycotts. No member of the Contributed Entity Group has participated in and or is participating in an international boycott within the meaning of Code Section 999.

(n)                              Withholding. Each member of the Contributed Entity Group has timely withheld or collected and timely paid over to the appropriate Governmental Authority (or is properly holding for such timely payment) all material Taxes required by Law to be withheld or collected by it in connection with any amounts paid (whether in cash or other value) or owing to any Roivant Worker or any creditor, shareholder, or other third party.

(o)                              Other Entity Liability. No member of the Contributed Entity Group has any Liability for the material Taxes of any other Person (including, for the avoidance of doubt, its current or prior Subsidiaries) other than any other member of the Contributed Entity Group (i) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), or as a transferee, successor or, in each of the following cases, other than pursuant to a Contract the primary purpose of which is not the sharing of Taxes, by Contract, under indemnity obligation or otherwise, or (ii) as a result of the liquidation, dissolution, sale or other disposition of the stock or assets of any current or prior Subsidiary.  No member of the Contributed Entity Group has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes (other than a group consisting solely of members of the Contributed Entity Group).

(p)                              Partnerships, Single Member LLCs, CFCs, PHCs, and PFICs. Section 4.17(p) of the Roivant Disclosure Schedule sets forth, with respect to each Contributed Entity Group member, (i) any joint venture, partnership, or other arrangement or Contract in which a Contributed Entity Group member is or has been a partner, which is or was treated as a partnership for Tax purposes; (ii) any single member limited liability company which is or was treated as a disregarded entity with respect to such Contributed Entity Group member or members; (iii) any “controlled foreign corporation” as defined in Section 957 (or any similar provision of state, local or foreign Law) of the Code in which a Contributed Entity Group member is a shareholder; (iv) if such member is a “personal holding company” as defined in Section 542 of the Code, a corresponding indication; and (v) any such member which is a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state or local Law).

(q)                              No member of the Contributed Entity Group has Liability to reimburse, gross up or otherwise pay the Taxes, interest or Tax related penalties imposed under Section 409A of the Code on behalf of any Person.

(r)                                 No amount that has been or could be received (whether in cash, services, benefits, property or the vesting of property) as a result of any of the Transactions (either directly or in connection with any other event) by any Person who could be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) is reasonably likely to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  No member of the Contributed Entity Group has Liability to reimburse, gross up or otherwise pay the Taxes, interest or Tax related penalties imposed under Section 4999 of the Code on behalf of any Person.

SECTION 4.18                                           Material Contracts.

(a)                               Section 4.18(a) of the Roivant Disclosure Schedule sets forth as of the Agreement Date a true, correct and complete list of all Contracts of each member of the Contributed Entity Group or otherwise related to the Business or the Contributed Assets (in each case excluding, other than with respect to the Contracts of the type referred to in clauses (ii), (iii), (v), (viii), (x), (xi)(A)(ii), (xi)(D), (xiii), (xiv) and (xvii) of this Section 4.18(a), Myovant and Urovant, and excluding Benefit Plans) that is of the types referred to in clauses (i) through (xvii) of this Section 4.18(a) (such Contracts, together with, with respect to Myovant and Urovant, those Contracts of the type referred to in clauses (i), (iv), (vi), (vii), (ix), (xi), (xii), (xv) and (xvi), being collectively referred to herein as the “Material Contracts”):

(i)                                  each Contract, whether or not made in the Ordinary Course of Business, that contemplates an exchange of consideration with a value reasonably expected to be in excess of $1,000,000 in the aggregate during any 12-month period, and which, in each case, cannot be cancelled by the member of the Contributed Entity Group that is party thereto without penalty or without more than 90 days’ notice;

(ii)                              (A) all Contracts evidencing Indebtedness of the types set forth in clauses (i), (iii) and (vi) of the definition thereof (other than intercompany Indebtedness owed by a member of the Contributed Entity Group to another member of the Contributed Entity Group) and (B) all Contracts evidencing Indebtedness of the types set forth in clauses (ii), (iv), (v), (vii) and (viii) and (ix) of the definition thereof (other than intercompany Indebtedness owed by a member of the Contributed Entity Group to another member of the Contributed Entity Group) having an outstanding principal amount equal to or in excess of $3,000,000;

(iii)                          all joint venture, partnership, strategic alliance and similar agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iv)                          all research and development agreements, clinical trials agreements, clinical research agreements or manufacture or supply agreements or similar Contracts, in each case, involving annual payments in excess of $500,000;

(v)                              all Contracts providing for earnouts or other similar types of contingent payments (other than royalties) by or to a member of the Contributed Entity Group in excess of (A) in the case of any member of the Private Entity Group, $1,000,000, and (B) in the case of any member of the Public Entity Group, $5,000,000;

(vi)                          all Contracts (A) relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) involving consideration of more than $5,000,000, (B) relating to the issuance, voting, registration, sale or transfer of any Equity Participations of a member of the Contributed Entity Group, (C) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of a member of the Contributed Entity Group or (D) providing a member of the Contributed Entity Group with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(vii)                      all leases of personal property involving annual payments in excess of $1,000,000;

(viii)                  all Lease Documents;

(ix)                          each Contract that provides for any continuing material indemnification of any Person by a member of the Contributed Entity Group (other than indemnities entered into in the Ordinary Course of Business in connection with the sale of products or services);

(x)                              all Contracts with any Governmental Authority;

(xi)                          all Contracts (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting (i) the party thereto from engaging in any business or activity in any geographic area and (ii) if not already listed in (i) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the party thereto or any of its Affiliates (excluding Subsidiaries) (including Sumitomo, any other member of the Contributed Entity Group and their respective Affiliates after Closing), from engaging in any business or activity in any geographic area, (B) in which a member of the Contributed Entity Group has granted “exclusivity” or that requires it to deal exclusively with, grants exclusive rights, or that require a member of the Contributed Entity Group to purchase its total requirements of any material product or service from a third party or that contain “take or pay” provisions or that provide rights of first refusal, first offer or similar preferential rights to any supplier, distributor or contractor, (C) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any material benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party or Person as those offered to another Person, (D) that would, by its express terms, bind or purport to bind, any acquirer of a member of the Contributed Entity Group or Sumitomo following the Closing, or (E) imposing any material restriction on the right or ability of a member of the Contributed Entity Group to solicit, hire or retain any Person as an employee, consultant or independent contractor;

(xii)                      all Contracts that result in any Person holding a power of attorney from a member of the Contributed Entity Group;

(xiii)                  all Contracts between (A) a member of the Private Entity Group and any Related Party thereof that is not a member of the Contributed Entity Group and (B) a member of the Public Entity Group and any member of the Roivant Remaining Group;

(xiv)                  (A) all Company IP Contracts (other than licenses of Commercial Software and any Public Software License Agreement), including the Duke License Agreement, involving payments reasonably expected to exceed (x) in the case of any member of the Private Entity Group, $1,000,000 during the term of such Contract and (y) in the case of any member of the Public Entity Group, $5,000,000 during the term of such Contract, and (B) any other Company IP Contract that is material to the business of such Entity;

(xv)                      all Contracts requiring any member of the Contributed Entity Group to make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than loans or advances to employees in the Ordinary Course of Business;

(xvi)                  all Contracts with health care professionals who provide services to or on behalf of a member of the Contributed Entity Group; and

(xvii)              with respect to each of Myovant and Urovant, all Contracts that are required to be filed as an exhibit to such Entity’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)                              Each Material Contract is valid, existing and in full force and effect in all material respects, and binding and enforceable upon each party thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors generally and to general equity principles.

(c)                               No member of the Contributed Entity Group has materially violated or breached, or committed any material default under, any Material Contract, and, to Roivant’s Knowledge, no other party to a Material Contract has materially violated or breached, or committed any material default under, any Material Contract.

(d)                             Except as would not reasonably be expected to be material to the Contributed Entity Group, taken as a whole, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (i) result in a material violation or breach of any of the provisions of any Material Contract, (ii) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract or (iii) give any party to a Material Contract the right to cancel, terminate or materially modify any Material Contract.

(e)                               As of the Agreement Date, no member of the Contributed Entity Group has received any written notice regarding any unresolved issue that would constitute a material violation or breach of, or default under, any Material Contract.

(f)                                As of the Agreement Date, (i) no member of the Contributed Entity Group has waived any of its material rights under any Material Contract and (ii) Roivant has Made Available true and complete copies of all Material Contracts and notices and other formal correspondence relating thereto.

(g)                              Section 4.18(g) of the Roivant Disclosure Schedule sets forth, as of the Agreement Date, a true, correct, and complete list of each Contract of any member of the Roivant

Group or its Affiliates that is primarily related to the Business and to which a member of the Contributed Entity Group is not a party as of the date of this Agreement (each, a “Business Contract”).  Each Business Contract is valid, existing and in full force and effect in all material respects, and binding and enforceable upon each party thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors generally and to general equity principles.  As of the Agreement Date, there is no material breach or default (or right to terminate, accelerate, or modify any rights of the counterparty or obligations of the member of the Roivant Group or its Affiliate that is a party thereto) under any Business Contract.

SECTION 4.19                                           Insurance. (a) Section 4.19(a) of the Roivant Disclosure Schedule sets forth a true and complete list, as of the Agreement Date, of all material insurance policies under which a member of the Private Entity Group is insured. Each member of the Contributed Entity Group is and has at all times since January 1, 2016 been adequately covered against all legal Liability and risks normally insured against (including Liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit). Such insurance is sufficient for compliance with applicable Law and for compliance with any obligation under any Contract to which each member of the Contributed Entity Group is a party. The types and amounts of coverage provided therein are usual and customary in the context of the Business and operations in which the members of the Contributed Entity Group are engaged.

(b)                              With respect to such insurance policies: (i) each policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect and (ii) no member of the Roivant Group is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

(c)                               Except as would not reasonably be expected to be material to the Contributed Entity Group, taken as a whole, (i) there has been no circumstance or breach of any terms, conditions, representations or warranties under any of the insurance policies or under applicable Law that would entitle insurers to decline to pay all or any part of any claim made under the policies and (ii) a member of the Roivant Group, as applicable, has paid all premiums when due and has otherwise performed all of its respective obligations under all insurance policies. As of the Agreement Date, no insurer has threatened in writing to terminate any of the insurance policies, to reduce the scope of the insurance or to materially increase the premiums owed. A member of the Roivant Group has given notice to the insurers of all material claims that may be insured under the insurance policies.

SECTION 4.20                                           Related Party Transactions.

(a)                               No Related Party (or, with respect to any Related Party of the type set forth in clause (iv) of the definition thereof, to Roivant’s Knowledge) of a member of the Contributed Entity Group: (i) owns, directly or indirectly, any Equity Participations or other financial or voting interest (in each case, excluding any passive interest of not more than 10% of the outstanding capital stock or voting power of any Person listed on a national securities exchange) in any supplier, licensor, lessor, independent contractor or customer of such member of the Contributed Entity Group; (ii) owns, directly or indirectly, or has any interest in, any material property (real or personal, tangible or intangible) that such member of the Contributed Entity Group uses in or pertaining to the Business (other than solely as a result of the ownership of Equity Participations in the Strategic Alliance Entities and the Company by Roivant and other than a member of the Roivant Group’s ownership of assets that will constitute Contributed Assets); or (iii) has any material business dealings or a material financial interest in any transaction with such member of the Contributed Entity Group, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.

(b)                              No member of the Contributed Entity Group has engaged in or entered into an arrangement, agreement, understanding or Contract that constitutes Leakage.

(c)                               As of the Closing, there will be no outstanding Indebtedness payable to, accounts receivable from or advances by a member of the Contributed Entity Group to, and no member of the Contributed Entity Group will otherwise be a debtor or creditor of, or have any Liability to, any Related Party thereof (other than for the payment of salary, bonus and other payments pursuant to Benefit Plans in the Ordinary Course of Business of such member of the Contributed Entity Group (all of which will be satisfied in full at or prior to the Closing)).

SECTION 4.21                                           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from a member of the Contributed Entity Group in connection with the Transactions based upon arrangements made by or on behalf of any member of the Roivant Group or their Affiliates.

ARTICLE V
ROIVANT-ONLY REPRESENTATIONS AND WARRANTIES

Roivant hereby represents and warrants to Sumitomo that, except as set forth in the Roivant Disclosure Schedule, the statements contained in this Article V are true and correct as of the Agreement Date and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date). It is expressly understood and acknowledged that any information disclosed in any section or subsection of the Roivant Disclosure Schedule shall be deemed to be disclosed for purposes of the corresponding section or subsection of this Agreement and no disclosure made in any particular section nor subsection of the Roivant Disclosure Schedule shall be deemed to be disclosed for purposes of any other representation or warranty in this Agreement unless (a) expressly made therein (by cross-reference or otherwise) or (b) it is reasonably apparent on the face of such disclosure that such disclosure applies to such other representations and warranties. Notwithstanding anything herein to the contrary, for purposes of this Article V (other than Section 5.15 and Section 5.16), the “Roivant Remaining Group” shall be deemed not to include Axovant Sciences Ltd. (“Axovant”) and each of its Subsidiaries.

SECTION 5.01                                           Organization.

(a)                               Roivant is a Bermuda exempted company limited by shares duly organized, validly existing and in good standing under the laws of Bermuda.

(b)                              Each member of the Roivant Remaining Group is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

(c)                               The members of the Roivant Remaining Group have the requisite power and authority to own, lease and operate their properties and to carry on their business as it is currently being conducted, and to perform its obligations under all of its Contracts, except as would not have a Roivant Material Adverse Effect.

(d)                             Roivant has Made Available accurate and complete copies of: (i) the Organizational Documents of Roivant and (ii) the complete minutes of the meetings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors, and all committees of the board of directors of Roivant, in each case, since March 31, 2017, and as may be redacted with respect to any discussions related to the Transactions and any information that is privileged, sensitive personal employee information, or competitively sensitive to the extent relating to the Roivant Remaining Group.

SECTION 5.02                                           No Conflict. The execution and delivery of this Agreement by Roivant and each Ancillary Document to which Roivant will be a party does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, directly or indirectly, (a) result in the creation of any Lien upon the Company Equity owned beneficially or of record by Roivant or (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, result in a Lien under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract of a member of the Roivant Remaining Group, except, with respect to this subclause (b), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect. Without limiting the generality of the foregoing, except for Sumitomo pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Company Equity.

SECTION 5.03                                           Capitalization. As of the Agreement Date:

(a)                               The authorized capital of Roivant consists of 1,000,000,000 Roivant Common Shares that may be issued by Roivant’s board of directors as voting or non-voting Roivant Common Shares of which 213,552,848 Roivant Common Shares are issued and outstanding as of the Agreement Date. Roivant holds no shares of non-voting Roivant Common Shares, or Roivant Common Shares in its treasury, and there are no preferred shares authorized, issued or outstanding. All issued and outstanding shares of each member of the Roivant Remaining Group have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, the Organizational Documents of such Entity or any agreement to which such Entity is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws.

(b)                              Except as set forth on Section 5.03(b) of the Roivant Disclosure Schedule, Roivant owns all of the issued and outstanding Equity Participations of each member of the

Roivant Remaining Group, free and clear of any preemptive rights and any Liens (other than restrictions on transfer imposed by applicable Bermuda Law and securities Laws), and all of such Equity Participations are duly authorized, validly issued, fully paid and nonassessable.

(c)                               Roivant makes the representation set forth on Section 5.03(c) of the Roivant Disclosure Schedule.

SECTION 5.04                                           Ownership; No Liens; Issuance; Solvency.

(a)                               Roivant owns, beneficially and of record, the Company Equity. The Company Equity is duly authorized, validly issued, fully paid and non-assessable and is owned directly by Roivant free and clear of any Liens (other than restrictions on transfer under applicable Bermuda Law and securities Laws) and Roivant has good, valid and marketable title to such Company Equity. Roivant has the sole right to transfer the full legal and beneficial ownership of such Company Equity free from all Liens (other than restrictions on further transfer under applicable Bermuda Law and securities Laws) to Sumitomo. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings, including any rights, warrants, put, call, subscription, option, buy-sell or other agreements or commitments with respect to the Company Equity or any other Equity Participations of the Company, including with respect to the issuance, sale, redemption, acquisition, disposition, transfer, pledge, or voting thereof.

(b)                              (i) Roivant has good and marketable title to, or valid contract rights to, as applicable, all of the Contributed Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Sumitomo or a member of the Contributed Entity Group, as applicable, the Contributed Assets, (ii) there are no adverse claims of ownership to any of the Contributed Assets and neither Roivant nor any transferor of a Contributed Asset has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Contributed Assets, and (iii) at the Closing, Sumitomo will acquire from Roivant, including through its ownership of the Equity Participations of the Company, good and marketable title to, or valid contract rights to, as applicable, all of the Contributed Assets, free and clear of all Liens (other than Permitted Liens).

(c)                               As of the Agreement Date, Roivant owns, beneficially and of record, the Equity Participations of each of the Strategic Alliance Entities set forth opposite the name of such Strategic Alliance Entity in Section 5.04(c) of the Roivant Disclosure Schedule. Each of such Equity Participations is duly authorized, validly issued, fully paid and non-assessable and is owned directly by Roivant free and clear of any Liens (other than restrictions on transfer under applicable Bermuda Law and securities Laws) and Roivant has good, valid and marketable title to each of such Equity Participations. Roivant has the sole right to transfer and pursuant to the Pre-Closing Reorganization will transfer to the Company the full legal and beneficial ownership of such Equity Participations free from all Liens (other than restrictions on further transfer under applicable Bermuda Law and securities Laws).

(d)                             Except as set forth on Section 5.04(d) of the Roivant Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings, including any rights, warrants, put, call, subscription, option, buy-sell or other agreements or commitments with respect to the Equity Participations of the Strategic Alliance Entities, including with respect to the issuance, sale, redemption, acquisition, disposition, transfer, pledge, or voting thereof.

(e)                               The Roivant Equity sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer (other than restrictions on further transfer under applicable Bermuda Law and securities Laws, Liens created by or imposed by Sumitomo and any Liens arising under the Roivant Amended Organizational Documents or the Roivant Amended Shareholders Agreement).

(f)                                The Roivant Equity will be issued in compliance with all applicable Laws (including Bermuda Law and applicable securities Laws).

(g)                              Neither Roivant nor any Affiliate thereof will be rendered insolvent by the consummation of the Pre-Closing Reorganization or any of the other Transactions.

SECTION 5.05                                           Absence of Certain Changes or Events. Except as contemplated by the Transactions, since June 30, 2019 (the “Roivant Interim Balance Sheet Date”), Roivant has operated its business in the Ordinary Course of Business and there has not occurred any Roivant Material Adverse Effect, and no event has occurred or circumstance exists that, in combination with any other events or circumstances, would reasonably be expected to have a Roivant Material Adverse Effect. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the Transactions, since the Roivant Interim Balance Sheet Date through the Agreement Date, Roivant has not:

(a)                               declared, accrued, set aside or paid any dividend or made any other distribution in respect of any Equity Participations, or any redemption, repurchase or other acquisition of any Equity Participations (except as required pursuant to the terms of any Equity Award);

(b)                              changed any of its methods of accounting or accounting practices in any respect, other than as required by GAAP;

(c)                               made, changed or rescinded any election in respect of material Taxes, adopted or changed any accounting method in respect of material Taxes or surrendered any right to claim a material Tax refund, offset or reduction in Tax liability;

(d)                             commenced or settled any Action or satisfied any Lien in each case other than in the Ordinary Course of Business and the settlement or discharge of which would not, individually or in the aggregate, have a Roivant Material Adverse Effect or involving the grant of equitable relief imposing any material restriction on the business of the Roivant Remaining Group;

(e)                               other than in the Ordinary Course of Business granted any material increase in the rate of compensation, benefits or other employment arrangement of any officer of Roivant at the level of vice president or above (including any material increase pursuant to any bonus, pension, profit sharing, retirement, equity incentive, severance or other plan or commitment)

(f)                                received any resignation or termination of employment by the Roivant Group of any Roivant Key Employee; or

(g)                              agreed or committed to take any of the actions referred to in subclauses (a) through (f) above.

SECTION 5.06                                           Roivant Benefit Plans.

(a)                               Each Roivant Benefit Plan is and has been established, maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws.  Each member of the Roivant Remaining Group has performed all obligations required to be performed by it under any Roivant Benefit Plan, in all material respects.  No member of the Roivant Remaining Group is in default under or in violation of, and, to Roivant’s Knowledge, there is no default or violation by any party to, any Roivant Benefit Plan.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, no Action is pending or, to Roivant’s Knowledge, threatened with respect to any Roivant Benefit Plan (other than routine claims for benefits in the Ordinary Course of Business) and no fact or event exists that could reasonably be expected to give rise to any such Action, including any audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(b)                              No member of the Roivant Remaining Group has any material Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c)                               All employer or employee contributions, premiums or payments required by applicable Law or pursuant to the terms of any Roivant Benefit Plan to be made with respect to any Roivant Benefit Plan have been timely paid in full, or, to the extent not yet due, have been accrued in the Roivant Interim Balance Sheet of the Roivant Remaining Group to the extent required by GAAP, in each case, in all material respects.

(d)                             Without limiting the generality of Section 5.06(a) through Section 5.06(c) above, with respect to each Roivant Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Roivant Plan”), (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Roivant Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Roivant Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (iii) no Foreign Roivant Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

SECTION 5.07                                           Roivant Labor and Employment.

(a)                               Each member of the Roivant Remaining Group is, and since January 1, 2016, has been, in compliance with all Employment Practices, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect. Except as otherwise set forth in Section 5.07 of the Roivant Disclosure Schedule, there are no and since January 1, 2016 there have not been any material claims, disputes, grievances, or controversies pending or, to Roivant’s Knowledge, threatened involving any Roivant Worker (other than any Company Employee).

(b)                              None of the directors or officers of any member of the Roivant Remaining Group have been (or have been notified that they may be)  (i) convicted of (or entered a plea of nolo contendere to) a charge constituting a felony or a misdemeanor involving a crime of moral turpitude; (ii) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law or (iii) identified on any of the following documents: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons;” (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties” or (D) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

SECTION 5.08                                           Roivant Intellectual Property; Roivant Data Protection.

(a)                               A member of the Roivant Remaining Group has sufficient rights to use the material Roivant IP and the Roivant IT Assets in connection with the operation of the Roivant Remaining Group’s business as currently conducted.

(b)                              The material Roivant Owned IP is (i) subsisting, and, to Roivant’s Knowledge, valid and enforceable; and (ii) not subject to any outstanding Order adversely affecting any member of the Roivant Remaining Group’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. There is no Action pending or, to Roivant’s Knowledge, asserted or threatened, and, to Roivant’s Knowledge, no valid basis exists for any Action, against Roivant concerning the ownership, validity, registrability, enforceability or use of, any material Roivant IP.

(c)                               The Roivant IT Assets have not materially malfunctioned or, since January 1, 2016, failed, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Roivant IT Assets, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Roivant IT Assets, in each case, in any material respect. Roivant has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to Roivant’s Knowledge, no Person has gained unauthorized access to any Roivant IT Assets. The execution and performance of this Agreement will not cause any materially harmful terms of any Public Software License Agreement to apply to the Roivant Remaining Group. Roivant is in material compliance with all of the terms and conditions of any Public Software License Agreement applicable to any Public Software used by it in the operation of its business as currently conducted or as conducted since January 1, 2016.

(d)                             Each member of the Roivant Remaining Group and the operation of its business as currently conducted or as conducted since January 1, 2016, and the use of the Roivant IP and Roivant IT Assets in connection with any of the foregoing does not materially infringe, misappropriate or otherwise violate, and has not, since January 1, 2016, materially infringed, misappropriated or otherwise violated, the Intellectual Property rights of any other Person. There is no Action pending or, to Roivant’s Knowledge, asserted or threatened against Roivant concerning any of the foregoing and, to Roivant’s Knowledge, no valid basis exists for any such Action nor, to Roivant’s Knowledge, has Roivant received any notification that a license under any other Person’s Intellectual Property is or may be required in connection with the foregoing. To Roivant’s Knowledge, no Person is engaging, or has engaged since January 1, 2016, in any activity that infringes, misappropriates or otherwise violates any Roivant Owned IP, and there is no Action pending, asserted or threatened by Roivant against any other Person concerning any of the foregoing.

(e)                               To the extent that any material Intellectual Property has been conceived, developed or created for the Roivant Remaining Group by any other Person (including any employee, officer, director, advisor or contractor), Roivant has executed valid and enforceable written agreements with such Person with respect thereto transferring to Roivant all of such Person’s right, title and interest therein and thereto by operation of law or by valid written assignment. No Person who provides or, since January 1, 2016, has provided, services to Roivant as an officer, director, advisor, employee or contractor has any claim, license, right (whether or not currently exercisable) or interest in, to or under any material Roivant Owned IP.

(f)                                The use, collection, storage and dissemination of any Personal Data by or on behalf of a member of the Roivant Remaining Group has not violated, and does not violate, any applicable Laws, such Entity’s privacy, security and breach notification contractual obligations, its own data privacy, data protection, and data security policies, and procedures, consents and authorizations pursuant to which such Personal Data has been disclosed to such Entity, or any Person’s right of privacy or publicity, in each case, in any material respect. Without limiting the foregoing, each member of the Roivant Remaining Group has ensured that all appropriate material consents (as may be required by applicable Laws) have been obtained from data subjects or other persons whose Personal Data is processed thereby. Each member of the Roivant Remaining Group has further obtained all material rights and licenses necessary to process Personal Data in the manner it is now processed thereby or by any Person on its behalf. There is no Action pending, asserted in writing or, to Roivant’s Knowledge, threatened in writing against a member of the Roivant Remaining Group alleging a violation of any such Laws or any Person’s right of privacy or publicity, and, to Roivant’s Knowledge, no valid basis exists for any such Action. No member of the Roivant Remaining Group has (i) received any written communications from or (ii) to Roivant’s Knowledge, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the use, disclosure, or other processing of Personal Data. The execution and performance of this Agreement and the Ancillary Documents (which, for purposes of this Section 5.08(f) shall not include the Strategic Cooperation Agreement) will not materially breach or otherwise cause any material violation on the part of the Roivant Remaining Group of any applicable Laws or any data privacy, protection, or security policies of the Roivant Remaining Group in effect or any consents and authorizations given to a member of the Roivant Remaining Group for processing such information. To the extent applicable, each member of the Roivant Remaining Group has obtained all consents materially necessary for the transfer of Personal Data to countries outside of the European Union or other applicable jurisdictions or implemented other legal data transfer mechanisms. With respect to all Personal Data gathered or accessed by or on behalf of each member of the Roivant Remaining Group, such Entity has at all times taken all reasonable measures to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse. To Roivant’s Knowledge, no Person has gained or attempted to gain material unauthorized access to, engaged or attempted to engage in material unauthorized processing, disclosure, use, or loss of, or accidentally or unlawfully materially destroyed, lost or altered (i) any Personal Data or other confidential information related to the business of a member of the Roivant Remaining Group, or held thereby or by any other Person on its behalf; or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that process Personal Data or other confidential information related to the business of and owned or maintained by a member of the Roivant Remaining Group, its respective personal data processors, customers, subcontractors or vendors, or any other Persons on its behalf. No member of the Roivant Remaining Group has notified or, as of the Agreement Date plans to notify, either voluntarily or as required by any applicable Laws, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Data of the Roivant Remaining Group. No member of the Roivant Remaining Group does, or permits any third party to, sell, rent, or otherwise make available to any Person any Personal Data, except as stated in the applicable written privacy policies and in compliance with applicable Laws.

SECTION 5.09                                           Environmental Matters. No member of the Roivant Remaining Group is in material violation of, or has materially violated since January 1, 2016, any Environmental Law or any Permit issued thereunder. None of the properties currently or formerly leased, owned, or operated by a member of the Roivant Remaining Group (including soils and surface and ground waters) is, or has been since January 1, 2016, contaminated with any Hazardous Substance which has resulted, or would reasonably be expected to result, in the imposition of any material obligation under Environmental Law for any member of the Roivant Remaining Group to conduct or pay the costs of any corrective or remedial action at such real property. No member of the Roivant Remaining Group is actually, potentially, or allegedly liable under Environmental Law for any off-site contamination by Hazardous Substances as a result of releases of such Hazardous Substances, nor, to Roivant’s Knowledge, is there any reasonable basis for any such liability under Environmental Law. No member of the Roivant Remaining Group has transported or arranged for the transport of Hazardous Substances for disposal which, to Roivant’s Knowledge, is or may become the subject of any Action under Environmental Law. No member of the Roivant Remaining Group has retained or assumed, by Contract or operation of Law, any material Liabilities arising under Environmental Law of any other Person, including any obligation for corrective or remedial action. Neither the execution of this Agreement nor the consummation of the Transactions will trigger any requirement for any member of the Roivant Remaining Group to undertake any investigation, remediation or other action under Environmental Law with respect to Hazardous Substances. Roivant has Made Available all relevant material environmental reports, studies, audits or similar documents relating to the Roivant Remaining Group in the Roivant Group’s possession or control that were prepared since January 1, 2016 and that identify any material liabilities, costs or obligations under Environmental Law.

SECTION 5.10                                           Litigation. There are no, and since January 1, 2016, there have not been any, Actions (a) pending or, to Roivant’s Knowledge, threatened against or affecting a member of the Roivant Remaining Group or any of their Assets and Properties, (b) pending or, to Roivant’s Knowledge, threatened against or affecting any of their respective officers, directors or employees in their capacity as such with respect to the business thereof, or (c) pending or threatened by a member of the Roivant Remaining Group against any third party, in each case, at law or in equity, or before or by any Governmental Authority (including Actions with respect to the transactions contemplated by the Ancillary Documents), and, to Roivant’s Knowledge, there is no factual or legal basis that would reasonably be expected to result in any Action against, relating to or materially affecting the Roivant remaining Group or any of their respective Assets and Properties that, if determined in a manner adverse thereto, would result in material adverse harm thereto; other than, for purposes of clauses (a) and (b) above, Actions involving less than $500,000 individually and less than $5,000,000 in the aggregate and not seeking or involving the granting of equitable relief, other than requirements of confidentiality.

SECTION 5.11                                           Insurance. Members of the Roivant Remaining Group are and have at all times been adequately covered against all legal Liability and risks normally insured against (including Liability to Roivant Workers or third parties for personal injury or loss or damage to property, product liability and loss of profit). Such insurance is sufficient for compliance with applicable Law and for compliance with any obligation under any Contract to which any member of the Roivant Remaining Group is a party. The types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the members of the Roivant Remaining Group are engaged. No event has occurred that would constitute a breach or default, or permit termination or modification, under any insurance policy of any member of the Roivant Remaining Group.

SECTION 5.12                                           Material Contracts.

(a)                               Section 5.12(a) of the Roivant Disclosure Schedule sets forth as of the Agreement Date a true, correct and complete list of all Contracts of each member of the Roivant Remaining Group, referred to in clauses (i) through (iv) of this Section 5.12(a) but excluding Roivant Benefit Plans (such Contracts being referred to herein as the “Roivant Material Contracts”):

(i)                                  (A) all Contracts evidencing Indebtedness of the types set forth in clause (i), (iii) and (vi) of the definition thereof (other than intercompany Indebtedness owed by a member of the Roivant Remaining Group to another member of the Roivant Remaining Group) and (B) all Contracts evidencing Indebtedness of the types set forth in clauses (ii), (iv), (v), (vii) and (viii) and (ix) of the definition thereof (other than any intercompany Indebtedness owed by a member of the Roivant Remaining Group to another member of the Roivant Remaining Group) having an outstanding principal amount equal to or in excess of $2,500,000;

(ii)                              all joint venture, partnership, strategic alliance and similar agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iii)                          all Contracts (A) relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) involving consideration of more than $5,000,000, (B) relating to the issuance, voting, registration, sale or transfer of any Equity Participations of a member of the Roivant Remaining Group, (C) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of a member of the Roivant Remaining Group or (D) providing a member of the Roivant Remaining

Group with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations; and

(iv)                          all Contracts containing covenants restricting or purporting to restrict competition which, in either case, have, would have or propose to have the effect of prohibiting Sumitomo (or any of its Affiliates) from engaging in any business or activity in any geographic area.

(b)                              Each Roivant Material Contract is valid, existing, in full force and effect, binding and enforceable upon the applicable member(s) of the Roivant Remaining Group, each party thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors generally and to general equity principles, except for any such failures to be in full force and effect, binding and enforceable that would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole.

(c)                               No member of the Roivant Group has materially violated or breached, or committed any material default under, any Roivant Material Contract, and, to Roivant’s Knowledge, no other party to a Roivant Material Contract has materially violated or breached, or committed any material default under, any Roivant Material Contract, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect.

(d)                             Except as would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) will, or would reasonably be expected to do any of the following: (i) result in a violation or breach of any of the provisions of any Roivant Material Contract; (ii) give any party to a Roivant Material Contract the right to accelerate the maturity or performance of any Roivant Material Contract or (iii) give any party to a Roivant Material Contract the right to cancel, terminate or materially modify any Roivant Material Contract.

(e)                               No member of the Roivant Group has received any written notice regarding any unresolved issue that would constitute a violation or breach of, or default under, any Roivant Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect.

(f)                                Except as would not, individually or in the aggregate, reasonably be expected to have a Roivant Material Adverse Effect, no member of the Roivant Group has waived any of its rights under any Roivant Material Contract. Roivant has Made Available true and complete copies of all Roivant Material Contracts and notices and other formal correspondence relating thereto.

SECTION 5.13                                           Taxes.

(a)                               Filing of Tax Returns. Each member of the Roivant Remaining Group has duly and timely filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by its members and all such Tax Returns are complete and accurate in all material respects. All material Taxes of each member of the Roivant Remaining Group (whether or not shown as due and owing on any such Tax Return) have been timely paid or properly reserved for on the Roivant Interim Balance Sheet.

(b)                              Unpaid Taxes. The Roivant Interim Balance Sheet reflects all material unpaid Taxes of such Entity for periods (or portions of periods) through the date of such Roivant Interim Balance Sheet. As of the date of the Agreement and as of the Closing Date, Roivant has no Liability for material unpaid Taxes accruing after the date of the Roivant Interim Balance Sheet, other than Taxes accruing in the Ordinary Course of Business conducted after the date of the Roivant Interim Balance Sheet.  Proper provision has been made in the Roivant Interim Balance Sheet for deferred taxation in accordance with GAAP.

(c)                               Audits, Investigations or Claims. No unresolved deficiency for material Taxes with respect to any member of the Roivant Remaining Group has been assessed in writing by a Governmental Authority. There are no pending Actions for or relating to any Liability in respect of material Taxes of a member of the Roivant Remaining Group, and no Governmental Authority has asserted or proposed any such Liability. No member of the Roivant Remaining Group has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Roivant Remaining Group have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Roivant Remaining Group, in each case with respect to material Taxes.  No member of the Roivant Remaining Group has waived any statute of limitations that is currently in effect with respect to material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of a member of the Roivant Remaining Group to act on behalf of such Entity) with respect to any material Taxes of any member of the Roivant Remaining Group is currently in effect.

(d)                             Liens. There are no Liens for material Taxes (other than Permitted Liens) on any of the Assets and Properties of any member of the Roivant Remaining Group.

(e)                               Other Entity Liability. No member of the Roivant Remaining Group has any Liability for the material Taxes of any other Person (including, for the avoidance of doubt, any current or prior Subsidiaries) other than any member of the Roivant Group (i) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign Law), or as a transferee, successor, or by Contract (including a Tax allocation or sharing agreement but other than a Contract the primary purpose of which is not the sharing of Taxes) or (ii) as a result of the liquidation, dissolution, sale or other disposition of the stock or assets of any current or prior Subsidiary.

(f)                                International Boycotts. No member of the Roivant Remaining Group has participated in and or is participating in an international boycott within the meaning of Code Section 999.

(g)                              Tax Shelters. No member of the Roivant Remaining Group has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local, or foreign Law.

(h)                              Spin-Offs. No member of the Roivant Remaining Group has been the “distributing corporation” or “controlled corporation” (in each case, within the meaning of Section 355 of the Code) with respect to a transaction intended to be described in Section 355 of the Code or any similar provision of state, local or foreign Law.

(i)                                  Partnerships, Single Member LLCs, CFCs, PHCs, PFICs and PEs. No member of the Roivant Remaining Group (i) is or has been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is or was treated as a partnership for Tax purposes; (ii) owns or has owned a single member limited liability company which is or was treated as a disregarded entity with respect to such member; (iii) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is or has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state or local Law); (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state or local Law); or (vi) has a “permanent establishment” (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)                                  Related Party Transactions. All of the Roivant Remaining Group’s material related-party transactions and arrangements have been at arm’s length and, as applicable, the applicable member of the Roivant Remaining Group has properly and timely documented its transfer pricing methodology in all material respects in compliance with Sections 482 and 6662 of the Code and any comparable or similar provision of state, local or foreign law.   Roivant has Made Available all material documentation related to (i) all material intercompany and related party agreements and transactions and (ii) transfer pricing methodology produced by any member of the Roivant Remaining Group under Sections 482 and 6662 of the Code and any comparable or similar provision of state, local or foreign Law.

(k)                              Tax Returns. Roivant has Made Available all income or franchise Tax Returns (federal, state, local and foreign) filed with respect to Roivant for taxable periods that ended on or after March 31, 2016 and prior to the Agreement Date.

(l)                                  Withholding. Each member of the Roivant Remaining Group has timely withheld or collected and timely paid over to the appropriate Governmental Authority (or is properly holding for such timely payment) all material Taxes required by Law to be withheld or collected by it in connection with any amounts paid (whether in cash or other value) or owing to any Roivant Worker or any creditor, shareholder, or other third party.

(m)                          Tax Holidays. Roivant has Made Available all material documentation related to any material Tax incentive, holiday or abatement for a member of the Roivant Remaining Group.  The Transactions will not terminate any such Tax incentive, holiday, or abatement.

(n)                              Post-Closing Items. No member of the Roivant Remaining Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) cancellation of Indebtedness of a member of the Roivant Remaining Group, (iii) installment sale or open transaction disposition, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law), (v) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law)

(o)                              Letter Rulings. Roivant has Made Available any letter ruling or comparable ruling received by any member of the Roivant Remaining Group from an applicable taxing Governmental Authority with respect to material Taxes in any taxable period for which the statute of limitations has not expired.

SECTION 5.14                                           Compliance with Laws; Permits; Regulatory Matters.

(a)                               The Roivant Remaining Group, and, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf are, and have been since January 1, 2016, acting or operating in compliance in all material respects with any Law applicable thereto. Neither Roivant, nor any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf, have since January 1, 2016 (i) received any written notice from any Governmental Authority or other Person regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with any provision of, any Law applicable to such Entity or to its Assets and Properties or (ii) filed or otherwise provided any notice or communication to any Governmental Authority or other Person regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with any provision of any Law applicable to such Entity or to its Assets and Properties and, to Roivant’s Knowledge, no such self-disclosure to any Governmental Authority is required.

(b)                              Neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf, since January 1, 2016 has made or been ordered to make, any material payment to any Person, including a Governmental Authority, as a consequence of any actual or alleged violation of Law, arising in connection with the business of such Entity.

(c)                               Without limiting the generality of Section 5.14(a), except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, neither any member of the Roivant Remaining Group, nor any of its officers, directors, employees, agents or other representatives (so far as such agents or other representatives are concerned, when such agents or other representatives are acting for or on behalf of a member of the Roivant Remaining Group and only so far as applicable law makes such Entity liable for the actions of such agents or other representatives), nor, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf, have, directly or indirectly, since January 1, 2016, (i) offered, made or promised to make, authorized, or used any funds for (actual or perceived) unlawful contributions, gifts, donations, grants, entertainment or other unlawful expenses or transfers of value, including expenses related to political activity, (ii) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under the Anti-Corruption Laws, (iii) made any payment to any customer or supplier of such Entity, or given any other consideration to any such customer or supplier in respect of its business that violates any such Law or (iv) made any other unlawful payment in violation of any such Law. Since January 1, 2016, there have not been any materially false or fictitious entries made in the books, records or accounts of any member of the Roivant Remaining Group relating to any illegal payment or secret or unrecorded fund of the type described in clauses (i) – (iv) above. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, each member of the Roivant Remaining Group has policies and procedures in place designed to prevent any of the above actions occurring and has trained its directors, officers, employees, agents and other Representatives and Persons acting for, on behalf of, or at their direction, on the content and use of such policies and procedures.

(d)                             Each member of the Roivant Remaining Group, and, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf, is, and has been since January 1, 2016, in possession of and has maintained all Permits in compliance in all material respects with applicable Law and applicable industry standards as necessary for it to own, lease and operate its Assets and Properties or to carry on its business as it is now being conducted and as it has been conducted since January 1, 2016. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, (w) neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, their respective service vendors or other Persons acting on their behalf, is or has been, since January 1, 2016, in conflict with, or in default, breach or violation in any respect of any Permit of such Entity to operate its business or by which any of its Assets and Properties is bound, (x) no suspension, revocation, withdrawal, termination, modification or cancellation of any Permit of any member of the Roivant Remaining Group is pending or, to Roivant’s Knowledge, threatened, (y) neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, their respective service vendors or other Persons acting on its or their behalf, has received, since January 1, 2016, any notice from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any such Permit, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit or (iii) such Entity’s right to own, lease or operate its Assets or Properties or to carry on its business as the same has been conducted. All reports, returns and information required by any applicable Law under any material Permit or as a condition of any material Permit to be timely made or given to any Person or Governmental Authority in connection with any business conducted by a member of the Roivant Remaining Group have been made or given to the appropriate Person or Governmental Authority and (z) all fees due with respect to any such material Permits have been timely paid.

(e)                               Except as set forth on Section 5.14(e) of the Roivant Disclosure Schedule, since January 1, 2016, neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, any of their respective service vendors has received written notice of any alleged material violation of, or material non-compliance with any Health Care Laws, or has received any

FDA Form 483s, warning letters, untitled letters, written notice of potential enforcement proceedings or similar correspondence or written notice from any Governmental Authority regarding any material activities regarding the business thereof.

(f)                                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, since January 1, 2016, (i) neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, any of their respective service vendors or other Persons acting on their behalf, have been debarred pursuant to Section 306 of the FDCA or that are disqualified pursuant to 21 C.F.R. 312.70 or foreign equivalent to the foregoing or that have been debarred, excluded, or suspended from participation in any health care program and (ii) no Actions that would reasonably be expected to result in such a debarment, disqualification, or exclusion are pending or, to Roivant’s Knowledge, threatened against any of the foregoing Persons.

(g)                              Except as set forth on Section 5.14(g) of the Roivant Disclosure Schedule, neither any member of the Remaining Roivant Group, nor, to Roivant’s Knowledge, any of their respective service vendors acting on their behalf, has received since January 1, 2016 written notice (i) of any alleged noncompliance, major or critical findings, as a result of any audit or inspection performed by or on behalf of a Governmental Authority in connection with its business, (ii) of any alleged falsification or fraudulent activity regarding any Regulatory Documentation generated or submitted by any of them to any Person in connection with its business, or (iii) that any Regulatory Documentation generated by any of them or otherwise in connection with its business will not be accepted by FDA or other Governmental Authority based on data integrity or other compliance concerns, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole.

(h)                              Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as  whole, neither any member of the Roivant Remaining Group nor, to Roivant’s Knowledge, any of their respective service vendors or other Persons acting on their behalf, is the subject of any pending investigation or action under, or, since January 1, 2016, has made an untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any of them or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for any of them to be subject to the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or equivalent regulations, with respect to its business or any of its services.

(i)                                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, (i) neither any member of the Roivant Remaining Group, nor, to Roivant’s Knowledge, any Persons acting on their behalf, is party to or bound by any Order, monitoring agreements, consent decrees, or other formal or informal agreements with or imposed by any Governmental Authority concerning compliance with applicable Health Care Laws, and, to Roivant’s Knowledge, no such agreement or Order has been threatened in writing since January 1, 2016 and (ii) neither any member of the Roivant Remaining Group, nor their respective officers, directors and employees, and, to Roivant’s Knowledge, any Persons acting on their behalf, have engaged, since January 1, 2016, in any voluntary disclosure or mandatory self-disclosure to any Governmental Authority concerning any alleged, potential or actual non-compliance with any Laws, and, to Roivant’s Knowledge, no such self-disclosure to any Governmental Authority is required.

(j)                                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole, each Contract with an HCP to which a member of the Roivant Remaining Group is a party (including for employment, consulting, speaking, authorship, advisory board services or otherwise) complies with applicable Health Care Laws.

SECTION 5.15                                           No Critical Technologies. No member of the Roivant Group produces, designs, tests, manufactures, fabricates, or develops any “critical technologies” (as defined in 31 C.F.R. § 801.204) that are: (a) utilized in connection with the Entity’s activity in one or more “pilot program industries” (as defined in Annex A of 31 C.F.R. Part 801); or (ii) designed specifically for use in one or more “pilot program industries” (as defined in Annex A of 31 C.F.R. Part 801).

SECTION 5.16                                           Financial Statements; No Undisclosed Liabilities.

(a)                               Roivant has delivered to Sumitomo its audited consolidated financial statements as of the fiscal years ended March 31, 2018 and March 31, 2019, composed of balance sheets, statements of operations and comprehensive loss, statements of cash flows, and statements of shareholder equity, together with the notes thereto and the relevant audit reports (the “Roivant Audited Financial Statements”), and its unaudited consolidated balance sheet as of June 30, 2019 (the “Roivant Interim Balance Sheet” and its consolidated statement of operations and comprehensive loss, statement of cash flows and statement of shareholder equity, and, together with the Roivant Audited Financial Statements, the “Roivant Financial Statements”). The Roivant Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Roivant Financial Statements present fairly and accurately in all material respects the financial condition and operating results of Roivant and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein. Roivant (on a consolidated basis with its Subsidiaries) does not have any Liabilities (whether or not required to be reflected in the Roivant Financial Statements in accordance with GAAP, whether due or to become due, and whether known or unknown), except for (i) Liabilities that are adequately reflected on or reserved against on the Roivant Interim Balance Sheet, (ii) Liabilities incurred under this Agreement and any Ancillary Document, (iii) Taxes that are not yet due and payable, (iv) Indebtedness, (v) Liabilities under Contracts that do not arise out of Roivant’s breach thereof, (vi) Liabilities incurred by Roivant in the Ordinary Course of Business since the Roivant Interim Balance Sheet Date, (vii) unpaid Change of Control Payments and Transaction Expenses included in the definition of Closing Payment and (viii) such other Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Roivant Remaining Group, taken as a whole.

(b)                              Axovant has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by Axovant, the “Axovant SEC Documents”) since its Initial Filing Date. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Axovant SEC Documents filed or furnished by Axovant since its Initial Filing Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Axovant SEC Documents filed or furnished by Axovant since its Initial Filing Date contained (as of their respective dates or, if amended, as of the date of the last amendment) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the Initial Filing Date of such Entity, no executive officer of Axovant has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the Agreement Date, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Axovant relating to the Company SEC Documents and (ii) to Roivant’s Knowledge, none of the Axovant SEC Documents is the subject of ongoing SEC review.  Axovant is in compliance in all material respects with all current listing requirements of the NASDAQ Global Select Market.

SECTION 5.17                                           Related Party Transactions. No Related Party (or, with respect to any Related Party of the type set forth in clause (iv) of the definition thereof, to Roivant’s Knowledge) of any member of the Roivant Remaining Group (excluding any other member of the Roivant Remaining Group): (a) owns, directly or indirectly, any Equity Participations or other financial or voting interest (in each case, excluding any passive interest of not more than 10% of the outstanding capital stock or voting power of any Person listed on a national securities exchange) in any supplier, licensor, lessor, distributor, independent contractor or customer of such member of the Roivant Remaining Group or its business, (b) owns, directly or indirectly, or has any interest in, any material property (real or personal, tangible or intangible) that such member of the Roivant Remaining Group uses in or pertaining to its business or (c) has any material business dealings or a material financial interest in any transaction with such member of the Roivant Remaining Group or involving any material assets or property of such member of the Roivant Remaining Group, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SUMITOMO

As an inducement to the Company to enter into this Agreement, Sumitomo hereby represents and warrants to Roivant that:

SECTION 6.01                                           Corporate Organization. Sumitomo is a Japanese company duly organized, validly existing and in good standing under the Laws of Japan.

SECTION 6.02                                           Authority Relative to This Agreement. Sumitomo has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and the Ancillary Documents to which Sumitomo is a party and the performance by Sumitomo of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of Sumitomo. This Agreement and the Ancillary

Documents to which Sumitomo is a party or will prior to or at the Closing become a party have been duly and validly executed and delivered by Sumitomo or to the extent deliverable at the Closing, will prior to the Closing be duly and validly executed and delivered, and, assuming this Agreement and such Ancillary Documents constitute the valid and binding obligation of the other parties hereto and thereto, constitute the legal, valid and binding obligations of Sumitomo (to the extent it is a party thereto), enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

SECTION 6.03                                           No Conflict; Required Filings and Consents.

(a)                               Neither the execution and delivery of this Agreement nor the other Ancillary Documents to which Sumitomo is a party by Sumitomo, nor the consummation by Sumitomo of the Transactions do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Sumitomo, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, result in a Lien under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract of Sumitomo or (iii) conflict with or violate any Permit, concession, franchise, license or Law applicable to Sumitomo or any of its properties or assets, except, with respect to subclauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be expected to prevent or materially delay the consummation of the Transactions by Sumitomo (a “Sumitomo Material Adverse Effect”). The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)                              Except for any filings required to be made under (i) the Exchange Act, (ii) Securities Act, (iii) the rules and regulations of the NASDAQ Global Select Market, (iv) the rules and regulations of the New York Stock Exchange, (v) the HSR Act, (vi) the rules and regulations of the Tokyo Stock Exchange, (vii) filings and approvals required to be made or obtained from the Bermuda Monetary Authority and (viii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Sumitomo Material Adverse Effect, the execution and delivery by Sumitomo of this Agreement and the other Ancillary Documents to which Sumitomo is a party do not and will not, and the performance of this Agreement and the other Ancillary Documents to which each of them is a party do not and will not, require any consent, approval, authorization or Permit of, or Order of, action by, filing with or notification to, any Governmental Authority, or give any Governmental Authority the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law to which Sumitomo or its Subsidiaries, or any asset owned or leased by Sumitomo or its Subsidiaries, is subject.

SECTION 6.04                                           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Roivant in connection with the Transactions based upon arrangements made by or on behalf of Sumitomo.

SECTION 6.05                                           Availability of Funds. Sumitomo will have at the Closing sufficient funds to pay the Closing Payment and consummate the Transactions. Sumitomo acknowledges that in no event shall the receipt or availability of any funds or financing by or to Sumitomo or any of its Affiliates or any other financing transaction be a condition to any of Sumitomo’s obligations hereunder.

SECTION 6.06                                           Roivant Equity; No Additional Representations.

(a)                               Sumitomo (i) is purchasing the Roivant Equity for its own account (and not on behalf of any other Persons) with the present intention of holding such Roivant Equity for purposes of investment and not with a view to, or intention of, distribution thereof in violation of any applicable securities Laws and such Roivant Equity shall not be disposed of in contravention of applicable securities Laws, and (ii) agrees that Sumitomo shall not offer, sell or otherwise dispose of any of the Roivant Equity in contravention of applicable securities Laws or the Roivant Amended Shareholders Agreement.

(b)                              Sumitomo is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in the Roivant Equity and an acquisition of the Strategic Alliance Entities and the Contributed Assets. Sumitomo has engaged advisors experienced in the evaluation of an investment in companies such as Roivant and its Subsidiaries as contemplated hereunder. Sumitomo has undertaken an independent evaluation and investigation of the Roivant Group and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions. Without limiting the generality of the foregoing, Sumitomo acknowledges that it has not relied and will not rely upon any information, statements, representations or warranties, except those representations or warranties set forth in Article IV, Article V, any certificate delivered at the Closing and the Ancillary Documents, in negotiating, executing, delivering and performing this Agreement and the Transactions. Sumitomo understands and agrees that it is entering into this Agreement based upon Sumitomo’s own inspection, examination and determination of all matters related thereto, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Roivant, any of its Subsidiaries, or any other Person, except for the representations and warranties made by Roivant which are expressly set forth in Article IV and Article V and the Ancillary Documents. Notwithstanding the foregoing, the provisions of this Section 6.06(b). shall not, in any respect, impair Sumitomo’s right to recover Damages or seek other remedies for knowing and intentional fraud except with respect to forward-looking statements regarding the future prospects of the Roivant Group or the Contributed Entity Group.

(c)                               Sumitomo is able to bear the economic risk of Sumitomo’s investment in the Roivant Equity for an indefinite period of time because such shares of Roivant Equity have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Sumitomo understands that no public market now exists for the Roivant Common Shares, and that Roivant has made no assurances that a public market will ever exist for the Roivant Common Shares.

(d)                             Sumitomo acknowledges and agrees that there may be additional issuances of Roivant Common Shares or other equity securities of Roivant and the equity interest of Sumitomo in Roivant may be diluted in connection with any such issuance; provided, however, that such additional issuances shall be made in accordance with this Agreement, the Roivant Amended Bye-Laws and the Roivant Amended Shareholders Agreement (to the extent such documents are in effect and as may be amended from time-to-time in accordance with their terms).

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01                                           Investigation by Sumitomo; Information Rights.

(a)                               During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement in accordance with Section 11.01 (the “Pre-Closing Period”), Roivant and each member of the Private Entity Group will, and Roivant will cause each of the Option Entities and each member of the Public Entity Group to, (x) afford to Sumitomo and its authorized Representatives (including independent public accountants and attorneys) reasonable access, upon reasonable notice during normal business hours, to the offices, properties, employees and business and financial records of Roivant, such member of the Private Entity Group, such Option Entity and such member of the Public Entity Group, and (y) furnish to Sumitomo or its authorized Representatives such additional information concerning the assets, properties, operations and businesses of such Entities and their Subsidiaries as Sumitomo or its Representatives may reasonably request, including all such information that is reasonably necessary to enable Sumitomo and its Representatives to verify the accuracy of the representations and warranties contained herein or to be contained in an Ancillary Document and to verify performance of or compliance with the covenants of members of the Roivant Group (other than any of the foregoing that relate to the negotiation of the Transactions). Sumitomo agrees that such investigation will be conducted in such a manner as not to interfere unreasonably with the operations of any member of the Roivant Group. At the Closing, Roivant will deliver to Sumitomo a copy of all documents Made Available to Sumitomo in the electronic data room established by Roivant for Sumitomo’s due diligence in connection with the Transactions on an electronic storage drive. Notwithstanding anything to the contrary in the foregoing, neither Sumitomo nor its authorized Representatives shall be permitted to conduct any intrusive or invasive environmental sampling or testing, including any Phase II environmental site assessments or similar studies, of any environmental media, building or equipment at any real property owned, leased or operated by Roivant or any member of the Roivant Group.

(b)                              No investigation made by Sumitomo or its Representatives hereunder will affect, amend or supplement or be deemed to affect, amend or supplement the representations and warranties of Roivant hereunder or under any of the Ancillary Documents.

(c)                               Notwithstanding any disclosure requirements set forth in this Article VII, no member of the Roivant Group will be obligated to disclose to Sumitomo any information to the extent such disclosure would violate any applicable Law, or cause any of them to waive attorney-client privilege or jeopardize attorney work product protection or other legal privilege; provided, however, that such Entity: (i) will be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) will provide to Sumitomo all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information and cooperating with Sumitomo to provide information that will give Sumitomo adequate understanding of such information to the extent possible without causing such violation or waiver), (iii) at the request of Sumitomo, will cooperate with Sumitomo and use its commercially reasonable efforts to obtain the consent or waiver of any third party to the disclosure in full of all such information to Sumitomo and (iv) will enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by Sumitomo in order that all such information may be provided to Sumitomo without causing such violation or waiver.

SECTION 7.02                                           Confidentiality.

(a)                               Except as provided herein, including pursuant to Section 7.08, each of the Parties shall (and, in the case of Roivant, agrees to cause each other member of the Roivant Group (including with respect to the Roivant Remaining Group, after the Closing)), and shall cause each of their officers, directors, employees, Affiliates, attorneys, investment bankers, financial advisers and agents (“Representatives”) (each of the foregoing, a “Restricted Party”), to treat and hold as confidential (and not disclose or provide access to any Person) all information relating to the terms of this Agreement, the Ancillary Documents and the Roivant Disclosure Schedule or any discussions, memoranda, letters or agreements related to this Agreement or the Transactions. Following the Closing, Roivant shall, and shall cause each member of the Roivant Remaining Group and their respective Representatives to (x) treat and hold as confidential all information relating to the Contributed Entity Group’s trade secrets, processes, unpublished patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant Contracts, operations methods, product development techniques, business acquisition plans, personnel acquisition plans, personnel assessments and records and all other confidential or proprietary information with respect to the Contributed Entity Group and the Business (excluding the Digital Innovation Technology Assets and the DrugOme Technology Assets, which shall be subject to the confidentiality provisions in the Strategic Cooperation Agreement) (“Contributed Entity Group Confidential Information”) and (y) not use any Contributed Entity Group Confidential Information other than as provided for in this Agreement or any Ancillary Document. This Section 7.02(a) will not apply to any information that:

(i)                                  a Restricted Party obtains legally after the Closing from a third party that is not a Restricted Party and such information is obtained without violation of any obligation of confidentiality or restriction as to the disclosure of such information;

(ii)                              is made public due to compliance with applicable Laws; or

(iii)                          is within the public domain or later becomes part of the public domain as a result of acts by someone other than any Restricted Party; provided that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain and any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b)                              To the extent obliged to treat information as confidential, each Restricted Party shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of such information.

(c)                               Notwithstanding the provisions of Section 7.02(a), a Restricted Party will be permitted to disclose information to the extent (i) disclosure is made by a Restricted Party to his, her or its Tax, financial, legal or other professional advisors subject to a duty of confidentiality, for purposes of complying with such Restricted Party’s Tax obligations or other reporting obligations under Law arising out of the Transactions, or, if applicable, to such Restricted Party’s spouse under a duty of confidentiality, and (ii) disclosure is required to other Restricted Parties and their respective Tax, financial, legal or other professional advisors, subject to a duty of confidentiality, for the purposes of implementing arrangements expressly contemplated hereby, including for purposes of a Party obtaining instructions with respect to the performance of its duties hereunder. Without limiting the generality of the foregoing or any provision of the Confidentiality Agreement, Sumitomo is permitted to disclose the Contributed Entity Group Confidential Information, this Agreement, the Ancillary Documents, the Roivant Disclosure Schedule and all other documents and information relating to the Transactions to its financing sources and their respective Representatives so long as such financing sources and Representatives are subject to customary confidentiality obligations.

(d)                             In the event that a Restricted Party becomes legally compelled to disclose any information that is required to be held as confidential pursuant to Section 7.02(a), (i) such Restricted Party shall provide Sumitomo or Roivant, as applicable, with prompt written notice of such requirement so that Sumitomo or Roivant, as applicable, may seek a protective Order or other remedy or waive compliance with this Section 7.02, (ii) in the event that such protective Order or other remedy is not obtained, or Sumitomo or Roivant, as applicable, waives compliance with this Section 7.02 such Restricted Party shall furnish only that portion of such confidential information that is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information.

(e)                               Following the Closing, upon Sumitomo’s request, each Roivant Restricted Party shall use commercially reasonable efforts to, at such Roivant Restricted Party’s election, as promptly as reasonably practicable furnish to the disclosing Party (at the disclosing Party’s sole cost and expense) any and all copies (in whatever form or medium) of all information that solely constitutes Contributed Entity Group Confidential Information then in the possession of such Roivant Restricted Party or, to Roivant’s Knowledge, any of its Representatives or destroy any and all copies of such Contributed Entity Group Confidential Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof and certify such destruction in writing to the disclosing Party; provided that the Roivant Restricted Parties (i) shall have the right to keep archival or back-up copies of such Contributed Entity Group Confidential Information after implementing customary “walls” and appropriate procedures to prevent access to such Contributed Entity Confidential Information by any Roivant Restricted Party other than as necessary to comply with archival or back-up procedures and (ii) shall be entitled to retain copies of such Contributed Entity Group Confidential Information to the extent necessary to exercise their rights or perform their obligations under this Agreement or any Ancillary Document or to the extent necessary in connection with the preparation of any Tax returns, for financial reporting purposes or as otherwise necessary to comply with applicable Law

(which shall be used solely for such purposes). For purposes of this Section 7.02(e), after the Closing, members of the Contributed Entity Group shall be deemed to be parties disclosing to the Roivant Remaining Group with respect to Contributed Entity Group Confidential Information.

(f)                                The Parties acknowledge that Roivant’s Affiliate, Roivant Sciences, Inc., and Sumitomo have previously executed the Mutual Confidentiality Agreement, dated January 4, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms until the Closing and shall thereafter be terminated.

SECTION 7.03                                           Conduct of Business by the Contributed Entity Group.

(a)                               During the Pre-Closing Period, except as consented to in writing in advance by Sumitomo (which consent will not be unreasonably withheld, conditioned or delayed), as otherwise permitted by this Section 7.03 or specifically required by this Agreement, including the actions contemplated by the Reorganization Plan, or as required by Law (but subject to Section 7.04), Roivant and each member of the Private Entity Group shall, and Roivant shall cause each member of the Public Entity Group and each Option Entity to, (A) carry on its business in the ordinary course of business in all material respects, (B) to the extent commercially reasonable to do so, continue its clinical trials being conducted as of the Agreement Date and (C)  preserve intact its current business organizations in all material respects, use commercially reasonable efforts to keep available the services of its current officers and employees, including the Key Employees, and its consultants and preserve in all material respects its relationships with suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be impaired at the Closing in any material respect.  In addition, during the Pre-Closing Period, Roivant shall cause each Option Entity to conduct its businesses in the ordinary course of business and, to the extent commercially reasonable to do so, in a manner consistent with its existing development or operating plan, as applicable, and Roivant shall not, and shall cause the Option Entities not to, increase the expenditures on their programs in excess of the expenditures contemplated by such existing development or operating plan.  In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as consented to in writing in advance by Sumitomo (which consent will not be unreasonably withheld, conditioned or delayed), as specifically required by this Agreement (including pursuant to the Reorganization Plan), or as required by Law, each member of the Private Entity Group shall not, Roivant shall cause each member of the Public Entity Group to not and, where indicated in the relevant subsection below, Roivant shall not, and shall cause the Option Entities (and their Subsidiaries) to not, do or cause to be done any of the following:

(i)                                  including Roivant and the Option Entities, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Equity Participations of such Entity, (B) adjust, split, combine or reclassify or otherwise amend the terms of any Equity Participations of such Entity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Equity Participations of such Entity or (C) purchase, redeem or otherwise acquire any Equity Participations of such Entity (other than (w) the repurchase of Equity Participations from employees of such Entity upon termination of their employment for an amount not in excess of fair market value pursuant to arrangements approved by the board of directors or similar governing body of such Entity, (x) acquisitions of common stock at its fair market value (as reasonably determined by the applicable Entity in accordance with the applicable equity incentive plan or award agreement) upon the exercise or settlement of an Equity Award, in each case, for the purposes of the satisfaction of Tax withholding obligations of such Entity with respect thereto, (y) acquisitions of Equity Participations by an Entity that constitute the forfeiture of Equity Awards of such Entity and (z) acquisitions of Equity Participations by an Entity in connection with the net exercise of Equity Awards of such Entity);

(ii)                              including Roivant and the Option Entities, (A) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Participations or any other voting securities of such Entity (other than (w) the issuance of capital stock upon the exercise or settlement of Equity Awards outstanding on the Agreement Date (in each case, in accordance with their terms on the Agreement Date) or granted after the Agreement Date in accordance with this Agreement, (x) with respect to each member of the Contributed Entity Group, the grant of Equity Awards after the Agreement Date in the Ordinary Course of Business, provided that in no event shall the aggregate amount of such Equity Award grants exceed the amount, with respect to each such Entity, set forth opposite such Entity’s name in Section 7.03(a)(ii) of the Roivant Disclosure Schedule, (y) with respect to Roivant and the Option Entities, the grant of Equity Awards after the Agreement Date in the Ordinary Course of Business or (z) the issuance of capital stock of any member of the Contributed Entity Group or any member of the Option Entity Group that is issued to Roivant in exchange for capital to fund the operations of the business of such Entity), or (B) amend the terms or change the period of exercisability of any Equity Participations of such Entity;

(iii)                          including Roivant and the Option Entities, amend its Organizational Documents, except as may be required by applicable Law (and in such event, only after providing five calendar days’ prior notice of such amendment, including a copy of the proposed amendment, to Sumitomo);

(iv)                          acquire or sell, lease, transfer, license or lease back (by merger, consolidation or combination, or acquisition or divestiture of stock or assets) any Person or division or assets, or otherwise effect any merger, consolidation, reorganization or divestiture of such Entity, or voluntarily subject to any Lien (other than Permitted Liens) on any assets or properties, except for (x) acquiring or purchasing equipment or supplies in the Ordinary Course of Business and (y) acquisitions that require the payment of less than $1,000,000 individually and $5,000,000 in the aggregate;

(v)                              effect any conversion or restructuring of any Equity Participations (other than the exercise of Equity Participations outstanding as of the Agreement Date or issued after the Agreement Date in accordance with Section 7.03(a)(ii)), purchase any securities of or voting interests in any Person, or enter into a new line or exit a line of business; or enter into a Contract relating to the issuance, voting, registration, sale or transfer of any Equity Participations of a member of the Contributed Entity Group providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of a member of the Contributed Entity Group or providing a member of the Contributed Entity Group with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(vi)                          solely with respect to Roivant and the Option Entities, sell, lease, transfer, license, lease back or otherwise voluntarily subject to any Lien (other than Permitted Liens) a material portion of its properties or other assets or any interests therein (including securitizations);

(vii)                      (A) incur any Indebtedness of the types described in clause (i), (iii), (v) or (vi), or, to the extent related to any of the foregoing, clause (vii) or (viii) of the definition thereof, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of such Entity, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or advances to employees and capital contributions to wholly-owned Subsidiaries in the Ordinary Course of Business;

(viii)                  including Roivant and the Option Entities (A) waive, release, assign, settle, pay, discharge or satisfy any Action, (B) waive or assign any claims or rights, (C) waive any benefits of, agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract of such Entity or (D) waive any material benefits of, agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract of such Entity, except in the case of clauses (A) and (B) for waivers, releases, assignments, settlements, payments, discharges, or satisfactions that do not (x) exceed $2,000,000 in the aggregate with respect to the Contributed Entity Group (or $5,000,000 in the aggregate with respect to Roivant and the Option Entities) or (y) involve the grant of equitable relief imposing any restriction on the Business or the business of Roivant and the Option Entities (other than customary confidentiality obligations), as applicable;

(ix)                          enter into any Contract (including any amendment or supplement to a Contract that is adverse in any material respect to such Entity) that would constitute a Material Contract of the type identified in clause (iii), (v), (ix), (x) or (xi) of Section 4.18(a) if it had been in existence on the Agreement Date;

(x)                              amend, modify or consent to the termination of any Material Contract prior to the scheduled expiration thereof and other than in the Ordinary Course of Business in a manner that would be adverse in any material respect to such Entity or such Entity’s rights thereunder, or waive, release or assign any material rights or claims thereunder;

(xi)                          except as permitted pursuant to the Reorganization Plan or as permitted by Section 7.03(a)(ii) or Section 7.03(a)(xiv), enter into any Contract with any Related Parties, other than any Contract entered into in the Ordinary Course of Business that will be terminated at the Closing with no cost or liability to Sumitomo;

(xii)                      including Roivant and the Option Entities, enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect such Entity, (B) impair in any material respect the ability of such Entity to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the Transactions;

(xiii)                  (A) other than in the Ordinary Course of Business, (1) abandon, disclaim, dedicate to the public, sell, assign (in whole or in part), transfer, license, covenant not to sue or grant any security interest in, to or under any Intellectual Property of a member of the Contributed Entity Group or Company IP Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to prosecute, maintain and protect its interest in the Intellectual Property of a member of the Contributed Entity Group and Company IP Contracts, (2) grant to any third party any license with respect to any Intellectual Property of a member of the Contributed Entity Group or (3) disclose any Confidential IP Information to any Person, other than Company Employees, vendors or independent contractors that, in each case, are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (B) fail to notify Sumitomo promptly of (1) any infringement, misappropriation or other violation of or conflict with any Company IP of which Roivant or a member of the Contributed Entity Group becomes aware, or fail to consult with Sumitomo and take such actions as Sumitomo may reasonably request to protect such Company IP or (2) any infringement, misappropriation or other violation of or conflict with any Intellectual Property by the operation of the Business, the Product Candidates, or the use of the Company IP and/or Company IT Assets of which it becomes aware, or fail to consult with Sumitomo and take such actions as Sumitomo may reasonably request with respect to such infringement, misappropriation or other violation or conflict;

(xiv)                  except to comply with any Contract or Benefit Plan adopted or entered into (as applicable) on or prior to the Agreement Date or adopted or entered into after the Agreement Date in accordance with this Agreement (A) adopt, enter into, terminate or amend any (x) collective bargaining agreement, Contributed Entity Group Benefit Plan or any benefit or compensation arrangement that would be a Contributed Entity Group Benefit Plan if it had been in existence on the Agreement Date or (y) Benefit Plan or any benefit or compensation arrangement that would be a Benefit Plan if it had been in existence on the Agreement Date, that would create a Liability on any member of the Contributed Entity Group, other than the adoption or amendment, in the Ordinary Course of Business, of any such Benefit Plan that is generally applicable to members of the Roivant Central Group, (B) increase the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount to, any Worker or Transferred Worker whose base cash compensation exceeds $300,000, other than any increase in respect of any Transferred Worker made in the Ordinary Course of Business that is generally applicable to all Roivant Workers who are employed in the Roivant Central Group, (C) grant or pay any equity or equity based arrangement that would be an Equity Award if it had been in existence as of the Agreement Date, except as permitted by Section 7.03(a)(ii), (D) grant or pay any change in control, severance or termination compensation or benefits to, or increase in any manner the change in control, severance or termination compensation or benefits of, any current or former Worker or Transferred Worker, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Contributed Entity Group Benefit Plan or (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Contributed Entity Group Benefit Plan;

(xv)                      commence an Action other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence an Action (including any counterclaim) would result in the material impairment of a valuable aspect of the Business or its business, (C) any Action seeking recovery of less than $1,000,000 or (D) any Action seeking equitable relief or specific performance (provided that this subsection (D) shall not apply to Actions seeking recovery for infringement of Patents, copyrights and Trademarks); provided that, in the case of clause (B), it consults with Sumitomo prior to the commencement of such Action;

(xvi)                  except as required by GAAP, revalue any of its material properties or assets (whether tangible or intangible) or make any change in accounting methods, principles or practices;

(xvii)              make, change or rescind any election in respect of Taxes, obtain a Tax ruling or enter into a closing agreement with any Governmental Authority, adopt or change any accounting method in respect of Taxes, agree or settle any claim or assessment in respect of Taxes, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, offset or reduction in Tax liability, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes, in each case, with respect to material Taxes;

(xviii)          make or commit to make any capital expenditures, capital additions or capital improvements in excess of $3,000,000 in the aggregate;

(xix)                  fail to pay, or delay payment of, payables or other Liabilities when they become due and payable, other than payables and Liabilities that such Entity is contesting in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been established and other than in the Ordinary Course of Business;

(xx)                      including Roivant and the Option Entities, fully or partially liquidate, dissolve or effect a Recapitalization or reorganization in any form of transaction;

(xxi)                  including Roivant and the Option Entities, employ (or, to Roivant’s Knowledge, use any contractor or consultant that employs) any Person: (A) debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable Governmental Authority), (B) who is the subject of an FDA debarment investigation or Action (or similar Action of any other applicable Governmental Authority) or (C) has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992 (or any counterpart of similar Law of any other Governmental Authority);

(xxii)              including Roivant and the Option Entities, reduce in any material respect the amount or scope of any insurance coverage provided by existing insurance policies of such Entity;

(xxiii)          create any Leakage, or enter into any arrangement that will result in any Leakage;

(xxiv)          including Roivant, sell, transfer, convey or subject to any Lien or restriction, or permit any member of the Contributed Entity Group or Option Entity Group to sell, transfer, convey or subject to any Lien or restriction any Equity Participations of a member of the Contributed Entity Group or Option Entity Group (other than issuances of capital stock to Roivant); or

(xxv)              authorize any of or commit or agree to take any of the foregoing actions.

(b)                              Neither Roivant nor Sumitomo shall, and each of Roivant and Sumitomo shall cause their respective Affiliates not to, take any action or enter into any transaction, the effect of which is to materially impair, delay or prevent any required approvals, or expiration of the waiting period, under Antitrust Laws in connection with the Transactions.

(c)                               During the Pre-Closing Period, each member of the Private Entity Group shall, and Roivant shall cause each member of the Public Entity Group and the Option Entity Group to, use commercially reasonable efforts to: (i) diligently conduct all ongoing research and development, manufacturing and commercializing activities with respect to their Product Candidates in compliance with all applicable Laws; (ii) to the extent such Entity has the right to (and is exercising such rights), diligently prosecute or otherwise enforce its rights under any Intellectual Property in the Ordinary Course of Business; and (iii) in the Ordinary Course of Business, keep in force or keep pending, as the case may be, Company Owned IP by paying maintenance fees or taxes, by responding to actions or other communications from any patent or trademark office or other Governmental Authority, and by filing in patent or trademark office any paper required to be filed to keep in force or keep pending Company Owned IP.

SECTION 7.04                                           Filings, Approvals and Consents.

(a)                               Efforts to Obtain Governmental Approvals. Each Party will and will cause each of their respective Subsidiaries to use reasonable best efforts to provide all notices and obtain all authorizations, consents, Orders and approvals of all Governmental Authorities that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Documents, and cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals.

(b)                              Regulatory Filings. In addition to and not in limitation of the covenants of the Parties contained in Section 7.04(a), Sumitomo and Roivant will (and will cause their respective Affiliates to) (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable and advisable after the Agreement Date (it being understood the HSR Act fee shall be split equally between Sumitomo and Roivant), (ii) take promptly all actions necessary to make any other filings required of such Party under the HSR Act and (iii) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the

HSR Act. Each of Sumitomo and Roivant will cause all documents that it is responsible for filing with any Governmental Authority under this Section 7.04(b) to comply in all material respects with all Antitrust Laws.

(c)                               Exchange of Information. Sumitomo, on the one hand, and Roivant for itself and on behalf of each member of the Roivant Group, on the other hand, will each promptly supply the other with any information that may be required in order to effectuate any filings or application contemplated by Section 7.04(a) or Section 7.04(b). Subject to applicable Law relating to the exchange of information, and the preservation of any applicable attorney-client privilege or work product doctrine, each Party will use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating thereto that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with any filing, investigation, or proceeding in connection with this Agreement or the Transactions (including under any Antitrust Laws). Sumitomo and Roivant may, as they deem advisable and necessary, designate any privileged, sensitive personal employee information, or competitively sensitive materials provided to the other under this Section 7.04(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(d)                             Notification. Sumitomo, on the one hand, and Roivant for itself and on behalf of each member of the Roivant Group, on the other hand, each will notify the other promptly upon the receipt of: (i) any comments from any Governmental Authority or governmental official in connection with any filings made under this Section 7.04 and (ii) any request by any Governmental Authority or governmental official for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 7.04(b), Sumitomo, on the one hand, or Roivant on behalf of each member of the Roivant Group, on the other hand, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. Sumitomo and Roivant shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (x) subject to the other provisions of this Section 7.04, Sumitomo shall make the final determination as to the appropriate course of action (provided that Sumitomo shall be required to consider in good faith Roivant’s views with respect thereto) and (y) neither Sumitomo nor Roivant shall be constrained from complying with applicable Law. Notwithstanding the foregoing, neither Sumitomo nor Roivant shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Law or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that Sumitomo shall be permitted to pull and re-file the filing required to be made under the HSR Act up to two times if, in each such case, Sumitomo (A) reasonably determines in good faith, after consulting with Roivant, that it is reasonably necessary to do so and (B) re-files the HSR filing as promptly as reasonably practicable after pulling such filing.

(e)                               Reasonable Efforts. If any objections are asserted with respect to the Transactions under the HSR Act, or if any Action is instituted (or threatened to be instituted) by any Governmental Authority or any third party challenging any of the Transactions, or which would otherwise prohibit or materially impair or materially delay such Transactions, each of Sumitomo, on the one hand, or Roivant, on behalf of itself and each member of the Roivant Group, on the other hand, as the case may be, will use reasonable best efforts to resolve any such objections or Actions so as to permit consummation of the Transactions, and each Party will keep the other Party informed as to the status of such Actions; provided, that in no event shall Roivant or any of its Affiliates or Representatives effect or agree to effect any actions, limitations or other remedies with respect to the Contributed Entity Group or the Business in order to resolve any such objections or Actions without the prior written consent of Sumitomo.

(f)                                Contributed Entity Group. Nothing herein shall apply to or restrict communications or other actions by any member of the Contributed Entity Group with or with respect to Governmental Authority in connection with its business in the Ordinary Course of Business. In addition, except as it relates to Roivant’s specific obligations set forth in Section 7.03, nothing in this Agreement shall be deemed to give Sumitomo, directly or indirectly, the right to control or direct the operations of any member of the Contributed Entity Group prior to the Closing.

(g)                              Notification and Consent of Third Parties. Promptly after the Agreement Date, each of Roivant on behalf of itself and any member of the Roivant Group, on the one hand, and Sumitomo, on the other hand, will cooperate to send each notice and will use its commercially reasonable efforts to obtain all consents, waivers and approvals from all Persons (other than those required by Section 7.04(a)) that are necessary or appropriate to be obtained by them to permit the consummation of the Transactions; provided, however, that the Parties (and their Affiliates) shall not be required to pay or commit to pay any amount (or incur any obligations or grant any concession in favor of) any such Person (other than amounts required to be paid pursuant to terms existing as of the date hereof in a Contract, the reimbursement of such Person’s reasonable expenses in connection with obtaining such consent or de minimis fees or administrative expenses).

SECTION 7.05                                           Notice of Developments. During the Pre-Closing Period:

(a)                               Sumitomo, on the one hand, and Roivant on behalf of itself and the members of the Roivant Group, on the other hand, will promptly advise the other Party in writing of the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing which would reasonably be expected to result in any condition to the obligations of any Party to effect the Transactions not to be satisfied.

(b)                              Roivant on behalf of itself, the Contributed Entity Group and the Option Entity Group, will promptly advise Sumitomo in writing of:

(i)                                  any change or event having, or which is reasonably likely to have, alone or in combination with other changes or events, (i) any Roivant Material Adverse Effect, (ii) any Material Adverse Effect on Myovant and its Subsidiaries, taken as a whole, (iii) any Material

Adverse Effect on Urovant and its Subsidiaries, taken as a whole, or (iv) any Material Adverse Effect on the Contributed Entity Group, taken as a whole;

(ii)                              any Action initiated by or against any of such Entities or, to Roivant’s Knowledge, any Action threatened against any of them, or brought or threatened against any holder of Equity Participations of any of such Entity in its capacity as such (a “New Litigation Claim”) (and notify Sumitomo of ongoing material developments in any New Litigation Claim and consult in good faith with Sumitomo regarding the conduct of the defense of any New Litigation Claim); and

(iii)                          any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(c)                               Roivant on behalf of itself and each member of the Roivant Group will deliver to Sumitomo as soon as practicable, but in any event within five Business Days the following: (i) a record of any FDA or other Governmental Authority contact regarding an inspection, inquiry or communication concerning any Product Candidate, and copies of any associated correspondence and (ii) notice of any Safety Notice or other material adverse development regarding any Product Candidate and a copy of any associated correspondence; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Roivant Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement or the Ancillary Documents;

provided, further, however, that notwithstanding the foregoing, any failure by a Party to provide any such notification required by clause (a) or (b) of this Section 7.05 shall not be deemed to result in a breach of any covenant or agreement of such Party hereunder and shall not be indemnifiable pursuant to Article X (it being understood that this proviso shall have no effect on whether the underlying facts, matters or circumstances otherwise result in a breach of a representation or warranty contained in this Agreement).

SECTION 7.06                                           No Solicitation.

(a)                               (i)                                  Until the earlier to occur of (x) the Closing and (y) the termination of this Agreement in accordance with Section 11.01, each member of the Private Entity Group will not, and Roivant will cause each member of the Public Entity Group not to, take (directly or indirectly) any of the following actions with any Person other than Sumitomo and its designees: (1) solicit or knowingly encourage (including in each case by way of providing information) the initiation or submission of any expression of interest, inquiry, proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any expression of interest, inquiry, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Contributed Entity Group Business Combination or Competing Transaction, (2)  approve, agree to, accept, endorse or recommend any Contributed Entity Group Business Combination or Competing Transaction to such Entity’s shareholders, (3) enter into a Contract with any Person contemplating or otherwise relating to any Contributed Entity Group Business

Combination or Competing Transaction, (4) submit any Contributed Entity Group Business Combination or Competing Transaction to the vote of any of its shareholders or (5) authorize or permit any of its Representatives to take any such action.

(ii)                              Until the earlier to occur of (x) the Closing and (y) the termination of this Agreement in accordance with Section 11.01, Roivant will not take nor will it permit any of its Representatives to take (directly or indirectly) any of the following actions with any Person other than Sumitomo and its designees: (1) solicit or knowingly encourage (including in each case by way of providing information)  the initiation or submission of any expression of interest, inquiry, proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any expression of interest, inquiry, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Roivant Business Combination or Competing Transaction, (2) approve, agree to, accept, endorse or recommend any Roivant Business Combination or Competing Transaction to its shareholders, (3) enter into a Contract with any Person contemplating or otherwise relating to any Roivant Business Combination or Competing Transaction, (4) submit any Roivant Business Combination or Competing Transaction to a vote of any of its shareholders or (5) authorize or permit any of its Representatives to take any such action.

(b)                              Each member of the Private Entity Group will, and Roivant will cause each member of the Public Entity Group to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Contributed Entity Group Business Combination or Competing Transaction, Roivant will immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any Roivant Business Combination or Competing Transaction. In addition to the foregoing, if a member of the Private Entity Group, Public Entity Group or Roivant receives any offer or proposal (formal or informal, oral, written or otherwise) during the Pre-Closing Period relating to or that would reasonably be expected to lead to, or any inquiry or contact from any Person with respect to or that would reasonably be expected to lead to, a Contributed Entity Group Business Combination, Competing Transaction or Roivant Business Combination, as applicable, Roivant shall, or shall cause the applicable member of the Contributed Entity Group to, as the case may be, promptly (and in any event within 24 hours) notify Sumitomo thereof and provide Sumitomo with the details thereof, including the identity of the Person or Persons making such offer, proposal, inquiry or contact as well as a copy of any such Contributed Entity Group Business Combination or Roivant Business Combination indication, inquiry or request (or, where given orally, a description of such) and will keep Sumitomo reasonably informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision will not in any way be deemed to limit the obligations of the members of the Contributed Entity Group, Roivant and their Representatives set forth in Section 7.06(a).

(c)                               Roivant acknowledges that this Section 7.06 was a significant inducement for Sumitomo to enter into this Agreement and the absence of such provision would have resulted in either (x) a material reduction in the consideration to be paid to Roivant in the Transaction or (y) a failure to induce Sumitomo to enter into this Agreement.

(d)                             Roivant will promptly inform its Representatives and the Representatives of each member of the Contributed Entity Group of their obligations under this Section 7.06. If any Representative of Roivant or of a member of the Contributed Entity Group takes any action that such Party is prohibited by this Section 7.06 from taking, such Party will be deemed to have breached this Section 7.06.

SECTION 7.07                                           Delivery of Financial Statements; Updated Capitalization Table. (a) (i) As promptly as reasonably practicable following the Agreement Date, Roivant shall deliver, or cause to be delivered, to Sumitomo the 2Q Interim Financial Statements of each member of the Contributed Entity Group, and (ii) as promptly as reasonably practicable following the end of each fiscal quarter of the Private Entities following the fiscal quarter subject to the preceding clause (i), each Private Entity will deliver to Sumitomo, as promptly as reasonably practicable after the end of each such fiscal quarter, an unaudited balance sheet as of the end of such fiscal quarter and unaudited statements of operations for such fiscal quarter, which financial statements will be prepared in accordance with the books and records of each Private Entity, as applicable.

(b)                              As promptly as reasonably practicable following the Agreement Date, Roivant shall deliver a true and correct schedule setting forth, for each member of the Private Entity Group, the information required to be provided by Section 4.13(l), with such information as of October 31, 2019.

SECTION 7.08                                           Publicity. No press release or other public announcement concerning the Transactions shall be issued by Sumitomo or Roivant or such Party’s Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such press release or public announcement may be required by applicable Law, Order or any Governmental Authority, in which case the Party required to make the press release or public announcement shall allow the other Party reasonable time to comment thereon in advance of such issuance. Sumitomo and Roivant agree that any press releases to be issued with respect to the execution and delivery of this Agreement or the consummation of the Transactions shall be in the form, of substance and with timing agreed upon by Roivant and Sumitomo (the “Announcements”). Notwithstanding the foregoing, (a) this Section 7.08 shall not apply to any press release or other public announcement made by any Party which is consistent with the Announcements and the terms of this Agreement and does not contain any information relating to Sumitomo, Roivant or the Business that has not been previously announced or made public in accordance with the terms of this Agreement and (b) each of Roivant and Sumitomo may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions.

SECTION 7.09                                           Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation becomes applicable to the Transactions, Roivant and each member of the Private Entity Group and their boards of directors (as applicable) will, and Roivant will cause each member of the Public Entity Group and their boards of directors (as applicable) to, use their best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the Transactions.

SECTION 7.10                                           Section 280G of the Code.

(a)                               Prior to the Closing, Roivant or each applicable member of the Private Entity Group will use reasonable best efforts to obtain and deliver to Sumitomo, at least two Business Days prior to the solicitation of the requisite shareholder approval described in Section 7.10(b), an executed Section 280G Waiver from each Person who is a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”) and who has received or might otherwise receive or have the right or entitlement to receive a “parachute payment” under Section 280G in connection with the Transactions. By execution of such Section 280G Waiver, any Person executing the waiver will agree to waive all of his or her right or entitlement to receive (or if already paid, his or her right or entitlement to keep) any portion of the payments received in connection with the Transactions that exceeds 299% of such Person’s “base amount” (as defined in Section 280G(b)(3) of the Code) (such excess, the “280G Payments”), unless the requisite shareholder approval of such 280G Payments is obtained pursuant to Section 7.10(b). Nothing in this Section 7.10 shall require Roivant or any of its Affiliates to make any payments or grant any concession to any Person who is a “disqualified individual” in connection with the obtaining of any Section 280G Waiver.

(b)                              Prior to the Closing, Roivant or the applicable member of the Private Entity Group will submit to the applicable shareholders for approval, in accordance with Section 280G(b)(5)(B) of the Code, the 280G Payments such that, if approved by the requisite number of applicable shareholders in accordance with Section 280G(b)(5)(B) of the Code, such 280G Payments will not be deemed to be “parachute payments” under Section 280G, and prior to the Closing, Roivant or the applicable member of the Private Entity Group will deliver to Sumitomo a certificate (i) that a shareholder vote was solicited in conformance with Section 280G, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” will not be made or provided.

(c)                               The form of the Section 280G Waiver, the calculations of the “parachute payments” and any materials to be submitted to the applicable shareholders in connection with the Section 280G Approval will be subject to advance review and approval (such approval not to be unreasonably withheld) by Sumitomo prior to the solicitation of the shareholder vote described in Section 7.10(b).

SECTION 7.11                                           Employee Matters. (a) During the period commencing on the Closing Date and ending on the first anniversary thereof, Sumitomo shall provide, or shall cause its Subsidiaries (including, after the Closing, the Contributed Entity Group) to provide, to each Worker or Transferred Worker who continues employment with the Contributed Entity Group from and after the Closing (each, a “Transferred Employee”) (i) a base salary or wages (as applicable) that is no less favorable than that in effect immediately prior to the Closing, (ii) an annual target cash bonus opportunity that is no less favorable than that in effect immediately prior to the Closing, and (iii) employee benefit plans and arrangements (other than equity based compensation and the base salary, wages and bonuses referred to in clause (i) above) that are substantially comparable in the aggregate to those provided to the Transferred Employee immediately prior to the Closing.

(b)                              With respect to all employee benefit plans of Sumitomo and its Subsidiaries (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and vacation and paid time-off), Sumitomo shall use commercially reasonable efforts to provide that (i) for purposes of determining eligibility to participate, and (ii) with respect to vacation and severance benefits only, for purposes of determining the level of benefits, vesting and benefit accruals, each Transferred Employee’s service with the Roivant Group (as well as such Transferred Employee’s service with any predecessor of any Entity in the Roivant Group, to the extent service with such predecessor employer was recognized by the Roivant Group for purposes of the applicable Benefit Plan) shall be treated as service with Sumitomo and its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)                               Without limiting the generality of Section 7.11(a), Sumitomo shall, or shall cause its Subsidiaries (including, after the Closing, the Contributed Entity Group) to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Sumitomo and any of its Subsidiaries in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Closing. Sumitomo shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.

(d)                             Prior to the Closing, and following consultation with Sumitomo, Roivant shall use commercially reasonable efforts to cause the Company to adopt for the benefit of Transferred Workers and Workers of the Contributed Entity Group a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Company 401(k) Plan”) effective at the Closing. Prior to the Closing, Roivant shall use commercially reasonable efforts to cause the Company to adopt health and welfare plans (together with the Company 401(k) Plan and along with associated payroll processing capabilities, the “Company Plans”), in each case effective as of the Closing.  Each Company Plan shall provide Transferred Workers with benefits that are substantially comparable to the corresponding Roivant Benefit Plan; provided that, to the extent that adoption by the Company of the Company Plans prior to Closing is not reasonably practicable, Roivant and Sumitomo shall cooperate in good faith to determine a method to provide such coverage and payroll services, on a transitional basis, under the corresponding Roivant Benefit Plan pursuant to the Transition Services Agreement, at the cost of the Company.

(e)                               Prior to the Closing, Roivant and each Private Entity shall take all reasonably necessary action to obtain an Independent Appraisal of each Private Entity for purposes of determining the Per Share Cash-Out Price. Roivant will deliver the results of such Independent Appraisals to Sumitomo reasonably prior to Closing for its review and comment and Roivant shall reasonably consider any comments provided by Sumitomo with regard to the Independent Appraisal and the Per Share Cash-Out Price.

(f)                                Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 7.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 7.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 7.12                                           Non-Competition Agreement.  Roivant and Sumitomo agree to the provisions set forth in Section 7.12 of the Roivant Disclosure Schedule.

SECTION 7.13                                           Pre-Closing Reorganization.

(a)                               At or prior to the Closing, Roivant shall cause (and Sumitomo shall reasonably cooperate with Roivant in causing) the actions and the transactions set forth under the heading “Pre-Closing Reorganization” in the reorganization plan attached hereto as Exhibit D (the “Reorganization Plan” and such actions and transactions set forth under such heading, the “Pre-Closing Reorganization”), to occur in accordance with the terms and conditions of the Reorganization Plan and shall provide Sumitomo evidence thereof reasonably satisfactory to Sumitomo. Without limiting the generality of the foregoing, Roivant shall cause any physical delivery of tangible Assets and Properties (including books and records) and recordation of applicable Intellectual Property assignments to be made on or prior to the Closing.  The agreements and instruments to effectuate the Reorganization Plan shall be in form and substance reasonably acceptable to Sumitomo, including the Contribution Agreements.

(b)                              Roivant shall use commercially reasonable efforts to assist Sumitomo in causing the Key Employees to, prior to the Closing, execute an offer letter (or at Sumitomo’s election an employment agreement) from Sumitomo for employment with the applicable member of the Contributed Entity Group.  The parties shall reasonably cooperate with each other in connection with the foregoing.  Nothing in this Section 7.13(c) shall require Roivant or any of its Affiliates to make any payments or grant any concession to any Key Employee in connection with the foregoing.

(c)                               Without limiting the foregoing, Roivant further agrees to perform (or cause to be performed) all such lawful acts and to execute (or cause to be executed) all such further assignments and other lawful documents as may reasonably be necessary to effectuate the assignment of, and to perfect and record the assignment of, the Contributed IP (as defined in the Reorganization Plan) and permit for the orderly transition of the prosecution and maintenance of such Intellectual Property rights from Roivant or its Affiliate to the Contributed Entity Group prior to the Closing.  Such assistance shall include Roivant providing: (i) a list of contact information for all Third Parties responsible for prosecuting and maintaining such Intellectual Property rights (“Counsel”); (ii) a letter to all such Counsel identified by Sumitomo informing them of the change of ownership of such Intellectual Property rights from Roivant or its Affiliate to the Contributed Entity Group, including language reasonably acceptable to Sumitomo informing and instructing such Counsel (x) to cooperate with the Contributed Entity Group, (y) that it is the desire of the applicable member of the Contributed Entity Group to continue prosecution uninterrupted with the assistance of such Counsel and that Roivant or its applicable Affiliate does not object to such Counsel’s representation of members of the Contributed Entity Group with respect to prosecution of such Intellectual Property rights, and (z) that all further actions with respect to such Intellectual Property rights following Closing will be at the expense of the applicable member of the Contributed Entity Group; (iii) powers of attorney and powers to inspect or copy in forms reasonably acceptable to Sumitomo with respect to priority documents relating to any items of Contributed IP; and (iv) the re-execution of assignments in a form reasonably acceptable to Sumitomo for those items of Intellectual Property constituting Contributed IP identified by Sumitomo or the Company as required by local law and practice. After the completion of the Pre-Closing Reorganization in accordance with the Reorganization Plan, unless the Parties agree otherwise, any further perfection, recordation, assignment or transfer of Contributed IP by or on behalf of Sumitomo or any of its Affiliates after the Closing shall be at Sumitomo’s cost and expense.

SECTION 7.14                                           Further Action. Subject to any actions permitted by or restrictions set forth in Section 7.04, each Party will, whether prior to or after the Closing, use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Documents to which it is a party and consummate and make effective the Transactions, including satisfaction of each of the conditions set forth in Article IX. Without limiting the generality of the foregoing, upon the terms and subject to the conditions herein provided, each of Roivant and Sumitomo agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the issuance of the Roivant Equity and the sale of the Company Equity at the Closing. Roivant and Sumitomo further agree to comply and will cause their respective Affiliates to comply with the provisions set forth under Sections 2 and 3 of the Reorganization Plan. Roivant and Sumitomo further agree to use all commercially reasonable efforts, and to cause their respective Affiliates to use all commercially reasonable efforts, to do all things necessary, proper or advisable under applicable Law to assist the other Party to the extent (a) in the case of Roivant, any Trademark that constitutes Company IP is cited by a Governmental Authority against Trademarks applied for by the Roivant Remaining Group, and (b) in the case of Sumitomo, any Trademark that constitutes Roivant IP is cited by a Governmental Authority against Trademarks applied for by the Contributed Entity Group, including, in the case of both (a) and (b), submitting written consents to the registration of any such Trademark applied for by the other Party to such Governmental Authority.

SECTION 7.15                                           Indemnification of Directors and Officers.

(a)                               Each member of the Private Entity Group shall, and Sumitomo shall cause each such Entity to maintain, and not amend, repeal or otherwise modify after the Closing, any indemnification and liability limitation or exculpation provisions contained in the Organizational Documents of such Entity in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, employees and agents of any such Person (each, a “D&O Indemnitee” and collectively, the “D&O

Indemnitees”), unless such amendment, repeal or modification is required by applicable Law.  Sumitomo shall cause the members of the Private Entity Group to perform and discharge their respective obligations pursuant to the foregoing sentence.

(b)                              Roivant, on behalf of itself and its predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), effective as of the Closing, fully, finally and irrevocably releases, acquits and forever discharges each D&O Indemnitee, and the beneficiaries, heirs, executors, representatives and insurers of any of them (collectively, the “Released Parties”) from any and all Actions, Liabilities, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise, (collectively, “Potential Claims”), that the Releasing Parties, or any of them, had, has or may have in the future against any of the Released Parties for any matter, cause or thing relating to each member of the Private Entity Group or any of their assets, Liabilities, officers or directors occurring at any time at or prior to the Closing (the “Released Matters”), except that the Released Matters do not include claims that cannot be released as a matter of Law.

(i)                                  Effective from the Closing, this Section 7.15(b) may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for any injunction against any Action instituted or maintained against them in violation hereof, in each case to the extent related to a Released Matter.

(ii)                              Roivant, on behalf of itself and its respective Releasing Parties, effective as of the Closing, expressly waives any rights it may have under any Law that provides that a general release does not or may not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release.  Roivant acknowledges, and its respective Releasing Parties shall be deemed to have acknowledged, that the inclusion of such unknown Potential Claims for any Released Matter herein was separately bargained for and was a key element of the release set forth in this Section 7.15(b).  Roivant acknowledges, and its respective Releasing Parties will be deemed to have acknowledged, that it or they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims released under this Agreement and agree that all such unknown Potential Claims are nonetheless released and that this Agreement will be and remain effective in all respects even if such different or additional facts are subsequently discovered.

(c)                               The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, their heirs and their personal representatives and shall be binding on all successors and assigns of Sumitomo and each member of the Private Entity Group, and may not be terminated or modified in any manner adverse to such Persons without their prior written consent, unless such termination or modification is required by applicable Law.

SECTION 7.16                                           Agreements with Datavant and Alyvant. (a) At the Closing, Sumitomo or the Company, on the one hand, and Datavant Holdings, Inc. (“Datavant”), on the other, shall enter into a Contract in the form set forth on Exhibit G (the “Datavant Agreement”). Roivant shall cause Datavant to enter into the Datavant Agreement.

(b)                              During the Pre-Closing Period, Sumitomo shall, and Roivant shall cause Alyvant to, work in good faith to identify mutually advantageous collaboration opportunities and negotiate in good faith to enter into a Contract or Contracts at or prior to the Closing with respect to the foregoing.

SECTION 7.17                                           Transaction Expenses. Roivant will use commercially reasonable efforts to provide Sumitomo with an invoice from each advisor or other service provider to a member of the Contributed Entity Group, dated no more than five Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated in good faith to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.  Roivant will (a) reimburse members of the Public Entity Group no later than the Closing, for all Transaction Expenses incurred by them for which the invoices therefor have been made available to Roivant a reasonable time prior to Closing and (b) reimburse members of the Public Entity Group as soon as practicable after the Closing and upon receipt of the invoices therefor for all other Transaction Expenses.

SECTION 7.18                                           R&W Insurance. The cost of the premium (including premium taxes and fees, insurer underwriting fees and insurance broker fees) for the R&W Insurance shall be borne 50% by Roivant and 50% by Sumitomo. Sumitomo shall not amend, modify or terminate the provisions of the R&W Insurance which contain exclusions or relating to subrogation against Roivant in any manner that may adversely affect Roivant in any material respect.  If requested by Sumitomo, Roivant shall cooperate with Sumitomo in connection with the underwriting of the R&W Insurance and in connection with any claim made under the R&W Insurance.

SECTION 7.19                                           Certain Actions.

(a)                               Roivant will use commercially reasonable efforts to deliver or cause to be delivered to Sumitomo prior to the Closing:

(i)                                  written evidence reasonably satisfactory to Sumitomo that Roivant has duly transferred to Altavant any joint Intellectual Property properly developed by Altavant and Roivant concerning RVT-1201;

(ii)                              a written acknowledgement from NovaQuest Capital Management, L.L.C. that, effective as of the Closing, NovaQuest Capital Management, L.L.C. and its Affiliates will have no further rights under the NovaQuest Option Agreement as it relates to any members of the Contributed Entity Group; and

(iii)                          a written commitment duly executed by each of Duke University and Dr. M. Louise Markert, in each case reasonably satisfactory to Sumitomo, that Dr. Markert and/or Duke University will transfer the IND for RVT-802 IND #9836 for the product “Allogenic Thymic Tissue or Allogenic Bone Marrow or Peripheral Blood Mononuclear Cells” to Enzyvant approximately four months after approval of the applicable BLA or within a three-month period of time after requested by Enzyvant in writing.

(b)                              Promptly following the Closing Date, and in any event within 10 Business Days following the Closing Date, Roivant shall deliver a list, as of the Closing Date, of all Clinical

Trials and pre-clinical and non-clinical studies being conducted by or on behalf of any member of the Contributed Entity Group with regard to a Product Candidate, including (i) the Sponsor of each such Clinical Trial, (ii) the Entities that are party to each applicable Clinical Trial Agreement and (iii) the name in which each Clinical Trial Authorization required to conduct each aforementioned Clinical Trial is held.

SECTION 7.20                                           Strategic Cooperation Agreement Matters.

(a)                               In respect of the Technical Services (as defined in the Strategic Cooperation Agreement) and Additional Technical Services (as defined in the Strategic Cooperation Agreement) that may be performed pursuant to the Strategic Cooperation Agreement, during the Pre-Closing Period the Parties shall develop a mutually agreeable policy governing the installation or incorporation of any third party Software, including any Public Software, in any of the information technology systems or Software of the Service Recipients (as defined in the Strategic Cooperation Agreement).  From and after the Agreement Date and until such policy has been completed, Roivant shall continue to operate under its policy existing as of the Agreement Date regarding third party Software.

(b)                              During the Pre-Closing Period, the Parties shall develop a mutually agreeable policy governing the merging and/or deployment of DrugOme Foreground IP (as defined in the Strategic Cooperation Agreement) including customary controls and protocols for testing of such DrugOme Foreground IP, prior to deployment in the production environment, necessary to ensure the stability, reliability and security of the DrugOme Technology (as defined in the Strategic Cooperation Agreement) and DrugOme Foreground IP. Such policy may be updated from time to time subject to mutual agreement. Until otherwise agreed in writing by the Parties, when merging or deploying code that will impact core DrugOme Technology master file production code, Roivant will be responsible for ensuring that such actions do not materially impair the functionality, stability, reliability and/or security of the DrugOme Technology and DrugOme Foreground IP.

(c)                               During the Pre-Closing Period, the Parties will use commercially reasonable efforts to agree on a statement of work under the Strategic Cooperation Agreement to develop and deploy DrugOme Foreground IP that will measure each Parties’ actual usage of the DrugOme Technology and DrugOme Foreground IP.  Each of Roivant and Sumitomo, shall bear their own respective costs resulting from the performance of such statement of work.

(d)                             During the Pre-Closing Period, each Party will, and will cause each of their respective Subsidiaries to, use commercially reasonable efforts to enter into Statements of Work (as defined in the Strategic Cooperation Agreement) as necessary or advisable to enable efficient and effective performance under the Strategic Cooperation Agreement beginning immediately following the Closing, including entering into Statements of Work consistent with the terms set forth in the Strategic Cooperation Agreement (i) for Roivant to maintain, support and host the Data Architecture and DevOps Technology in accordance with Section 4.5(a) of the Strategic Cooperation Agreement, (ii) for Roivant and Sumitomo to jointly maintain, support and host the Digital Innovation Project Technology (as defined in the Strategic Cooperation Agreement) in accordance with Section 4.5(b) of the Strategic Cooperation Agreement and (iii) for Sumitomo to

maintain, support and host the DrugOme Technology in accordance with Section 4.5(c) of the Strategic Cooperation Agreement.

ARTICLE VIII
TAX MATTERS

SECTION 8.01                                           Responsibility for Filing Tax Returns. Roivant shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the members of the Contributed Entity Group, and, solely to the extent reasonably expected to affect Taxes of any member of the Contributed Entity Group in any Post-Closing Tax Period, with respect to the Contributed Assets, that are due on or prior to the Closing Date, and Sumitomo will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the members of the Contributed Entity Group, and with respect to the Contributed Assets, that are due after the Closing Date with respect to any Pre-Closing Tax Period and any Straddle Period (each, a “Sumitomo Prepared Tax Return”). Except as required by applicable Law or final determination by an applicable Governmental Authority, all such Tax Returns shall be prepared in a manner consistent with past practice. Sumitomo will submit such Sumitomo Prepared Tax Returns to Roivant for its review and comment at least 20 days prior to the due date of any income or other material Tax Return including extensions (or as soon as reasonably practicable in the case of other Tax Returns) and Sumitomo will incorporate any comments made by Roivant prior to the filing of such Tax Return.

SECTION 8.02                                           Responsibility for Payment of Taxes. Roivant, on behalf of the members of the Contributed Entity Group, will timely pay (or cause to be timely paid) all Taxes due on any Tax Return prepared by Roivant pursuant to Section 8.01. Any Taxes of a member of the Contributed Entity Group with respect to any Straddle Period will be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins after the Closing Date (such portion, a “Post-Closing Straddle Period”) where the Pre-Closing Straddle Period amount will be (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period and (ii) in the case of any Tax based upon or related to income or receipts, the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date, and in the case of any Taxes attributable to the ownership of an equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), as if a taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the close of business on the Closing Date. For purposes of this Section 8.02, any exemption, deduction, credit or other item for a Straddle Period will be allocated in the same manner as described in the previous sentence.  If Roivant would be required to indemnify for any Taxes reflected on a Sumitomo Prepared Tax Return pursuant to Section 10.02(f), Roivant will pay such amount to Sumitomo on or prior to the due date for payment of such Taxes.

SECTION 8.03                                           Tax Cooperation. Sumitomo and Roivant shall cooperate in good faith, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Action with respect to Taxes including Tax Returns and Transfer Taxes described in Section 8.06. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records, books of account, powers of attorney and materials (at the requesting Party’s expense) which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sumitomo and Roivant agree to (a) retain all books and records with respect to Tax matters pertinent to the members of the Contributed Entity Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority (notwithstanding the foregoing, under no circumstances will this Section 8.03 require the provision of any Tax Returns of Sumitomo or any Affiliates thereof, other than the members of the Contributed Entity Group or any other Person liable for Taxes of a Contributed Entity Group member as a transferee or successor) and (b) use commercially reasonable efforts to deliver or make available to Sumitomo, within 60 calendar days after the Closing Date, copies of all such books and records in Roivant’s possession not already in a member of the Contributed Entity Group’s or their Affiliates’ possession. Sumitomo, the Contributed Entity Group and Roivant agree, upon reasonable request, to use their commercially reasonable efforts to cooperate with the other in obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate Taxes (including Transfer Taxes) arising in connection with the Transactions.

SECTION 8.04                                           Contest Provisions. If, subsequent to the Closing, Sumitomo or a member of the Contributed Entity Group receives notice of any audit, administrative proceeding or inquiry or judicial proceeding involving Taxes for any Pre-Closing Tax Period or Straddle Period that Sumitomo believes may result in a Roivant indemnification obligation under Article X (a “Tax Contest”), then within five Business Days after receipt of such notice, Sumitomo will notify Roivant of such notice; provided, however, any failure to so notify Roivant of any Tax Contest will not relieve Roivant of any Liability with respect to such Tax Contest except to the extent Roivant was materially prejudiced as a result thereof.  Except as provided in Section 8.04 of the Roivant Disclosure Schedule, Sumitomo will have the right to control the conduct and resolution of any Tax Contest; provided, however, that Roivant shall be permitted to participate in the conduct and resolution of such Tax Contest. Sumitomo will keep Roivant reasonably informed of all material developments in any Tax Contest on a timely basis, and Sumitomo will not resolve such Tax Contest without Roivant’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.

SECTION 8.05                                           Amended Returns. Except as otherwise required by applicable Law or as otherwise contemplated by this Agreement, Sumitomo will not, nor will Sumitomo cause or permit its Subsidiaries to, without the prior written consent of Roivant (which consent will not be unreasonably withheld, conditioned or delayed), amend any Tax Return of a member of the Contributed Entity Group for any Pre-Closing Tax Period.

SECTION 8.06                                           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) will be timely paid by Roivant, and Roivant will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Sumitomo or the relevant member of the Contributed Entity Group will join in the execution of any such Tax Returns and other documentation, and cooperate as necessary in the filing of such Tax Returns.  None of the members of the Contributed Entity Group, Escrow Agent, or Sumitomo or its Subsidiaries shall bear the cost of any Transfer Taxes.  To the extent Sumitomo or any of its Affiliates (including a member of the Contributed Entity Group) would be liable under applicable Law for the payment of Transfer Taxes, Roivant will provide Sumitomo with evidence satisfactory to Sumitomo that such Transfer Taxes have been paid by Roivant, on behalf of the members of the Contributed Entity Group, within 90 days after the Closing.

SECTION 8.07                                           Refunds, Credits and Overpayments.  Roivant shall be entitled to any refund, credit or overpayment of (i) Taxes of any Contributed Entity Group member allocable to any Pre-Closing Tax Period, (ii) Transfer Taxes and (iii) the refunds, credits or overpayments described in Section 8.07 of the Roivant Disclosure Schedule.  Sumitomo shall (or shall cause the applicable Contributed Entity Group member to) use commercially reasonable efforts to obtain any such refund from the applicable Tax Authority.  Sumitomo shall pay Roivant the amount of any such refund, credit or overpayment (A) in the case of a refund, at the time such refund, credit or overpayment is actually received, and (B) in the case of a credit or overpayment, at the time of the filing of the relevant Tax Return for the Tax period related to the relevant credit or overpayment, in each case, net of any reasonable out-of-pocket costs incurred by or on behalf of Sumitomo in obtaining such refund, credit or overpayment.  To the extent such refund, credit or overpayment is subsequently disallowed or required to be returned to the applicable Governmental Authority, Roivant agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Sumitomo or such Governmental Authority, as the case may be.

SECTION 8.08                                           Power of Attorney. Any power of attorney of any member of the Roivant Group (other than any member of the Contributed Entity Group) with respect to Taxes or Tax Returns of the members of the Contributed Entity Group shall be terminated as of the Closing Date.

SECTION 8.09                                           Post-Closing Actions. Sumitomo shall not cause or permit any member of the Contributed Entity Group to take or fail to take any action on the Closing Date after the Closing outside of the ordinary course of business that results in Taxes of the Contributed Entity Group or the Roivant Remaining Group.

ARTICLE IX
CONDITIONS TO CLOSING

SECTION 9.01                                           Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of Sumitomo and Roivant:

(a)                               any waiting periods (and any extensions thereof) under the HSR Act have expired or have been terminated and all other necessary approvals under any material Antitrust Laws as may be required for the completion of the Transactions have been received; and

(b)                              (i) no temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions has been issued by any court of competent jurisdiction that remains in effect, and there is no Law enacted that makes consummation of the Transactions illegal and (ii) there is no Action pending or threatened in writing against Sumitomo, Roivant or their respective Affiliates by any Governmental Authority or any Law proposed, enacted or deemed applicable (A) seeking to enjoin or make illegal or otherwise restrain or prohibit the consummation of the Transactions or (B) seeking to impose any criminal sanctions or criminal Liability on Sumitomo, Roivant or their respective Affiliates in connection with the Transactions.

SECTION 9.02                                           Conditions to Obligations of Roivant and the Strategic Alliance Entities. The obligations of Roivant to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by Roivant:

(a)                               The representations and warranties of Sumitomo set forth in this Agreement (when read without any exception or qualification as to materiality) shall be true and correct as of the Closing Date as though made on the Closing Date (except that, in each case, those representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sumitomo Material Adverse Effect;

(b)                              All of the covenants and obligations that Sumitomo is required to comply with or to perform at or prior to the Closing pursuant to this Agreement have been complied with and performed in all material respects; and

(c)                               Sumitomo has delivered or caused to be delivered all closing deliveries set forth in Section 3.04.

SECTION 9.03                                           Conditions to Obligation of Sumitomo. The obligation of Sumitomo to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by Sumitomo:

(a)                               (i) Each of the representations set forth in Sections 4.03(a), (b) and (d) and Section 5.03(a) (when read without any exception or qualification as to materiality or Material Adverse Effect or any similar limiting concept) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except that any such representations that are made as of a specific date need only be true and correct as of such date), except for such inaccuracies that in the aggregate would not involve Equity Participations with a value in excess of $2,000,000, (ii) each of the Roivant Fundamental Representations (other than those covered in the immediately preceding clause (i)) (when read without any exception or qualification as to materiality, material to the Contributed Entity Group or Material Adverse Effect or any similar limiting concept) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that any such Roivant Fundamental Representations that are made as of a specific date need only be true and correct as of such date); and (iii) all other representations and warranties of Roivant contained in this Agreement shall be true and correct (when read without any exception or qualification as to materiality, material to the Contributed Entity Group or Material Adverse Effect or any similar limiting concept) as of the Closing Date as though made on the Closing Date (except that any such representations and warranties that are made as of a specific date need only be true and correct as of such date), in each case except for breaches as to matters that, individually or in the aggregate, have not had, or would not reasonably be expected to have (A) in the case any such representations and warranties of Roivant contained in Article IV or Article V, a Strategic Alliance Group Material Adverse Effect and (B) in the case of any such representations and warranties of Roivant contained in Article V, a Roivant Material Adverse Effect;

(b)                              Each of the covenants and obligations that the Roivant Parties are required to comply with or to perform at or prior to the Closing pursuant to this Agreement have been complied with and performed in all material respects, and the Pre-Closing Reorganization shall have been consummated in accordance with the Reorganization Plan;

(c)                               Since the date of the Interim Balance Sheet of such Entities, there has not occurred, and no event has occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have, (i) any Material Adverse Effect on the Roivant Remaining Group, taken as a whole, (ii) any Material Adverse Effect on Myovant and its Subsidiaries, taken as a whole, (iii) any Material Adverse Effect on Urovant and its Subsidiaries, taken as a whole, or (iv) any Material Adverse Effect on the Contributed Entity Group, taken as a whole;

(d)                             Board approval and shareholder approval of Roivant with respect to the issuance of the Roivant Equity have been obtained and are in full force and effect;

(e)                               There is no Action pending or threatened in writing against Sumitomo, Roivant or their respective Affiliates by any Governmental Authority or any Law proposed, enacted or deemed applicable that (i) seeks to enjoin or make illegal or otherwise restrain or prohibit the consummation of the Transaction, (ii) could reasonably be expected to result in the Transactions being rescinded following consummation, (iii) would reasonably be expected to result in the imposition of a Burdensome Condition, or (iv) seeks to impose any criminal sanctions or criminal Liability on Sumitomo, its Affiliates or the Contributed Entity Group in connection with the Transactions;

(f)                                Based on IFRS, Sumitomo has the ability to consolidate, for accounting purposes, all Strategic Alliance Entities at the Closing;

(g)                              The items set forth on Section 9.03(g) of the Roivant Disclosure Schedule shall have occurred;

(h)                              Roivant shall have delivered to Sumitomo a written certification that the Duke License Agreement has not since the Agreement Date been modified or amended and remains in full force and effect; and

(i)                                  The Roivant Parties will have delivered or caused to be delivered all closing deliveries set forth in Section 3.03.

ARTICLE X
INDEMNIFICATION

SECTION 10.01                                   Survival.

(a)                               Representations and Warranties. The representations and warranties of Roivant and Sumitomo contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing, but only to the following extent:

(i)                                  the Fundamental Representations and the representations set forth in Section 4.17 (Taxes) will survive the Closing and terminate at 11:59 p.m. Eastern time on the date that is 30 calendar days after the expiration of the applicable statute of limitations; and

(ii)                              the representations and warranties of Roivant and Sumitomo (other than the Fundamental Representations, the representations set forth in Section 4.16(b) (Intellectual Property; Data Protection) and the representations set forth in Section 4.17 (Taxes)) will terminate at 11:59 p.m. Eastern time on the Escrow Release Date; and

(iii)                          the representations and warranties of Roivant set forth in Section 4.16(b) (Intellectual Property; Data Protection) will terminate at 11:59 p.m. Eastern Time on the date that is 36 months following the Closing Date.

(b)                              Covenants. All covenants and agreements of the Parties that by their terms are to be performed in full prior to the Closing shall survive the Closing until the Escrow Release Date, and all covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing shall survive in accordance with their respective terms.

(c)                               Survival Until Resolution. Notwithstanding anything to the contrary set forth in Section 10.01(a) or Section 10.01(b), if, at any time prior to the applicable termination date set forth therein, either Party (acting in good faith) delivers to the other Party a written notice of a Roivant Claim or Sumitomo Claim, as the case may be, then the claim asserted in such notice shall survive the expiration or termination of the applicable statute of limitations time period, including as set forth in this Section 10.01 until such time as such claim is fully and finally resolved, and no Party will assert that any shorter statute of limitations period applies prior to such time.

(d)                             No Shortening of Time for Fraud. Notwithstanding the foregoing provisions of this Section 10.01, in no event will the provisions of this Section 10.01 have the effect of reducing or limiting any statute of limitations for any claims based on knowing and intentional fraud or any knowing and intentional breach of this Agreement.

SECTION 10.02                                   Indemnification of Sumitomo Indemnified Parties. Subject to the limitations set forth in Section 10.04 below, from and after the Closing, Roivant will (without duplication with respect to any other payment made pursuant to this Agreement) indemnify, defend and hold harmless the Sumitomo Indemnified Parties from, against and in respect of, and pay the Sumitomo Indemnified Parties the amount of, any and all Damages that are suffered or incurred by any of the Sumitomo Indemnified Parties that are based upon, arise out of, with respect to or by reason of any of the following (each, a “Sumitomo Claim”):

(a)                               any inaccuracy in, or breach or failure of (i) any representation or warranty made by any member of the Roivant Group in Article IV or any certificate delivered at the Closing (other than any Roivant Fundamental Representations and the representations set forth in Section 4.17 (Taxes)) to be true and correct in all respects as of the Agreement Date or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date) and (ii) any Roivant Fundamental Representation (other than any such Roivant Fundamental Representation for which the Sumitomo Indemnified Parties would not have otherwise suffered or incurred Damages except by virtue of Sumitomo’s acquisition of the Roivant Equity) or any representations set forth in Section 4.17 (Taxes) to be true and correct in all respects as of the Agreement Date or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date), in each case of the foregoing clauses (i) and (ii), without giving effect to any qualifications of materiality, material to the Contributed Entity Group taken as a whole, Strategic Alliance Group Material Adverse Effect or Roivant Material Adverse Effect, or other similar limitations or qualifications;

(b)                              any breach or non-fulfillment of any covenant or agreement made or to be performed by a member of the Roivant Group in this Agreement;

(c)                               Excluded Liabilities;

(d)                             except to the extent taken into account in the determination of the Closing Payment, any amount by which (i) the actual unpaid Transaction Expenses exceed the unpaid Transaction Expenses reflected in the calculation of the Closing Payment, (ii) the actual Company Debt exceeds the amount of Company Debt reflected in the calculation of the Closing Payment, (iii) the actual amount of Change of Control Payments exceeds the amount of Change of Control Payments reflected in the calculation of the Closing Payment, and (iv) the actual amount of Approved Adjustments is less than the amount of Approved Adjustments reflected in the calculation of the Closing Payment;

(e)                               Leakage to the extent not taken into account in the determination of the Closing Payment;

(f)                                except to the extent taken into account as a reduction in the calculation of the adjustments in the Closing Payment, (i) any Taxes of a member of the Contributed Entity Group with respect to any Pre-Closing Tax Period (including a Pre-Closing Straddle Period), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Contributed Entity Group is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or foreign Law, (iii) Taxes of any other Person imposed on a member of the Contributed Entity Group arising under the principles of transferee or successor liability or, in each of the following cases other than pursuant to a Contract the primary purpose of which is not the sharing of Taxes, by Contract, under indemnity obligation or otherwise, in each case, relating to an event or transaction occurring before the Closing Date, (iv) any Taxes of the Contributed Entity Group resulting from the Pre-Closing Reorganization, (v) Transfer Taxes or any Taxes of a member of the Roivant Remaining Group, in each case in this clause (v), imposed on Sumitomo or any of its Affiliates (including the Contributed Entity Group) and (vi) any Specified Taxes;

(g)                              any of the matters described in Section 10.02(g) of the Roivant Disclosure Schedule; and

(h)                              any of the matters described in Section 10.02(h) of the Roivant Disclosure Schedule.

SECTION 10.03                                   Indemnification of Roivant Indemnified Parties. Subject to the limitations set forth in Section 10.04 below, from and after the Closing, Sumitomo will (without duplication with respect to any other payment made pursuant to this Agreement) indemnify, defend and hold harmless the Roivant Indemnified Parties from, against and in respect of, and pay the Roivant Indemnified Parties the amount of, any and all Damages that are suffered or incurred by any of the Roivant Indemnified Parties that are based upon, arising out of, with respect to or by reason of any of the following (each, a “Roivant Claim”):

(a)                               any inaccuracy in, or breach or failure of (i) any representation or warranty made by Sumitomo in Article VI (other than any Sumitomo Fundamental Representations) to be true and correct in all respects as of the Agreement Date or the  Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date) and (ii) any Sumitomo Fundamental Representation to be true and correct in all respects as of the Agreement Date or the Closing Date (except for representations and warranties that expressly relate to a specified date, in which case the inaccuracy in or breach or failure of which will be determined with reference to such specified date), in each case of the foregoing clauses (i) and (ii), without giving effect to any materiality, Sumitomo Material Adverse Effect or other similar limitations or qualifications;

(b)                              any breach or non-fulfillment of any covenant or agreement made or to be performed by Sumitomo in this Agreement;

(c)                               any amount by which (i) the actual unpaid Transaction Expenses is less than the unpaid Transaction Expenses reflected in the calculation of the Closing Payment, (ii) the actual amount of Approved Adjustments is greater than the amount of Approved Adjustments reflected in the calculation of the Closing Payment and (iii) the actual amount of Change of Control Payments is less than the amount of Change of Control Payments reflected in the calculation of the Closing Payment;

(d)                             (i) any Taxes arising out of, with respect to or by reason of a breach or non-fulfillment of Section 8.09; and (ii) any Taxes of a member of the Contributed Entity Group with respect to any Post-Closing Tax Period (including a Post-Closing Straddle Period) imposed on Roivant or any of its Affiliates;

(e)                               except for Excluded Liabilities or any other Liabilities or Damages for which Roivant is required to indemnify the Sumitomo Indemnified Parties pursuant to Section 10.02 (in each case, without giving effect to any limitations on indemnification, including as a result of the Basket, Per Claim Threshold, the Cap and the survival periods), (i) any Damages resulting from a claim asserted by a Person that is not a member of the Roivant Remaining Group against a member of the Roivant Remaining Group but only to the extent such Damages would not have been incurred by a member of the Roivant Remaining Group but for Roivant’s ownership of the Strategic Alliance Entities, whether any such Damages result from events occurring before or after the Closing, and (ii) any Assumed Liabilities (as defined in the Reorganization Plan); and

(f)                                any of the matters described in Section 10.03(f) of the Sumitomo Disclosure Schedule.

SECTION 10.04                                   Limits on Indemnification. Recovery by the Sumitomo Indemnified Parties and the Roivant Indemnified Parties pursuant to this Agreement will be subject to the following limitations:

(a)                               Sumitomo Threshold to Recovery of Damages. Except for Damages incurred as a result of an inaccuracy in or breach of the representations and warranties set forth in Section 4.16(b) (Intellectual Property; Data Protection), no Sumitomo Indemnified Party may recover Damages from the Escrow Fund in respect of any indemnification pursuant to Section 10.02(a)(i):

(i)                                  until the aggregate amount (without duplication) of Damages to the Sumitomo Indemnified Parties has exceeded $4,750,000 (the “Basket”), and then only to the extent of any such excess; and

(ii)                              for any individual items, or series of related items, where the Damage relating thereto is less than $50,000 (the “Per Claim Threshold”); provided, however, such items below the Per Claim Threshold shall be aggregated for purposes of Section 10.04(a)(i) and provided further that the Per Claim Threshold shall not apply to any claims made for an item or series of related items after the Sumitomo Indemnified Parties have incurred $12,000,000 in Damages (whether or not indemnified by Roivant under this Agreement).

(b)                              Roivant Threshold to Recovery of Damages. No Roivant Indemnified Party may recover Damages from Sumitomo in respect of any indemnification pursuant to Section 10.03(a)(i):

(i)                                  until the aggregate amount (without duplication) of Damages to the Roivant Indemnified Parties has exceeded the Basket, and then only to the extent of any such excess; and

(ii)                              for any individual items, or series of related items, where the Damage relating thereto is less than Per Claim Threshold; provided, however, such items below the Per Claim Threshold shall be aggregated for purposes of Section 10.04(b)(i) and provided further, that the Per Claim Threshold would not apply to any claims made for an item or series of related items after the Roivant Indemnified Parties have incurred $12,000,000 in Damages (whether or not indemnified by Sumitomo under this Agreement).

(c)                               Caps on Recovery of Damages.

(i)                                  With regard to (A) indemnification for Damages under Section 10.02(a)(i) (other than those that are the subject of the following clause (B) or (C)), Sumitomo may not recover an amount of aggregate Damages in respect of such claims that exceeds $9,500,000 and amounts retained in the Escrow Fund will serve as the Sumitomo Indemnified Parties’ sole source of recovery from Roivant in respect thereof; (B) indemnification for Damages under Section 10.02(a)(i) in respect of any such claim that is excluded from the coverage provided under the R&W Policy by the terms of the R&W Policy (and not as a result of any action or inaction of the Sumitomo Indemnified Parties), Sumitomo may not recover an amount of aggregate Damages in respect of such claims that exceeds $150,000,000; (C) indemnification for Damages under Section 10.02(a)(i) to the extent related to a breach of Section 4.10 (Sufficiency) or Section 4.16(b) (Intellectual Property; Data Protection), a Sumitomo Indemnified Party must first seek recourse against the Escrow Fund, but, if such funds are insufficient to satisfy Roivant’s indemnification obligations with respect thereto, such Sumitomo Indemnified Party may recover its Damages directly from Roivant, but may not recover an amount of aggregate Damages in respect of all such claims that exceeds $100,000,000; and (D) indemnification for Damages under Section 10.02(h), a Sumitomo Indemnified Party must first seek recourse against the Escrow Fund, but, if such funds are insufficient to satisfy Roivant’s indemnification obligations with respect thereto, such Sumitomo Indemnified Party may recover its Damages directly from Roivant, but may not recover an amount of aggregate Damages in respect of all such claims that exceeds $100,000,000.

(ii)                              With regard to indemnification for Damages under Section 10.02(a)(ii) through Section 10.02(g), a Sumitomo Indemnified Party must first seek recourse against the Escrow Fund, but, if such funds are insufficient to satisfy Roivant’s indemnification obligations with respect thereto, such Sumitomo Indemnified Party may recover its Damages directly from Roivant, but may not recover an amount of aggregate Damages in respect of all such claims that exceeds the Cap; provided, however, that (A) the foregoing Cap shall not apply to any indemnification claim under Section 10.02(c) or Section 10.02(f) and (B) the requirement to first seek recourse against the Escrow Fund before seeking recourse directly from Roivant shall not apply to (x) any claim arising out of or relating to any breach of a representation or warranty in Section 4.17 (Taxes), other than a representation or warranty under Section 4.17(q) or Section 4.17(r), (y) any claim arising under Section 10.02(c) or Section 10.02(f) or (z) any claim arising out of or relating to any knowing and intentional breach of any representation, warranty, agreement or covenant set forth in this Agreement and, with respect to any claim set forth in the foregoing clause (x), (y) or (z), a Sumitomo Indemnified Party may, at its discretion, seek recourse against the Escrow Fund and/or directly from Roivant.

(iii)                          With regard to indemnification claims made by a Roivant Indemnified Party under (A) Section 10.03(a)(i), a Roivant Indemnified Party may not recover an amount of aggregate Damages in respect of such claims that exceeds $9,500,000 and (B) Section 10.03(a)(ii) through Section 10.03(f), a Roivant Indemnified Party may not recover an amount of aggregate Damages in respect of such claims that exceeds the Cap.

(d)                             Once Damages are agreed to by the indemnifying party or finally adjudicated to be payable under this Article X, such indemnifying party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to an account specified by the indemnified party. The Parties agree that should the indemnifying party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the indemnifying party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 4%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(e)                               No Limitation on Recovery for Fraud. In no event will the provisions of this Section 10.04 have the effect of reducing or limiting any recovery for any claims based on knowing and intentional fraud (except with respect to forward looking statements regarding the future prospects of the Roivant Group or the Contributed Entity Group) or any knowing and intentional breach of this Agreement, and the Sumitomo Indemnified Parties (or the insurers providing the R&W Insurance pursuant to any subrogation rights they may have under the R&W Insurance) may seek recovery directly from Roivant for any such claims without first seeking recovery from the Escrow Fund.

(f)                                Calculation of Damages; Mitigation.

(i)                                  The amount of any Damage for which indemnification is provided under this Article X shall be net of any amounts recovered by the indemnified party under insurance policies (including the R&W Insurance) with respect to such Damage, net of any (a) retentions or deductibles paid or incurred under such other insurance policies, (b) increase in premiums (including retroactive premiums) for such insurance policies or renewals of such insurance policies and (c) the cost of such recovery. The availability of any such insurance shall not preclude a claim hereunder. Nothing herein shall require Sumitomo to pursue recovery from the R&W Insurance if Damages are not recoverable thereunder on account of restrictions, limitations, retentions, or exclusions therein.

(ii)                              Notwithstanding anything to the contrary herein or provided under applicable Law, Damages shall exclude punitive, special or treble damages (except, in each case, to the extent any such Damages are awarded and paid by an indemnified party with respect to a Third-Party Claim).

(iii)                          Roivant and Sumitomo shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (i) resolve any such claim or Liability and (ii) to the extent required by Law, mitigate any Damage for which indemnification is sought under this Agreement; provided, however, that the reasonable out-of-pocket costs of such mitigation shall constitute Damages for purposes of this Agreement. In the event that Roivant or Sumitomo shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or Liability to the extent required by Law, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any such Damages that would reasonably be expected to have been avoided if Roivant or Sumitomo, as the case may be, had made such efforts.

(iv)                          Notwithstanding anything to the contrary herein, the amount of any Damage for which indemnification is required to be provided by Roivant under this Article X to the extent incurred by a Sumitomo Indemnified Party that is a member of the Public Entity Group shall be limited to the portion of such Damage equal to Sumitomo’s equity ownership percentage of such member of the Public Entity Group as of immediately following the Closing.

(g)                              The Parties agree to the provisions set forth in Section 10.04(g) of the Roivant Disclosure Schedule.

SECTION 10.05                                   Notification of Certain Claims. Except as otherwise provided in Section 8.04:

(a)                               If any Sumitomo Indemnified Party or Roivant Indemnified Party believes that it has a bona fide claim for indemnification pursuant to this Article X, other than in respect of a Third-Party Claim, then the applicable Party may deliver to the indemnifying party a certificate (any certificate delivered in accordance with the provisions of this Section 10.05(a), a “Claim Certificate”): (i) stating that such Person has a claim for indemnification pursuant to this Article X, (ii) to the extent possible, containing a good faith, non-binding, preliminary estimate of the amount such Person claims to be entitled to receive, which shall be the amount of Damages such Person claims to have so incurred or suffered or could reasonably be expected to incur or suffer and (iii) specifying in reasonable detail (based upon the information then possessed by such Person) the material facts known to such Person giving rise to such claim.

(b)                              No delay in providing such Claim Certificate will affect the indemnification provided hereunder except and then only to the extent that the indemnifying party is materially prejudiced thereby.

(c)                               In the case of a Sumitomo Indemnified Party, if the Escrow Fund has not been fully released as of such time, at the time of delivery of any Claim Certificate to Roivant, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Sumitomo (on behalf of itself or any other Sumitomo Indemnified Party).

(d)                             If an indemnifying party in good faith objects to any claim made in any Claim Certificate, then such indemnifying party shall deliver a written notice (a “Claim Dispute Notice”) to the Person seeking Indemnification during the 30-day period commencing upon receipt by the indemnifying party of the Claim Certificate. The Claim Dispute Notice will set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Claim Certificate. If such indemnifying party does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, such claim specified by the indemnified party in such notice shall be conclusively deemed to be Damages of the indemnifying party and the indemnifying party shall pay the amount of such Damages to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined, except to the extent limited by Section 10.04.

(e)                               If a Claim Dispute Notice is properly delivered hereunder, then Sumitomo and Roivant will attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Sumitomo and Roivant agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Sumitomo and Roivant will be prepared and signed by both Parties.

(f)                                If no such resolution can be reached during the 45-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either Sumitomo or Roivant may bring an Action to resolve the objection in accordance with Section 12.11.

SECTION 10.06                                   Procedures Relating to Indemnification for Third-Party Claims. Except as otherwise provided in Section 8.04:

(a)                               When an indemnified party receives notice of any Action that has been or may be brought or asserted by a third party against such indemnified party (a “Third-Party Claim”), then such indemnified party will, promptly after the later of the receipt of the notice of any such Third-Party Claim and the date on which such indemnified party determines that the Third-Party Claim is reasonably likely to give rise to a claim by such indemnified party for Damages under this Article X, notify the Party required to provide indemnification (the “indemnifying party”) of such Third-Party Claim by the delivery of a certificate regarding the same, which shall be deemed a Claim Certificate. The failure of such indemnified party to so notify the indemnifying party of the commencement of any such Third-Party Claim will not relieve the indemnifying party from Liability in connection therewith, except and only to the extent that the indemnifying party is materially prejudiced as a result of such failure to give notice.

(b)                              Within the earlier of (i) 30 days after delivery of such notification or (ii) 15 days prior to the due date for the answer or response to the Third-Party Claim, but subject to Section 10.06(c) regarding Special Claims, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such Third-Party Claim if such notice includes an acknowledgement of the indemnifying party that any Damages that may be assessed in connection with the Third-Party Claim shall constitute Damages for which the indemnified party will be indemnified pursuant to this Article X without contest or objection and an acknowledgement that the indemnifying party will advance all reasonable, documented, out-of-pocket expenses and costs of defense (a “Third-Party Claim Assumption Notice”).

(c)                               Notwithstanding the foregoing provisions of Section 10.06(b), in no event may the indemnifying party, without the indemnified party’s written consent (which may be withheld in its sole discretion), assume, maintain control of, or participate in, the defense of any Third-Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, (ii) in which any relief other than monetary damages is sought against any indemnified party (other than such other relief that is incidental and de minimis to monetary damages as the primary relief sought) and (iii) if, in the event the Third-Party Claim were to be unfavorably decided or resolved, and after aggregating with all other potential claims for indemnification, the indemnifying party would be reasonably likely to be liable for Damages in excess of amounts required to be paid under this Article X (collectively, clauses (i) – (iii), the “Special Claims”).

(d)                             If the indemnifying party fails to deliver a Third-Party Claim Assumption Notice in accordance with Section 10.06(b), then the indemnified party will have the right to control and defend, and be reimbursed for its reasonable cost and expense relating to, the Third-Party Claim by all appropriate proceedings, to a final conclusion or settlement at the discretion of the indemnified party; provided, however, that the indemnifying party may contest indemnification with respect to any compromise or settlement of such Third-Party Claim entered into without its consent (which consent will not be unreasonably withheld, conditioned or delayed). The indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this Section 10.06(d), and the indemnifying party will bear its own costs and expenses with respect to such participation; provided that the indemnifying party will not be permitted to participate in such defense to the extent such participation would affect any privilege of the indemnified party in respect of such Third-Party Claim, and the indemnifying party will not admit any Liability, file any papers or consent to the entry of any judgment or propose to the third party, or enter into, any settlement agreement, compromise or discharge with respect to the Third-Party Claim without the prior written consent of the indemnified party.

(e)                               If the indemnifying party validly delivers a Third-Party Claim Assumption Notice in accordance with Section 10.06(b) (other than in respect of a Special Claim), (i) the indemnifying party shall not be Liable to the indemnified party for any legal expenses subsequently incurred thereby following the date of such delivery of the Third-Party Claim Assumption Notice in connection with the defense thereof; provided, that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, then the indemnifying party will be Liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which such indemnified party reasonably determines counsel is required, (ii) the indemnifying party will defend such claim in good faith, using a level of efforts that is commensurate with the level of efforts that it would use in the ordinary course if such claim were not subject to indemnification hereunder, (iii) the indemnified party shall have the right to participate in the defense thereof and to employ counsel reasonably satisfactory to the indemnifying party, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, and (iv) the indemnifying party shall be Liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.

(f)                                The controlling party shall (i) keep the non-controlling party advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the non-controlling party with respect thereto and (ii) deliver to the non-controlling party, promptly after the controlling party’s receipt thereof, copies of all notices and documents (including court papers) received by the controlling party relating to the Third-Party Claim.

(g)                              The non-controlling party shall (i) reasonably cooperate with the controlling party in the defense or prosecution thereof, including the retention and (upon the controlling party’s reasonable request) the provision to the controlling party of records and information that are reasonably relevant to such Third-Party Claim, and (ii) use their reasonable best efforts to make their employees available on a mutually convenient basis to provide additional information and explanation of any material related to such Third-Party Claim.

(h)                              If an indemnifying party delivers a Third-Party Claim Assumption Notice, such indemnifying party shall not agree to any compromise, discharge or settlement of such Third-Party Claim or consent to any judgment in respect thereof, in each case without the prior written consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), unless (i) such compromise, discharge, or settlement provides for a complete and unconditional release of the indemnified party from all Liability with respect thereto and does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the indemnified party or any of its officers, directors, managers, employees, agents or Representatives, (ii) the settlement obligates such indemnifying party to pay the full amount of the Damages of the indemnified parties related to such Third-Party Claim, and (iii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the indemnified party or its Affiliates or other non-monetary relief to be satisfied by the indemnified party or its Affiliates.

(i)                                  Notwithstanding anything in this Section 10.06 to the contrary, the indemnified party will have the right, subject to the terms and conditions of Section 10.06(c), to conduct and control, through counsel of its choosing, the defense, settlement and compromise of, any Special Claim. Additionally, the indemnifying party will lose its right to contest, defend, litigate and settle the Third-Party Claim pursuant to Section 10.06(b) if it fails to accept a tender of the defense of the Third-Party Claim or ceases to actively and diligently conduct the defense in the reasonable determination of the indemnified party. In such event, the indemnified party will have the right, subject to the terms and conditions of Section 10.06(c), to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Party Claim.

(j)                                  If reasonably requested by the party controlling the defense of the Third-Party Claim, the non-controlling party will enter into a separate confidentiality or joint defense agreement prior to participating in the defense of any Third-Party Claim.

SECTION 10.07                                   Treatment of Adjustments. Roivant and Sumitomo agree that, except as otherwise required by applicable Law or a final determination by an applicable Governmental Authority, all payments made by or on behalf of either of them to or for the benefit of the other (including any payments to a Sumitomo Indemnified Party but, for clarity, not from the R&W Insurance) under this Article X will be treated as adjustments to the consideration payable pursuant to this Agreement for all applicable Tax purposes.

SECTION 10.08                                   No Right of Contribution. Each Party waives, and acknowledges and agrees that such Party will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution against the other Party, or any of such Party’s respective Representatives, Affiliates, assigns or successors, for any indemnification claims asserted by any Sumitomo Indemnified Parties or Roivant Indemnified Parties, as applicable, in connection with any indemnification obligation or any other liability to which such Party may become subject under or in connection with this Agreement.

SECTION 10.09                                   Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of a member of the Roivant Group in this Agreement, any Ancillary Document, or any other document, certificate or other instrument required to be delivered by a member of the Roivant Group under this Agreement will not be affected by any investigation conducted (or capable of being conducted) by any Sumitomo Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Sumitomo Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition to Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

SECTION 10.10                                   Exclusive Remedy.

(a)                               Each of the Parties acknowledges and agrees that (i) the indemnification provisions set forth in this Article X shall not be applicable with respect to any claims made by Sumitomo with respect to any inaccuracy in, or breach or failure of, any representation or warranty made by Roivant in Article V for which the Sumitomo Indemnified Parties would not have otherwise suffered or incurred Damages except by virtue of Sumitomo’s acquisition of the Roivant Equity, it being understood that with respect to such claims, Sumitomo shall be entitled to seek such recourse against Roivant as Sumitomo may have available to it under applicable Law, including as a result of a breach of contract (provided that, except in the case of knowing and intentional fraud (except with respect to forward looking statements regarding the future prospects of the Roivant Remaining Group) or any knowing and intentional breach of this Agreement, Roivant shall not owe any Damages to Sumitomo with respect thereto in excess of $1,000,000,000); and (ii) Sumitomo’s sole recourse for any inaccuracy in, or breach or failure of any representation or warranty made by Roivant in the definitive Option Agreement, shall be set forth in the definitive Option Agreement, and Sumitomo shall not have any indemnification claim pursuant to this Agreement, whether pursuant to Article X or otherwise, in respect thereof.

(b)                              Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth otherwise in this Agreement (including pursuant to Section 10.10(a) and Article VIII), this Article X will be the sole and exclusive remedy of the Sumitomo Indemnified Parties and Roivant Indemnified Parties from and after the Closing Date for any claims arising under this Agreement (and for purposes of clarity, each Party will be permitted to pursue any claims it may have pursuant to any Ancillary Agreement); provided, however, that the foregoing sentence will not be deemed a waiver by any party of any right to specific performance or injunctive or equitable relief and neither the foregoing sentence or anything else set forth in this Agreement will limit any right or remedy arising by reason of any claim of knowing and intentional fraud (except with respect to forward looking statements regarding the future prospects of the Roivant Group or the Contributed Entity Group) or any knowing and intentional breach of this Agreement.

(c)                               Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall limit Sumitomo’s ability to recover under the R&W Insurance in accordance with the terms thereof and (ii) the terms of the R&W Insurance will be given independent effect from the terms of this Agreement, except to the extent expressly set forth in the R&W Insurance.

ARTICLE XI
TERMINATION

SECTION 11.01                                   Termination Events. This Agreement may be terminated prior to Closing:

(a)                               by the mutual written consent of Sumitomo and Roivant;

(b)                              by either Roivant, on the one hand, or Sumitomo, on the other hand, by written notice to the other Parties if the Transactions shall not have been consummated on or before April 30, 2020 (the “Expiration Date”), except that no Party will be permitted to terminate this Agreement pursuant to the terms of this Section 11.01(b) if the failure to consummate the Transactions on or prior to the Expiration Date is the result of such Party’s breach of this Agreement in any material respect;

(c)                               by either Roivant, on the one hand, or Sumitomo, on the other hand, by written notice to the other if any Governmental Authority with jurisdiction over such matters shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable;

(d)                             by Sumitomo if (i) any representation or warranty of Roivant contained in this Agreement was inaccurate or was breached as of the Agreement Date, or has become inaccurate or has been breached as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 9.03(a) would not be satisfied or (ii) any of the covenants or obligations of a member of the Roivant Group contained in this Agreement have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of Roivant as of a date subsequent to the Agreement Date or a breach of a covenant by a member of the Roivant Group is curable by the same through the use of commercially reasonable efforts during the 60-day period after Sumitomo notifies Roivant in writing of the existence of such inaccuracy or breach (the “Roivant Cure Period”), then Sumitomo may not terminate this Agreement under this Section 11.01(d) as a result of such inaccuracy or breach prior to the expiration of the Roivant Cure Period; provided that Roivant, during the Roivant Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Sumitomo may not terminate this Agreement pursuant to this Section 11.01(d) if such breach is cured or if Sumitomo is then in material breach of this Agreement); and

(e)                               by Roivant if (i) any representation or warranty of Sumitomo contained in this Agreement was inaccurate or was breached as of the Agreement Date, or has become inaccurate or has been breached as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 9.02(a) would not be satisfied or (ii)

if any of Sumitomo’s covenants contained in this Agreement have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of Sumitomo as of a date subsequent to the Agreement Date or a breach of a covenant by Sumitomo is curable by the same through the use of commercially reasonable efforts during the 60-day period after Roivant notifies Sumitomo in writing of the existence of such inaccuracy or breach  (the “Sumitomo Cure Period”), then Roivant may not terminate this Agreement under this Section 11.01(e) as a result of such inaccuracy or breach prior to the expiration of the Sumitomo Cure Period; provided that Sumitomo, during the Sumitomo Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Roivant may not terminate this Agreement pursuant to this Section 11.01(e) if such breach is cured or if a member of the Roivant Group is then in material breach of this Agreement).

SECTION 11.02                                   Effect of Termination. If a Party wishes to terminate this Agreement pursuant to Section 11.01, then such Party will deliver to the other Parties to this Agreement a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. In the event of the termination of this Agreement, this Agreement will be of no further force or effect, except (a) as set forth in this Section 11.02 and Article XII, each of which will survive the termination of this Agreement and (b) nothing herein will relieve any Party from Liability for knowing and intentional fraud or any knowing and intentional material breach of this Agreement prior to such termination.

ARTICLE XII
GENERAL PROVISIONS

SECTION 12.01                                   Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including Transaction Expenses, incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such costs and expenses, whether or not the Closing has occurred. Notwithstanding the foregoing, without limitation, Sumitomo will be responsible for the payment of all fees of legal counsel and financial advisors to Sumitomo directly related to the Transactions, and Roivant will be responsible for the payment of all Transaction Expenses incurred by a member of the Contributed Entity Group, including the fees of legal counsel and financial advisors to any such Entity directly related to the Transactions.

SECTION 12.02                                   Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement will be in writing, in English, and shall be deemed to have been duly given: (a) on the date of delivery, if delivered in person (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving Party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving Party, (b) on the third Business Day following the date of dispatch, if delivered by an internationally recognized courier service (upon proof of delivery) or (c) upon receipt if delivered by certified or registered mail, return receipt requested; and in each case with a copy sent by email. In each case, notice will be addressed to a Party as specified in this Section 12.02:

If to Sumitomo (or after the Closing, a member of the Contributed Entity Group), addressed to:

Sumitomo Dainippon Pharma Co., Ltd.

6-8, Doshomachi 2-Chome, Chuo-ku

Osaka 541-0045 Japan

Attn.: Shigeyuki Nishinaka, Executive Officer,

Global Business Development

Email: shigeyuki-nishinaka@ds-pharma.co.jp

with a copy to (which will not constitute notice or service):

Jones Day

3161 Michelson Drive
Irvine, CA 92612-4412
Attn.: Jonn R. Beeson, Esq.

E-mail: jbeeson@jonesday.com

If to a member of the Roivant Group (other than a member of the Contributed Entity Group after the Closing) addressed to:

Roivant Sciences Ltd.

c/o Roivant Sciences, Inc.

320 West 37th Street, 5th Floor

New York, NY 10018

Attn.: Erik Zwicker, Head of Legal, Roivant Sciences, Inc.

E-mail: erik.zwicker@roivant.com

with a copy to (which will not constitute notice or service):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn.: Damien R. Zoubek, Esq. and O. Keith Hallam, III, Esq.

Email: dzoubek@cravath.com and khallam@cravath.com

or to such other place and with such other copies as each of Sumitomo or Roivant may designate as to itself by written notice to the other Parties (in accordance with this Section 12.02) at least 10 days prior to such address taking effect.

SECTION 12.03                                   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

SECTION 12.04                                   Entire Agreement. This Agreement, including the Roivant Disclosure Schedule, Exhibits and the other agreements referred to herein (including the Ancillary Documents), comprises the entire agreement of the Parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Roivant Disclosure Schedule, Exhibits or such other agreements and this Agreement, including such Roivant Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any Party hereto unless and until the same is executed and delivered by all of the Parties hereto.

SECTION 12.05                                   Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties hereto will bind, and inure to the benefit of, the successors (including any successor by merger, consolidation or division), heirs and permitted assigns of such Party. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a member of the Roivant Group without the prior written consent of Sumitomo, or assigned by Sumitomo without the prior written consent of Roivant, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Sumitomo (including a member of the Contributed Entity Group after the Closing) may without obtaining the prior written consent of Roivant, assign any of its rights, or delegate any of its obligations under this Agreement to any Affiliate of Sumitomo so long as (i) Sumitomo also remains obligated for the performance of its obligations under this Agreement and (ii) if such assignment is contemplated to occur prior to the Closing, such assignment would not reasonably be expected to have a Sumitomo Material Adverse Effect. Roivant will execute such acknowledgments of such assignments in such forms as Sumitomo may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 12.05 is void and of no force or effect.

SECTION 12.06                                   Amendment. This Agreement may not be amended except (a) prior to the Closing, by an instrument in writing signed on behalf of each of the Parties hereto and (b) after the Closing, by an instrument in writing signed on behalf of each of Sumitomo and Roivant.

SECTION 12.07                                   Waiver. Each Party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Party or Parties pursuant hereto or (c) waive compliance with any of the agreements of the other Parties or conditions to such Parties’ obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

SECTION 12.08                                   No Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement (except as provided in this Section 12.08), express or implied, is intended to confer upon any Person, including any union or any Roivant Worker, other than the Parties hereto, any rights or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement or any provision hereof. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) each of this Section 12.08 and Article X is intended to be for the benefit of, and enforceable by, the Roivant Indemnified Parties and the Sumitomo Indemnified Parties, as applicable, and (b) each of this Section 12.08 and Section 7.15 is intended to be for the benefit of, and enforceable by, the D&O Indemnitees.

SECTION 12.09                                   Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.  Each Party hereto irrevocably and unconditionally agrees (a) to waive any requirement for the security or posting of any bond in connection with any equitable remedy and (b) not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. Each Party hereto also irrevocably and unconditionally (i) submits to the jurisdiction of the Court of Chancery of the State of Delaware in connection with any Action brought in accordance with this Section 12.09, and agrees that it will not bring any such Action in any other court other than the Court of Chancery of the State of Delaware, or if (and only if) such court finds it lacks subject matter jurisdiction, any state or federal court sitting in the State of Delaware, and appellate courts thereof (the “Chosen Court”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees to waive, and not to assert by way of motion, defense or otherwise, in any such Action, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement may not be enforced in or by the above-named court and (iv) agrees to waive any right to trial of any issue by jury. With respect to any claims brought in accordance with this Section 12.09, each Party acknowledges and agrees that service of any process, summons, notice or document by delivery to and, to the Party’s respective address set forth in, Section 12.02 shall be effective service of process for any such Action. The Parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 12.10                                   Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) will be governed by the Law of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of New York.

SECTION 12.11                                   Dispute Resolution and Venue.

(a)                               Any dispute, claim or controversy arising out or relating to this Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement or the Ancillary Documents, including any claim based on contract, tort, statute, or constitution, or the determination of the scope or applicability of this Agreement to arbitrate, will be determined by binding arbitration seated in Paris, France. The arbitration will be conducted in English in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”), as modified in this Section 12.11. The arbitration shall be administered by the ICC in accordance with those rules.

(i)                                  The arbitration shall be conducted before three arbitrators (each, an “Arbitrator” and collectively, the “Tribunal”). One Arbitrator shall be selected by each of Sumitomo and Roivant. The third Arbitrator (the “Chair”) shall be selected by the other two Arbitrators or by the ICC if the two Party-appointed arbitrators cannot agree on the Chair.

(ii)                              The Tribunal or the Chair will have the power to order hearings and meetings to be held in such place or places as he or she or they deem in the interests of reducing the total cost to the parties of the arbitration. The arbitration proceedings will be conducted in English.

(iii)                          The Tribunal will have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the tribunal will not have the power to order punitive damages.

(iv)                          The Tribunal will have the power to issue any order or award to continue the Escrow Fund and more generally in relation to the Escrow Fund, until the amount of an estimated or anticipated Damages set forth in a Claim Certificate is finally determined by agreement between the Parties or by a final award.

(v)                              The Tribunal shall apply in the arbitration, in addition to the ICC Rules of Arbitration, the IBA Rules on the Taking of Evidence in International Arbitration.

(vi)                          The Tribunal may appoint expert witnesses only with the consent of all of the parties to the arbitration.

(vii)                      The award rendered by the Tribunal will be final and binding on the parties to the arbitration. Judgment on the award rendered by the Arbitrator or the Tribunal may be entered by any court having jurisdiction, or application may be made to such court for judicial recognition and enforcement of the award or for vacatur thereof, as the case may be. In conducting such proceedings, the Parties will exercise best efforts to disclose publicly only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(viii)                  Except as required by Law or in proceedings seeking the enforcement or vacatur of an arbitral award, no Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the documents presented and evidence produced by its opposing Parties, or any analyses or summaries derived from such evidence. To the extent permitted by Law, the arbitration shall be considered and treated by the Parties as a confidential proceeding.

(b)                              Each Party hereby agrees that this Agreement does not preclude any Party from seeking provisional remedies in aid of arbitration from any Chosen Court or from the arbitral tribunal once the arbitral tribunal is constituted. Each of the Parties will submit itself and its property to the personal jurisdiction of the court described in the first sentence of this subparagraph provided that the proceedings have been initiated to seek provisional remedies in aid of arbitration, will not attempt to deny or defeat such personal jurisdiction by motion or other application, will not bring any Action relating to this Agreement or any of the Transactions in any other court and will not assert as a defense that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Ancillary Documents may not be enforced in or by such courts.

(c)                               Delivery of process or other papers in the manner provided in Section 12.02 (Notices) in connection with any Action under this Agreement or in such other manner as may be permitted by Law will be valid and sufficient service thereof, and each Party irrevocably waives any defenses it may have to service in such manner.

(d)                             The Parties acknowledge that, for the avoidance of doubt, in no event is anything in this Section 12.11 intended to limit, or shall be construed to limit, in any manner, the Parties’ rights to seek specific performance in an Action instituted in any Chosen Court as set forth in Section 12.09.

SECTION 12.12                                   Cumulative Remedies. Subject to Section 10.10, all rights and remedies of the Parties hereto are cumulative of each other and of every other right or remedy any such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

SECTION 12.13                                   Representation by Counsel. Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Documents in their entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

SECTION 12.14                                   Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The Parties agree that this Agreement will be legally binding upon the electronic transmission, including by facsimile or email, by each Party of a signed signature page to this Agreement to the other Party.

SECTION 12.15                                   Disclosure. Nothing in the Roivant Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein unless the Roivant Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail; provided that any information disclosed in one section or subsection of the Roivant Disclosure Schedule shall also be deemed to be disclosed for purposes of other sections or subsections of the Roivant Disclosure Schedule if (a) reference is expressly made to such other section or subsection (by cross-reference or otherwise) or (b) it is reasonably apparent on the face of such disclosure that such disclosure applies to such other representations and warranties.

SECTION 12.16                                   Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) references made in this Agreement to an Article, Section, Exhibit or Schedule are references to an Article, Section, Exhibit, or Schedule of this Agreement, (b) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein (except that the Ancillary Documents (other than any agreements or documents giving effect to the Pre-Closing Reorganization) shall not be deemed part of this Agreement for purposes of Section 10.10(b)), (c) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (d) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”, (e) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (g) the following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders, (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein shall include any modification, amendment or re-enactment thereof, and any Law substituted therefore, in each case as of the time of inquiry, representation or covenant and all rules, regulations and statutory instruments issued or related to such Law, (i) any reference to a Governmental Authority shall be deemed also to refer to any successor thereto unless the context requires otherwise, (j) a reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, Contract, statute or regulation as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant, (k) neither the specification of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement, (l) no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement, (m) although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content), (n) references to a Person are also to its successors and permitted assigns, (o) the use of “or” is not intended to be exclusive unless expressly indicated otherwise and (p) all references to monetary amounts in this Agreement refer to U.S. dollars. In addition, when used in this Agreement, (x) the term “Roivant will cause a member of the Contributed Entity Group”, “Roivant will cause a member of the Roivant Group”, “Roivant will cause a member of the Public Entity Group” or phrases of similar import shall mean, as it relates to any of Roivant’s non-wholly owned Subsidiaries, “Roivant will take all actions within its control and in accordance with applicable Law (including in its capacity as a shareholder of such Entity and by causing any of its designees on the board of directors of such Entity to take or refrain from taking any action) to cause”, and (y) following the Closing for purposes of Section 7.11, the term “Sumitomo shall provide, or shall cause its Subsidiaries to” or phrases of similar import shall mean, as it relates to the members of the Public Entity Group, “Sumitomo will take all actions within its control and in accordance with applicable Law (including in its capacity as a shareholder of such Entity and by causing any of its designees on the board of directors of such Entity to take or refrain from taking any action) to cause”.

[Signature Page Follows]

IN WITNESS WHEREOF, Sumitomo, the Company, Roivant, Enzyvant, Altavant and Spirovant have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUMITOMO DAINIPPON PHARMA CO., LTD.

By: /s/ Hiroshi Nomura
Name: Hiroshi Nomura
Title: Representative Director, President & CEO

VANT ALLIANCE LTD.

By: /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

ROIVANT SCIENCES LTD.

By: /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

ENZYVANT THERAPEUTICS LTD.

By: /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

ALTAVANT SCIENCES LTD.

By: /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

SPIROVANT SCIENCES LTD.

By: /s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

[Signature Page to Transaction Agreement]